As filed with the Securities and Exchange Commission on October 21, 1996
                                                    Registration No. 33-8228-NY


                      SECURITIES AND EXCHANGE COMMISSION
                               Washington, D.C.
                                  ___________

                                   Form S-1
                            REGISTRATION STATEMENT
                                     Under
                          THE SECURITIES ACT OF 1933
                                  ___________

                             FLANDERS CORPORATION
                              previously known as
                           Elite Acquisitions, Inc.

              (Exact name of registrant as specified in charter)

     NORTH CAROLINA                   3564                     13-3368271
------------------------       -----------------         ----------------------
(State of Incorporation)       (primary standard            (I.R.S. Employer
                                industrial code)         Identification Number)


                           531 Flanders Filters Road
                       Washington, North Carolina 27889
                                (919) 946-8081
              (Address, including zip code, and telephone number,
             including area code, registrant's principal offices)


                                Steven K. Clark
                             Flanders Corporation
                           531 Flanders Filters Road
                       Washington, North Carolina 27889
                                (919) 946-8081
           (Name, address, including zip code, and telephone number,
                  including area code, of agent for service)


                                    copy to:

          William C. Gibbs                        Lawrence B. Fisher, Esq.
        Snell & Wilmer L.L.P.                Orrick, Herrington & Sutcliffe LLP
    111 East Broadway, Suite 900                       666 5th Avenue
     Salt Lake City, Utah 84111                   New York, New York 10103
           (801) 237-1900                              (212) 506-5000

                                  ___________

    Approximate date of commencement of proposed sale to public: As soon as practicable after this Registration Statement becomes effective.

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

    If this form is filed to register additional securities for an offering pursuant to Rule 426(b) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                                  ___________

                        CALCULATION OF REGISTRATION FEE
  Title of each class of                                   Proposed maximum offering      Proposed maximum          Amount of
securities to be registered  Amount to be registered <F1>     price per unit <F2>     aggregate offering price   registration fee
      __________                     __________                    __________                __________             __________

     Common Stock                     3,173,889                      $10.13                $32,151,495.57           $9,742.88

<F1>
Includes 240,000 shares that the Underwriters have the option to purchase to cover over-allotments, if any. Includes 1,333,889 shares being registered for resale on behalf of certain selling shareholders; the Company will not receive any proceeds from the sale of such shares.

<F2>
Computed in accordance with Rule 457(c) of the Securities Act of 1933 on the basis of the average of the high and low bid prices of the Common Stock on October 17, 1996.


    The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

                             FLANDERS CORPORATION

                             CROSS-REFERENCE SHEET
                  (Pursuant to Item 501(b) of Regulation S-K)

Registration Statement Item and Heading         Location in Prospectus

1.  Forepart of the Registration Statement
    and Outside Front Cover Page
    of Prospectus.............................  Outside Front Cover Page

2.  Inside Front and Outside Back Cover
    Pages of Prospectus.......................  Inside Front and Outside Back
                                                Cover Pages; Available Information

3.  Summary Information, Risk Factors
    and Ratio of Earnings to
    Fixed Charges.............................  Prospectus Summary; Risk Factors; Selected
                                                Consolidated Financial Data

4.  Use of Proceeds...........................  Use of Proceeds

5.  Determination of Offering Price...........  The Offering; Underwriting

6.  Dilution..................................  Dilution

7.  Selling Security Holders..................  Cover Page; Selling Securities Holders

8.  Plan of Distribution......................  Underwriting; Plan of Distribution

9.  Description of Capital Stock
    to be Registered..........................  Description of Capital Stock

10. Interests of Named Experts
    and Counsel...............................  Experts

11. Information with Respect to
    the Registrant............................  Outside Front Cover; Prospectus Summary; Risk
                                                Factors; Pro-Forma Consolidated Financial
                                                Statements; Selected Consolidated Financial Data;
                                                Management's Discussions and Analysis of Financial
                                                Condition and Results of Operations; The Company;
                                                Business; Management; Principal Stockholders;
                                                Certain Relationships and Related Transactions;
                                                Description of Capital Stock; Underwriting;
                                                Consolidated Financial Statements

12. Disclosure of Commission Position
    on Indemnification for
    Securities Act Liabilities................  Item 17, Undertakings

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This Prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration.

                 SUBJECT TO COMPLETION, DATED OCTOBER 21, 1996

                                  PROSPECTUS

                             FLANDERS CORPORATION

                       1,600,000 SHARES OF COMMON STOCK

                             _____________________

    Flanders Corporation (the "Company") hereby offers 1,600,000 shares of common stock, par value $.001 per share (the "Shares"). An additional 1,333,889 shares are being registered for resale on behalf of certain selling shareholders of the Company (the "Selling Shareholders"). Such shares may be offered for sale by or on behalf of the Selling Shareholders from time to time in or through transactions or distributions in the over-the-counter market, in privately negotiated transactions, on any stock exchange or automated quotation system on which the Company's common stock may be listed in the future or otherwise at prices prevailing in such market or exchange or as may be negotiated at the time of sale. See "Underwriting" and "Selling Shareholders." The Company will not receive any of the proceeds from the sale of shares by the Selling Shareholders when, and if such shares are offered for sale. The Company's Common Stock is quoted on the Nasdaq Small-Cap Market system under the symbol "FLDR." On October 17, 1996, the last reported sale price of the Common Stock was $10.25 per share. The Company has made application to have its Common Stock listed on the Nasdaq National Market immediately prior to this Offering. See "Price Range of Common Stock."

                             _____________________

          THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK
             AND IMMEDIATE SUBSTANTIAL DILUTION.  SEE "RISK FACTORS"
                      LOCATED ON PAGE 7, AND "DILUTION."

                             _____________________

   THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
    AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATES SECURITIES COMMISSION
         PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.  ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

===============================================================================
                                      Underwriting
                   Price to Public   Discounts <F1>   Proceeds to Company <F2>
-------------------------------------------------------------------------------

Per Share         $                  $                $
-------------------------------------------------------------------------------
Total <F3>        $                  $                $
===============================================================================

<F1>
    Does not include additional compensation payable to Gilford Securities Incorporated, the Representative of the several Underwriters (the "Representative") in the form of a non-accountable expense allowance. In addition, see "Underwriting" for information concerning indemnification and contribution arrangements with the Underwriters and other compensation payable to the Representative.
<F2>
    Before deducting estimated expenses of $820,000 payable by the Company, including the Underwriter's non-accountable expense allowance.
<F3>
    The Company has granted to the Underwriters an option (the "Over-
Allotment Option"), exercisable for a period of 45 days after the date of this Prospectus, to purchase up to 240,000 additional shares of Common Stock upon the same terms and conditions set forth above, solely to cover over-allotments, if any. If the Over-Allotment Option is exercised in full, the total Price to Public, Underwriting Discounts and Proceeds to Company will be increased to $_________, $_________ and $__________, respectively, See "Underwriting."

                             _____________________


    The Common Stock is being offered by the Underwriters, subject to prior sale, when, as and if delivered to and accepted by the Underwriters, and subject to approval of certain legal matters by their counsel and subject to certain other conditions. The Underwriters reserve the right to withdraw, cancel or modify the offering and to reject any order in whole or in part. It is expected that delivery of the Shares offered hereby will be made against payment, at the offices of Gilford Securities Incorporated, New York, New York, on or about __________, 1996.

                        Gilford Securities Incorporated

               The date of this Prospectus is __________, 1996.

                                   [ARTWORK]




    After completion of this offering, the Company intends to furnish each year to its stockholders an annual report containing financial statements audited by its certified public accountants. The Company may, from time to time, also furnish to its stockholders interim reports, as determined by management.

                               _________________

    IN CONNECTION WITH THIS OFFERING, THE UNDERWRITER MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OFFERED HEREBY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                               _________________

                              PROSPECTUS SUMMARY

    The following summary is qualified in its entirety by the more detailed
information appearing elsewhere in this Prospectus.   This Prospectus includes
forward-looking statements that are subject to risks and uncertainties and actual results may differ materially. Prospective investors should carefully consider the factors set forth under the caption "Risk Factors." Except where the context requires otherwise, Flanders Corporation, its predecessor, Elite Acquisitions, Inc., ("Elite"), together with its consolidated subsidiaries, including Flanders Filters, Inc. ("FFI"), AirSeal Filter Housings, Inc. ("AirSeal"), Charcoal Service Corporation ("CSC") and Precisionaire, Inc. ("Precisionaire") are referred to as the "Company." Except as otherwise specified, information in this Prospectus (i) assumes no exercise of the Underwriters' over-allotment option and (ii) does not give effect to the exercise of the Representative's Warrants.

                                  THE COMPANY

    The Company designs, manufactures and markets a full range of air filtration products ranging from high performance laminar flow High Efficiency Particulate Air ("HEPA") filters and charcoal filters for semiconductor manufacturing facilities, to residential furnace filters. The Company's air filtration products are utilized by many industries, including those associated with commercial and residential heating, ventilation and air conditioning systems (commonly known as "HVAC" systems), semiconductor manufacturing, ultra-pure materials, biotechnology, pharmaceuticals, synthetics, nuclear power and nuclear materials processing. The Company's customers include AT&T, Motorola, Merck, Kodak, Westinghouse, Walmart, IBM, and several large computer chip manufacturers.

    Although, the Company historically has specialized in HEPA and medium efficiency filters and equipment, the Company implemented a strategy of growth by acquisition in December 1995. In 1996, the Company expanded its product line through the purchase of three other companies: CSC, which specializes in charcoal filtration systems for the removal of gaseous contaminants, AirSeal, which specializes in filter housings and customized industrial HVAC equipment and Precisionaire which specializes in the manufacture and sale of filter products ranging from mid-range ASHRAE grade filters through residential furnace filters. The acquisitions of AirSeal, CSC and Precisionaire are sometimes collectively referred to herein as the "Acquisitions."

    Frost & Sullivan, a leading industry analyst, estimates that the total domestic industrial air filtration market exceeded $1.15 billion in 1995 and will reach $1.2 billion in 1996. The forces driving the air filtration market have evolved over the past decade from concerns related to the preservation of machinery and equipment to present day requirements for air quality and production efficiency. Because of these requirements, air filtration products are essential to many industries, including those associated with semiconductor manufacturing, commercial and residential HVAC systems, ultra-pure materials manufacturing, biotechnology, pharmaceuticals, synthetics, nuclear power and nuclear materials processing. Increasingly, companies are devoting resources to air filtration products to enhance corporate efficiency and productivity.

    Management believes the domestic market for retail and wholesale off-the-shelf air filters and related products will exceed $500 million in 1996. Management believes the world market for its products currently is more than five times the total domestic market, and that as public awareness of the benefits of living and working in clean environments become more generally known and mandated by governments, this market will increase dramatically. The world air filtration market is extremely fragmented, with over 100 companies ranging in size from large companies with over $300 million in revenues per year, to privately held niche manufacturing firms on which no revenue data is available.

    The Company's growth strategy is to: (i) increase the Company's market share by selling a full line of products to the Company's current customers;
(ii) introduce new products based on applying existing high-technology concepts to commercial and residential products; and (iii) increase operating efficiencies.

                                 THE OFFERING

Common Stock Offered by the Company     1,600,000 shares

Common Stock Registered on behalf of
    the Selling Shareholders            1,333,889 shares

Common Stock Outstanding after the
    Offering                            17,538,348 shares <F1>

Common Stock Outstanding before the
    Offering                            15,938,348 shares

Use of Proceeds                         Repayment of debt. See "Use of
                                        Proceeds." The Company will not receive
                                        any proceeds from the sale of shares by
                                        the Selling Shareholders, when, as and
                                        if such shares are offered for sale.

Risk Factors                            Prospective purchasers of the Shares
                                        should carefully consider the matters
                                        set forth herein under "Risk Factors."

Nasdaq Symbol                           FLDR

<F3>
    The foregoing excludes (i) 7,576,520 shares of Common Stock issuable upon exercise of outstanding stock options, (ii) 2,500,000 shares of Common Stock reserved for future issuance under the Company's Long Term Incentive Plan and Director Option Plan, (iii)) 1,077,778 shares of Common Stock reserved for issuance upon conversion of certain convertible promissory notes and convertible debentures, and (iv) 62,712 shares of Common Stock issuable upon exercise of outstanding Warrants. The exercise of any of the above described options or warrants may result in additional dilution. See "Management -- Long-Term Incentive Plan," "Management -- Director Option Plan," "Description of Capital Stock" and "Underwriting and Plan of Distribution."

                      SUMMARY CONSOLIDATED FINANCIAL DATA
                     (In thousands, except per share data)

    The following summary consolidated financial data for each of the fiscal years below, has been derived from the audited financial statements of the Company for the periods indicated. See "Selected Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and "Financial Statements." Interim period financial information has not been audited. All financial information has been adjusted to reflect the reverse acquisition of FFI. Under a reverse acquisition, FFI is treated for accounting purposes as having acquired the Company and the historical financial statements of FFI become the historical financial statements of the Company. See "Business--Acquisition History." For a more detailed summary of selected financial data for the six month periods ended June 30, 1996 and 1995, and the past five fiscal years, see "Selected Consolidated Financial Data."

Selected Historical Operations Data
For the six months ended June 30, 1996 and 1995 and the years ended December
31, 1995, December 30, 1994, December 31, 1993, December 31, 1992 and December
27, 1991

                                                                                             6/30/95      6/30/96
                                       1991       1992       1993       1994       1995    (unaudited)  (unaudited)
                                       ----       ----       ----       ----       ----    -----------  -----------
Net sales                          $  18,257  $  20,757  $  20,569  $  26,072  $  38,494   $  18,930    $  26,241
Cost of goods sold                    12,577     14,682     14,065     18,845     28,953      13,961       19,773
Gross profit                           5,680      6,075      6,504      7,227      9,541       4,969        6,468
Operating expenses                     4,946      5,411      6,695      7,239      7,263       3,552        4,548
Operating income                         911        915        356        622      2,419       1,417        1,919
Earnings before income taxes             572        451         25        171      1,830       1,030        2,166
Income taxes                             238        207         15        176        684         391          818
Cumulative effect of accounting
  changes                               -          -           307       -          -           -            -
Extraordinary items                      238         89       -          -          -           -            -
                                   ---------- ---------- ---------- ---------- ---------- -----------   ----------
Net earnings (loss)                $     572  $     333  $     317  $      (5) $   1,146  $      639    $   1,348
                                   ========== ========== ========== ========== ========== ===========   ==========
Earnings (loss per common and
  common equivalent share          $    0.06  $    0.03  $    0.03  $    -     $    0.12  $     0.07    $    0.09
                                   ========== ========== ========== ========== ========== ===========   ==========
Weighted average common and
  common equivalent shares
  outstanding                          9,654      9,654      9,654      9,693      9,832       9,693       15,252
                                   ========== ========== ========== ========== ========== ===========   ==========


Selected Historical Balance Sheet Data (000's omitted) as of June 30, 1996, December 31, 1995, December 30, 1994, December 31, 1993,
December 31, 1992 and December 27, 1991


                                                                                             6/30/96
                                       1991       1992       1993       1994       1995    (unaudited)
                                       ----       ----       ----       ----       ----    -----------
Working Capital                    $   1,187  $     788  $     675  $     349  $   4,030   $   9,462
Total Assets                          10,259     11,026     12,213     14,414     18,529      30,032
Total Long-Term Debt<F1>               2,657      2,258      1,803      1,892      1,761       1,724
Total Shareholders Equity              3,264      3,612      3,967      3,953      8,208      18,131

<F1>
Total Long-Term debt, including current portion.


Unaudited Pro-Forma Data (000's omitted, except per share data) for the year ended December 31, 1995 and for the six months ended June 30, 1996


                                        December 31,    June 30,
                                            1995          1996
                                        ------------  ------------
Statement of Operations Data:
    Net sales                            $  107,984    $   61,375
    Cost of goods sold                       81,045        47,143
    Gross profit                             26,939        14,232
    Operating Income                          6,642         3,356
    Net earnings (loss)                       2,618         1,819
    Earnings per share-primary           $     0.20    $     0.11

Balance Sheet Data (at end of period):
    Working capital                      $   17,757    $   22,792
    Total assets                             73,175        82,453
    Total long term debt, less
      current maturities                     21,475        24,506
    Total stockholder's equity           $   33,403    $   35,538


    The summary Pro-Forma Data presented here was derived from, and should be read in conjunction with, the Unaudited Pro-Forma Financial Data included elsewhere in this Prospectus. The Unaudited Pro-Forma Statement of Operations Data give effect to the Acquisitions as if the Acquisitions had occurred on January 1, 1995 and the Unaudited Pro-Forma Balance Sheet Data give effect to the Acquisitions as if the same had occurred on December 31, 1995. See "Selected Consolidated Financial Data."

                                 RISK FACTORS

    Investment in the Shares offered hereby involves a high degree of risk including, but not limited to, the risk factors described below. Prospective investors should carefully consider, among other things, the following factors concerning the business of the Company and the Offering, and should consult independent advisors as to the technical, tax, business and legal considerations regarding an investment in the Shares.

Need for Additional Financing for Future Acquisitions

    The Company believes that the revenues from current operations along with the proceeds from this Offering will provide the Company with sufficient capital to fund continuing operations for the foreseeable future. However, to continue its growth through acquisition, substantial additional debt or equity financing may be needed. There can be no assurance that the Company will be able to obtain additional debt or equity capital to meet its future requirements on satisfactory terms, if at all. Failure to obtain sufficient capital could materially adversely affect the Company's acquisition strategy. See "Management's Discussion and Analysis of Financial Condition" and "Results of Operations-Liquidity and Capital Resources."

Integration of Acquired Companies

    FFI, CSC, AirSeal and Precisionaire have been separate companies and were managed separately prior to their acquisition by the Company. Consequently, these companies have operated under different management philosophies, management teams and marketing strategies. Integration of these companies may significantly strain the Company's management, financial and other resources. There can be no assurance that the Company's systems, procedures and controls will be adequate to accommodate integration of these companies. Failure to successfully integrate these companies could materially adversely affect the Company's business and results of operation. Additionally, an essential component of the Company's acquisition strategy is improving the operating efficiency, output and capacity of each acquired company and the facilities they operate. This process may include the repair or replacement of outdated and inefficient equipment in order to improve operations and output. There can be no assurance that the Company can improve the efficiency of the acquired companies in a cost effective manner. Failure to do so, could materially adversely affect the Company's business and results of operations.

Need for Technical Employees

    The Company's future operating results depend in part upon its ability to retain and attract qualified engineering, manufacturing, technical, sales and support personnel for its operations. Competition for such personnel is intense, and there can be no assurance that the Company will be successful in attracting or retaining such personnel. The failure to attract or retain such persons could materially adversely affect the Company's business and results of operations. The Company's expansion may also significantly strain the Company's management, financial and other resources. There can be no assurance that the Company's systems, procedures and controls will be adequate to support the Company's operations. See "Management."

Management of Growth

    The Company's revenues increased by approximately 26% from 1993 to 1994, and by approximately 47% from 1994 to 1995. With the Acquisitions, the Company's monthly revenues in 1996 have more than doubled compared to monthly revenues in 1995. There can be no assurance that the Company will continue to expand at this rate, or at all. If the Company does continue to grow, the additional growth will place burdens on management to manage such growth while maintaining the Company's profitability. Additional growth may require the Company to recruit and train additional management personnel in the areas of corporate management, sales, accounting, marketing, research and development and operations. There can be no assurance that the Company will be able to do so.

Technological Change; Importance of Timely Product Introduction

    The high-performance filtration industry is subject to technological change and new product introductions and enhancements. Through September 30, 1996, approximately 24% of the Company's revenues on a pro-forma basis resulted from sales of high-performance filtration products. The Company's ability to remain competitive in this market will depend in part upon its ability to anticipate such technological changes, develop new and enhanced filtration systems and introduce these systems at competitive prices in a timely and cost-efficient manner. There can be no assurance that the Company will successfully anticipate future technological changes or that technologies or systems developed by others will not render the Company's technology obsolete. In addition, new product introductions or enhancements by the Company's competitors could cause a decline in sales or loss of market acceptance of the Company's existing products. Increased competitive pressure could also lead to intensified price-based competition resulting in lower prices and profit margins, which could materially adversely affect the Company's business and results of operations. See "Business."

Acquiring and Maintaining Equipment

    The Company uses technologically advanced equipment, for which manufacturers may have limited production capability or service experience, which could result in delays in the acquisition and installation of such equipment or extended periods of down-time in the event of malfunction or equipment failure. Any such extended period of down-time for any critical equipment could have a material adverse impact on the Company, its financial condition and operations.

Fluctuation of Quarterly Operating Results

    Historically, the Company's business has been seasonal, with a substantial percentage of its sales occurring during the first quarter and fourth quarter of each year. The recent Acquisitions by the Company appear to be counter cyclical, with a greater percentage of their sales occurring in the summer months. The Company believes period-to-period comparisons of its quarterly financial results are not necessarily meaningful and should not be relied upon as an indication of future performance. See "Management's Discussion and Analysis of Financial Condition" and "Results of Operations."

Potential Environmental Risks

    The Company's business and products may be significantly influenced by the constantly changing body of environmental laws and regulations, which require that certain environmental standards be met and impose liability for the failure to comply with such standards. While the Company endeavors at each of its facilities to assure compliance with environmental laws and regulations, there can be no assurance that the Company's operations or activities, or historical operations by others at the Company's locations, will not result in civil or criminal enforcement actions or private actions that could have a materially adverse effect on the Company.

Product Liability

    The Company is subject to possible liability for damages arising from (a) filter failure; and (b) failure of a new product to perform as specified. Any such liability could damage the Company's reputation and/or have a material adverse effect on the Company's business and/or financial condition. The Company also plans to develop new products as part of its strategy to increase the size and customer base of the air filtration market. There can be no assurance that the Company will be successful in developing the new products or that any product developed will be commercially viable. See "Business - - Strategies."

Acquisition Strategy

    The Company's acquisition strategy exposes the Company to the potential risks inherent in assessing the value, strengths, weaknesses, contingent or other liabilities and potential profitability of acquisition candidates and in integrating the operations of acquired companies. Although the Company generally has been successful in pursuing these acquisitions, there can be no assurance that acquisition opportunities will continue to be available, that the Company will have access to the capital required to finance potential acquisitions, that the Company will continue to acquire businesses or that any business acquired will be integrated successfully or prove profitable. The Company has no current plans regarding any material acquisitions.

Competition

    The Company currently faces significant competition in its business activities, and this competition may increase as new competitors enter the market. Several of these competitors may have longer operating histories and greater financial, marketing and other resources than the Company. There can be no assurance that the Company will be able to compete successfully with existing or new entrant companies. See "Business -- Competition."

Dependence on Key Personnel

    The Company's financial performance will depend in significant part upon the continued contributions of its officers and key personnel, many of whom would be difficult to replace. The Company has entered into employment agreements with each of Robert Amerson, its President, Steven K. Clark, its Vice President and Chief Financial Officer and Gustavo Hernandez, its Vice-President of Operations. The loss of any key person could have a material adverse effect on the business, financial condition and results of operations of the Company. The Company maintains $2,000,000 worth of "key man" life
insurance on Robert Amerson and Steven Clark.   See "Management."

Control by Management

    Immediately following the completion of the Offering, the Directors and executive officers of the Company will continue to own approximately 44% of the outstanding Common Stock of the Company. Such shareholders may effectively control the business and affairs of the Company. Furthermore, Robert Amerson and Steven Clark have options to purchase 80% of the shares of Common Stock of the Company owned by A. Russell Allan, III and Thomas T. Allan (representing approximately 43% of the Company's outstanding shares). Additionally, management currently owns options, which if exercised, will result in management owning approximately 67.25% of the outstanding Common Stock of the Company. See "Principal Shareholders."

No Dividends

    The Company has not declared or paid, and does not plan to declare or pay, any cash or other dividends in the foreseeable future. It is anticipated that any earnings will be retained to finance the Company's operations and growth. See "Dividend Policy."

Volatility of Stock Price

    The Company has only recently listed its common stock on the Nasdaq Small-Cap Market. The market price of the Company's common stock is therefore expected to be volatile for the foreseeable future. The Company believes factors such as quarterly fluctuations in results of operations, announcements of new orders by the Company and changes in either earnings estimates of the Company or investment recommendations by stock market analysts may cause the market price of the Company's stock to fluctuate, perhaps substantially. In addition, in recent years the stock market in general, has experienced extreme price fluctuations, and such extreme price fluctuations may continue. These broad market and industry fluctuations may adversely affect the market price of the Company's Common Stock.

Possible Issuance of Additional Shares; Exercise of Options

    The exercise price of the Company's outstanding options may be less than the market price of the Company's Common Stock at the time such options are exercised. Accordingly, for the life of such options, the holders are given the opportunity to profit from a rise in the market price of such underlying stock without assuming the risk of ownership. So long as such options remain unexercised, the terms under which the Company could obtain additional equity financing may be adversely affected. Moreover, the holders of such options may be expected to exercise them at a time when the Company could in all likelihood be able to obtain any needed capital by a new offering of its securities on terms more favorable than those provided by such options. If the options are exercised, the interests of the Company's shareholders may be diluted proportionately.

    The Board of Directors has the power to issue Common Stock and/or Preferred Stock without shareholder approval, up to the number of authorized shares set forth in the Company's Articles of Incorporation. In addition, the Company has granted options to employees, officers and directors of the Company representing 6,676,520 shares in the aggregate, of which 2,500,000 were exercisable as of June 30, 1996. See "Management." The Company has also issued options and warrants to purchase

962,712 shares in aggregate to various underwriters, finders and consultants. The issuance of additional shares by the Company in the future may result in a reduction of the book value or market price, if any, of the then outstanding Common Stock. Issuance of additional shares of Common Stock may reduce the proportionate ownership and voting power of existing shareholders.

Dilution

    The assumed public offering price for the Shares offered hereby is substantially higher than the book value per share of the Shares. As a result, purchasers of the Shares are likely to incur immediate and substantial dilution of $7.77 per share or 77.7%. See "Dilution."

Shares Eligible for Future Sale

    Upon completion of this offering, the Company will have 17,538,348 shares of Common Stock outstanding (assuming no exercise of the Underwriters' over-allotment option). Of these shares, 3,267,668 shares (including the 2,933,889 shares sold in this offering) will be freely tradable without restriction under the Securities Act.

    As of October 17, 1996, there were stock options and warrants outstanding to purchase an aggregate of 7,639,232 shares of Common Stock, 5,582,232 of which are currently exercisable. In addition, the Company has agreed to sell to the Representative or its designees, for nominal consideration, the Representative's Warrant to purchase up to 160,000 shares of Common Stock at an exercise price equal to 120% of the public offering price set forth herein.

    Holders of the Company's Series A Convertible Debentures can convert such debentures into an aggregate of 277,778 shares of Common Stock at a conversion rate of $9.00 per share. Additionally, the Holders of the Company's 10% convertible notes can convert such notes into Common Stock at the lesser of 82% of the average bid and ask price for the immediately preceding seven (7) trading days or $9.00. As of October 17, 1996, such holders would receive approximately 490,000 shares of Common Stock.

    Holders of approximately 4,567,484 shares of Common Stock, 1,333,889 of which are being registered herein, and holders of approximately 7,639,232 options or warrants to purchase Common Stock, or their transferees, are entitled to certain rights with respect to the registration of such shares under the Securities Act. Under the terms of an agreement between the Company and such holders, if the Company proposes to register any of its securities under the Securities Act, either for its own account or the account of other security holders exercising registration rights, the holders are entitled to notice of such registration and are entitled to include shares of such Common Stock therein; the registration rights provide, however, among other conditions, that the underwriters of any offering have the right to limit the number of such shares included in such registration. In addition, the shareholders benefiting from these rights may require the Company, on not more than one occasion, to file a registration statement under the Securities Act with respect to such shares, on form S-3, if such form is available to the Company, subject to certain conditions and limitations.

    The Company makes no prediction as to the effect, if any, that future sales of shares or the availability of shares for future sale will have on the prevailing market price of the Common Stock. Sales of substantial amounts of the Company's Common Stock in the public market or the perception that such sales could occur could have an adverse affect on the prevailing market price of the Common Stock.

Dependence on Manufacturers Representatives

    The majority of the Company's sales are to manufacturer's representatives and regional filtration distributors who offer their customers a complete line of air filtration products. Many of the Company's representatives and distributors have indicated a willingness to offer the Company's products exclusively now that the Company offers a full range of products. Nevertheless, these representatives and distributors may decide to work exclusively with some other company for various reasons, thus, the current distribution channels would be unavailable. A lack of adequate distribution channels would adversely affect the Company's financial condition and operations. See "Business -- Strategies."

Forward Looking Statements and Associated Risks

    This Prospectus contains certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including, among others (i) results of operations (including expected changes in the Company's gross margin and general, administrative and selling expenses); (ii) the Company's business strategy for expanding its market share of the air filtration industry; (iii) the Company's strategy to increase the size and customer base of the air filtration market; and (iv) the Company's ability to distinguish itself from its current and future competitors.

    These forward-looking statements are based largely on the Company's current expectations and are subject to a number of risks and uncertainties. Actual results could differ materially from these forward-looking statements. In addition to the other risks described elsewhere in this "Risk Factors" discussion, important factors to consider in evaluating such forward-looking statements include (i) the shortage of reliable market data regarding the filtration market; (ii) changes in external competitive market factors or in the Company's internal budgeting process which might impact trends in the Company's results of operations; (iii) anticipated working capital or other cash requirements; (iv) changes in the Company's business strategy or an inability to execute its strategy due to unanticipated changes in the market; and (v) various competitive factors that may prevent the Company from competing successfully in the marketplace. In light of these risks and uncertainties, many of which are described in greater detail elsewhere in this "Risk Factors" discussion, there can be no assurance that the events contemplated by the forward-looking statements contained in this Prospectus will in fact occur.


                                USE OF PROCEEDS

    The net proceeds to the Company from the sale of the 1,600,000 shares of Common Stock offered hereby, at an assumed public offering price of $10 per share, are estimated to be approximately $14.3 million (approximately $16.7 million if the Underwriters' over-allotment option is exercised in full) after deducting underwriting discounts and commissions and estimated offering expenses. The Company will not receive any proceeds from the sale, if any, of shares of Common Stock by the Selling Shareholders. See "Selling Shareholders."

    The Company intends to use all of the net proceeds of this offering to repay principal and accrued interest on certain outstanding indebtedness to NationsBank, comprised of a revolving line of credit and a term loan. As of October 17, 1996, the outstanding principal amounts under the revolving line of credit and the term loan were approximately $6.5 million and $21,000,000, respectively. The revolving line of credit bears interest based at the NationsBank prime rate plus 1.0% (9.25% per annum as of October 17, 1996) and matures in September, 1998. The term loan bears interest at the NationsBank prime rate plus 1.5% (9.75% per annum as of October 17, 1996) and matures in September, 1998.

    Pending their uses as set forth above, the net proceeds of this offering will be invested in government securities or in short-term, investment-grade, interest-bearing securities.

                                  DILUTION

    As of June 30, 1996, the Company (on a pro-forma basis after giving effect to the Acquisitions) had a pro-forma net tangible book value of $24,820,075 or $1.56 per share of Common Stock. Pro-forma net tangible book value per share of Common Stock represents the Company's pro-forma net worth as described above less intangible assets, divided by the number of shares of Common Stock issued and outstanding. After giving effect to the sale of the Shares to be sold by the Company in the Offering (at an assumed price of $10.00 per share and the application of the net proceeds therefrom), the Company's adjusted pro-forma net tangible book value at June 30, 1996 would have been $39,120,075 or $2.23 per share. "Dilution" means the difference between the purchase price and the net tangible book value per share after giving effect to the Offering. The following table illustrates the dilution in pro-forma net tangible book value per share of Common Stock to new investors:

    Assumed Offering Price...........................           $ 10.00

        Adjusted pro-forma net tangible book
            value before the Offering................   1.56

        Increase in net tangible book value
            attributable to net proceeds
            of the Offering..........................   0.67

    Adjusted pro-forma net tangible book
        value after the offering.....................              2.23

    Dilution to new investors........................           $  7.77


    The foregoing excludes (i) 7,576,520 shares of Common Stock issuable upon exercise of outstanding stock options, (ii) 2,500,000 shares of Common Stock reserved for future issuance under the Company's Long Term Incentive Plan and Director Option Plan, (iii) 1,077,778 shares of Common Stock reserved for issuance upon conversion of certain convertible promissory notes and convertible debentures, and (iv) 62,712 shares of Common Stock issuable upon exercise of outstanding Warrants. The exercise of any of the above described options or warrants may result in additional dilution. See "Management -- Long-Term Incentive Plan," "Management -- Director Option Plan," "Description of Capital Stock" and "Underwriting and Plan of Distribution."

    The following table sets forth, at September 30, 1996, the differences in the total consideration paid and the average price per share paid between the existing stockholders and the new investors with respect to the shares of Common Stock to be issued by the Company:

                               Total  Shares         Total Consideration        Average
                               -------------         -------------------         Price
                            Number     Percent        Amount     Percent       Per Share
                            ------     -------        ------     -------       ---------

Existing Stockholders     15,938,348    90.9%      $ 29,128,000   64.5%         $  1.83
New Investors              1,600,000     9.1%      $ 16,000,000   35.5%         $ 10.00
                          -----------  -------    -------------  -------
    Total                 17,538,348   100.0%      $ 45,128,000  100.0%
                          ===========  =======    =============  =======


    If the Underwriter exercises its over-allotment option in full, the Shares of Common Stock purchased by new investors would be 1,840,000; Percent of total shares purchased by new investors would be 10.3%; Total consideration paid by new investors would be 18,400,000; Percent of total consideration paid by new investors would be 38.7%; and average price per share paid by new investors would be $10.00.

                              MARKET INFORMATION

    The Company's Common Stock is listed on the Nasdaq under the symbol FLDR.

                          PRICE RANGE OF COMMON STOCK

    The following table sets forth, for the periods indicated, the high and low sale prices of the Common Stock as reported by the Nasdaq Small-Cap Market System. Such quotations do not include retail mark-ups, mark-downs, or other fees or commissions.

                                                          High          Low
Fiscal Year 1996

Fourth Quarter (through October 17, 1996)............   $ 10.38      $  9.75
Third Quarter ended September 30, 1996...............     10.50         9.00
Second Quarter ended June 30, 1996...................     10.00         5.00
First Quarter ended March 31, 1996...................      2.50<F1>     5.00<F1>

<F1>
    The Company was initially listed on the Nasdaq Small-Cap Market System on April 8, 1996. From February 27, 1996 through April 7, 1996, the Company was listed on the OTC Bulletin Board. Prior to February 27, 1996, there was no public market in the Company.

    On October 17, 1996, the closing price for the stock was $10 3/8. The Company has made application to have its Common Stock listed on the Nasdaq National Market prior to this Offering. As of October 15, 1996 there were approximately 394 holders of record of the Company's Common Stock; the Company estimates there are in excess of 590 beneficial owners of the Company's Common Stock.

                                DIVIDEND POLICY

    The Company has not declared or paid any cash dividends on its Common Stock. The Company currently intends to retain any earnings for use in its business and therefore does not anticipate paying any cash dividends in the foreseeable future. Any future determination to pay cash dividends will be made by the Board of Directors in light of the Company's earnings, financial position, capital requirements and such other factors as the Board of Directors deems relevant.

                              CAPITALIZATION

    The following table sets forth (i) the historical consolidated capitalization of the Company, (ii) the historical consolidated capitalization of the Company as adjusted to give effect, as of June 30, 1996, to the Acquisitions and (iii) the historical consolidated capitalization of the Company as adjusted to give effect, as of June 30, 1996, to the Acquisitions and the sale of 1,600,000 shares of Common Stock offered by the Company hereby (after deduction of underwriting documents and commissions and estimated offering expenses). The following table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the "Financial Statements" included elsewhere in this Prospectus.

                                                                       As of June 30, 1996
                                                                         (000's omitted)
                                                                                          Pro-Forma
                                                                Actual    Pro-Forma<F1>  As Adjusted
                                                                ------    -------------  -----------

Current portion of long-term obligations, including notes
  payable <F1>.............................................   $  3,016     $  4,298       $  4,298

Long-term obligations, less current portion................      1,465       24,506         10,206

Stockholders' equity:

    Preferred stock, authorized 10,000 shares of $0.001
    par value, 0 shares issued and outstanding.............       -            -              -

    Common Stock, authorized 50,000 shares of $0.001 par
    value, 13,532,596 shares issued and outstanding
    actual; 15,938,348 shares issued and outstanding
    pro-forma <F1>, <F2>; 17,537,348 shares issued and
    outstanding as adjusted<F2>............................         14           16             18

    Additional paid-in capital.............................     11,992       29,112         43,410

    Retained earnings......................................      6,126        6,126          6,126

        Total stockholders' equity.........................     18,131       35,538         49,838

            Total capitalization...........................   $ 30,032     $ 64,342       $ 64,342

<F1>
The pro-forma adjustments include 1,333,889 shares of common stock issued in a recent private placement of the Company's common stock and $6,500,000 of convertible debentures issued in a separate private placement..
<F2>
The foregoing excludes (i) 7,576,520 shares of Common Stock issuable upon exercise of outstanding stock options, (ii) 2,500,000 shares of Common Stock reserved for future issuance under the Company's Long Term Incentive Plan and Director Option Plan, (iii) 1,077,778 shares of Common Stock reserved for issuance upon conversion of certain convertible promissory notes and convertible debentures, and (iv) 62,712 shares of Common Stock issuable upon exercise of outstanding Warrants. The exercise of any of the above described options or warrants may result in additional dilution. See "Management -- Long-Term Incentive Plan," "Management -- Director Option Plan," "Description of Capital Stock" and "Underwriting and Plan of Distribution."

                     SELECTED CONSOLIDATED FINANCIAL DATA

    The following Selected Consolidated Financial Data is qualified by reference to and should be read in conjunction with the consolidated financial statements of the Company and related notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations," included elsewhere in this Prospectus. The following selected consolidated financial data of the Company for the fiscal years ended December 27, 1991, December 31, 1992, December 31, 1993, December 30, 1994 and December 31, 1995 have been derived from the audited consolidated financial statements of the Company which were audited by McGladrey & Pullen, LLP, independent auditors. The selected consolidated financial data for the six months ended June 30, 1996 has been derived from the Company's unaudited Financial Statements, which, in the opinion of management, reflect all adjustments which are of a normal recurring nature necessary for a fair presentation of the results of operations for such periods, and is presented on a pro-forma basis to give effect to the Acquisitions. The results of the interim period are not necessarily indicative of the results of a full year.

Selected Historical Operations Data (000's omitted except per share data)
For the years ended December 27, 1991, December 31, 1992, December 31, 1993,
December 30, 1994 and December 31, 1995 and for the six months ended June 30,
1995 and 1996


                                                                                             6/30/95      6/30/96
                                       1991       1992       1993       1994       1995    (unaudited)  (unaudited)
                                       ----       ----       ----       ----       ----    -----------  -----------

Net sales                           $  18,257  $  20,757  $  20,569  $  26,072  $  38,494   $  18,930    $  26,241
Cost of goods sold                     12,577     14,682     14,065     18,845     28,953      13,961       19,773
Gross profit                            5,680      6,075      6,504      7,227      9,541       4,969        6,468
Operating expenses                      4,946      5,411      6,695      7,239      7,263       3,552        4,548
Operating income                          911        915        356        622      2,419       1,417        1,919
Earnings before income taxes              572        451         25        171      1,830       1,030        2,166
Income taxes                              238        207         15        176        685         391          818
Cumulative effect of
   accounting changes                    -          -           307       -          -           -            -
Extraordinary items                       238         89       -          -          -           -            -
                                    ---------- ---------- ---------- ---------- ---------- -----------   ----------
Net earnings (loss)                 $     572  $     333  $     317  $      (5) $   1,146  $      639    $   1,348
                                    ========== ========== ========== ========== ========== ===========   ==========
Earnings per common and
  common equivalent share           $    0.06  $    0.03  $    0.03  $    -     $    0.12  $     0.07    $    0.09
                                    ========== ========== ========== ========== ========== ===========   ==========
Weighted average common and
  common equivalent shares
  outstanding                           9,654      9,654      9,654      9,693      9,832       9,693       15,252
                                    ========== ========== ========== ========== ========== ===========   ==========


Selected Historical Balance Sheet Data (000's omitted) as of December 27, 1991, December 31, 1992, December 31, 1993,
December 30, 1994, December 31, 1995 and June 30, 1996

                                                                                             6/30/96
                                       1991       1992       1993       1994       1995    (unaudited)
                                       ----       ----       ----       ----       ----    -----------
Working Capital                    $   1,187  $     788  $     675  $     349  $   4,030   $   9,462
Total Assets                          10,259     11,026     12,213     14,414     18,529      30,032
Total Long-Term Debt<F1>               2,657      2,258      1,803      1,892      1,761       1,724
Total Shareholders Equity              3,264      3,612      3,967      3,953      8,208      18,131

<F1>
Total Long-Term debt, including current portion.

                   UNAUDITED PRO-FORMA FINANCIAL INFORMATION

    The Unaudited Pro-Forma Balance Sheet of Flanders as of December 31, 1995 and the Unaudited Pro-Forma Consolidated Statement of Operations for the year ended December 31, 1995 (the "Unaudited Pro-Forma Consolidated Financial Statements") are set forth below.

    The Unaudited Pro-Forma Balance Sheet has been prepared assuming that the Acquisitions occurred on December 31, 1995. The Unaudited Pro-Forma Statements of Operations have been prepared assuming that the Acquisitions had occurred on January 1, 1995.

    The Unaudited Pro-Forma Financial Statements are presented for informational purposes only and do not purport to represent what the Balance Sheet would have been had the Acquisitions, in fact, occurred on December 31, 1995 or what the results of operations for the year ended December 31, 1995 would have been had the Acquisitions, in fact, occurred on January 1, 1995, or to project the results of operations for any future period.

    The Acquisitions have been accounted for as "purchases" for accounting and reporting purposes.

Pro-Forma Consolidated Balance Sheet
as of December 31, 1995 (000's omitted)

                                       Flanders                                        Private       Purchase      Combined
ASSETS                                 Filters      CSC     Precisionaire   AirSeal   Offerings     Adjustments    Pro-Forma
------                                ---------  ---------  -------------  ---------  ---------     -----------    ---------
Current Assets
   Cash and cash equivalents          $  2,974   $     92    $       744   $    122   $ 25,194<F1>  $(35,020)<F2>  $ 11,932
                                                                                                      17,826 <F3>
   Receivables:
       Trade                             7,244        707          5,624        256       -             -            13,831
       Other                               321         21           -          -          -             -               342
       Notes receivable, stockholders     -           435           -          -          -             -               435
   Inventories                           2,321      1,519          4,115        366       -             -             8,321
   Deferred income taxes                   138         19            535       -          -             -               692
   Income tax refund claim                -             9           -          -          -             -                 9
   Prepaid expenses                         47         16             14         30       -             -               107
                                      ---------  ---------  -------------  ---------  ---------     ----------     ---------
          Total current assets          13,045      2,818         11,032        774     25,194       (17,194)        35,669
                                      ---------  ---------  -------------  ---------  ---------     ----------     ---------

Intangible Assets                         -          -              -          -          -           10,693 <F4>    10,693
Other Assets                               183       -               916         28       -             -             1,127
Property, Plant and Equipment            5,301        771          5,537        112       -           13,964 <F5>    25,685
                                      ---------  ---------  -------------  ---------  ---------     ----------     ---------
                                      $ 18,529   $  3,589    $    17,485   $    914   $ 25,194      $  7,463       $ 73,174
                                      =========  =========  =============  =========  =========     ==========     =========

LIABILITIES AND STOCKHOLDERS' EQUITY
------------------------------------

Current Liabilities
    Notes payable                     $  3,890   $   -       $      -      $   -      $   -         $   -          $  3,890
    Current maturities of
        long-term debt                     454       -             1,284         15       -             -             1,753
    Accounts payable                     3,984        588          4,550        197       -             -             9,319
    Accrued expenses                       686        113          2,114         37       -             -             2,950
                                      ---------  ---------  -------------  ---------  ---------     ----------     ---------
        Total current liabilities        9,014        701          7,948        249       -             -            17,912

Long-Term Debt, less current
     maturities                          1,307       -             2,317         25       -           17,826 <F3>    21,475
Deferred income taxes                     -            74            310       -          -             -               384
Commitments                               -          -              -          -          -             -              -
                                      ---------  ---------  -------------  ---------  ---------     ----------     ---------
     Total liabilities                  10,321        775         10,575        274       -           17,826         39,771

Stockholders' Equity
    Capital stock                           11          1              4         10          3<F1>       (15)<F2>        15
    Paid-in capital                      3,419       -               276       (142)    25,191<F1>      (134)<F2>    28,610
    Retained earnings                    4,778      2,813          6,630        771       -          (10,215)<F2>     4,778
                                      ---------  ---------  -------------  ---------  ---------     ----------     ---------
        Total Stockholders' Equity       8,208      2,814          6,910        640     25,194       (10,364)        33,753
                                      ---------  ---------  -------------  ---------  ---------     ----------     ---------
                                      $ 18,529   $  3,589    $    17,485   $    914   $ 25,194      $  7,463       $ 73,174
                                      =========  =========  =============  =========  =========     ==========     =========


                                      16

<F1>
    Includes $7,200,004 of net proceeds from investors in a Private Offering who retain rescission rights if certain conditions are not met. See "Notes to Financial Statements."
<F2>
    To reflect cash paid for the Acquisitions.
<F3>
    Proceeds from issuance of long-term debt.
<F4>
    To reflect good will from the Acquisitions, as well as the write-up of intangible assets owned by the acquired companies.
<F5>
    To reflect write-up of leasehold improvements, furniture and equipment, as well as the purchase of land and buildings in the Acquisition.

                PRO-FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                         Year ended December 31, 1995
                                  (Unaudited)
                    (000's omitted, except per share data)

                                                                                      Pro-Forma
                                  Flanders       CSC      AirSeal     Precisionaire   Adjustments     Pro-Forma
                                  --------       ---      -------     -------------   -----------     ---------

Net Sales                         $ 38,494    $  5,077   $  2,603     $  61,810       $    -          $ 107,984
Cost of goods sold                  28,953       3,335      1,554        47,203            -             81,045
                                  ---------   ---------  ---------    ----------      ----------      ----------
    Gross profit                     9,541       1,742      1,049        14,607            -             26,939

Other operating revenue                141        -          -             -               -                141

General and administrative
    expenses                         7,263       1,659        813        11,497             748 <F1>     20,438
                                                                                         (1,357)<F2>
                                                                                           (185)<F3>
                                  ---------   ---------  ---------    ----------      ----------      ----------
Operating income                     2,419          83        236         3,110             794           6,642

Nonoperating income (expense):
    Interest income                   -             29       -             -               -                 29
    Other income                        44          67          3           132            -                246
    Interest (expense)                (633)         (8)      -             (391)         (1,384)<F4>     (2,416)
                                  ---------   ---------  ---------    ----------      ----------      ----------
                                      (589)         88          3          (259)         (1,384)         (2,141)
                                  ---------   ---------  ---------    ----------      ----------      ----------
Income before income
    taxes                            1,830         171        239         2,851            (590)          4,501
Income tax (benefit)                   684          60         91         1,171            (224)          1,782
                                  ---------   ---------  ---------    ----------      ----------      ----------
Net income                        $  1,146    $    111   $    148     $   1,680       $    (366)      $   2,719
                                  =========   =========  =========    ==========      ==========      ==========

Earnings per weighted
    average share                 $   0.12                                                            $    0.21
                                  =========                                                           ==========

Weighted average
   common and common
   equivalent shares
   outstanding                       9,832                                                3,371          13,203
                                  =========                                           ==========      ==========

<F1>
    To reflect amortization of good will and additional depreciation due to write-up to market value of plant and equipment from the Acquisitions.
<F2>
    To reflect removal of non-recurring remuneration paid to previous owners of the companies acquired in the Acquisitions who did not participate in operations.
<F3>
    To reflect removal of leases paid on buildings included in the Acquisitions.
<F4>
    To reflect increase in interest expense from financing required for the Acquisitions, net proceeds of the private offerings.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

    The following discussion should be read in conjunction with the "Selected Consolidated Financial Data," the Company's Consolidated Financial Statements and the notes thereto and the Company's Pro-Forma Financial Statements and the notes thereto, all included elsewhere herein. The information set forth in this "Management's Discussion and Analysis of Financial Condition and Results of Operations" includes forward-looking statements that involve risks and uncertainties. Many factors could cause actual results to differ materially from those contained in the forward-looking statements below. See "Risk Factors -- Forward Looking Statements and Associated Risks."

Overview

    The Company is a full-range air filtration product company engaged in designing, manufacturing and marketing high performance air filtration products and related products, services and equipment. During the last year, the Company has experienced significant growth in its HEPA filter business and from the acquisition of other air filtration businesses. As of May 31, 1996, the Company acquired CSC, and on June 15, 1996, acquired Air Seal. As of September 24, 1996, the Company acquired Precisionaire. The results of operations for the acquired businesses are included in the Company's financial statements only from the applicable date of acquisition. As a result, the Company's historical results of operations for the periods presented are not directly comparable.

    The Company believes the Acquisitions will have a positive impact on its future results of operations and accordingly believes that the Company's historical results should be considered in conjunction with the pro-forma financial statements and the notes thereto included elsewhere herein. Additionally, neither the historical nor the pro-forma results of operations fully reflect the operating efficiencies and improvements that are expected to be achieved by integrating the acquired businesses into the Company's operations.

Results of Operations

    The following table summarizes the Company's results of operations as a percentage of net sales for the fiscal years ended December 31, 1993, December 30, 1994 and December 31, 1995 and the six month periods ended June 30, 1995 and 1996.

                                                               Six Months ended
                                  Year ended December 31           June 30
                                                                 (unaudited)

                                 1993      1994      1995      1995      1996
                                 ----      ----      ----      ----      ----

Net sales                       100.0%    100.0%    100.0%    100.0%    100.0%
Gross profit                     31.6      27.7      24.8      26.3      24.7
Operating expenses               32.6      27.8      18.8      18.8      17.3
Operating income                  1.7       2.4       6.3       7.5       7.3
Earnings before income taxes      0.1       0.7       4.8       5.4       8.3
Income taxes                      0.07      0.7       1.8       2.1       3.1
Cumulative effect of
    accounting change             1.5       -         -         -         -
Net Earnings (loss)               1.5      (0.02)     3.0       3.4       5.1


Six Months Ended June 30, 1996 Compared to Six Months Ended June 30, 1995

    Net sales: Net sales for the six months ended June 30, 1996 increased 39% to $26.2 million compared to $18.9 million for the six months ended June 30, 1995. The increase was due to the acquisition of Charcoal Service Corporation ("CSC") and Air Seal Filter Housings, Inc. ("Air Seal"), which accounted for $1,638,000 of the increase in sales and the remainder of the increase was due to increased overall demand for the Company's products.

    Gross profit: Gross profits for the six months ended June 30, 1996 represented 25% of net sales, compared to 26% of net sales for the six months ended June 30, 1995. The primary reason for the slight decrease in gross profit margin was the consolidation of operations of Airpure, whose gross profit represented 15% of its net sales. The remainder of the decrease in margins was due to normal fluctuations in materials prices and product mix. The Acquisitions had no material effect on the Company's gross profit as a percentage of sales. The Company expects gross profit margins to range from 23% to 29%.

    Operating expenses: Operating expenses increased to $4.5 million for the six months ended June 30, 1996, compared to $3.6 million for the six months ended June 30, 1995. Operating expenses decreased as a percentage of net sales, to 17.3%, compared to 18.8% for the six months ended June 30, 1996 and 1995, respectively. This decrease was due to spreading of fixed operations expenses to a larger sales volume. The Company expects operating expenses to increase during the next twelve months but expects them to decrease on a pro-forma basis, as savings from the consolidation of the Acquisitions are realized, consisting of the removal of duplicated overhead and the dedication of each facility to a given range of products, removing duplication of product lines.

    Income taxes: The effective income tax rate has remained constant at 38% for the six months ended June 30, 1996 and 1995.

    Net income: Net income increased to $1,348,000, or $0.09 per share, from $639,000, or $0.07 per share, for the six months ended June 30, 1996 and 1995, respectively.

Year Ended December 31, 1995 Compared to Year Ended December 30, 1994

    Net sales for 1995 increased 47.6% to $38,494,000 compared to $26,072,000 in 1994. This increase was due primarily to increased overall demand for the Company's products, several large contracts for end users building facilities for semiconductor manufacturing, and approximately $6.0 million of increased net sales from Airpure, a subsidiary established in 1994.

    Gross profit for 1995 represented 24.8% of net sales, compared to 27.7% of net sales in 1994. The primary reasons for the decrease in gross profit margin percentage were: (i) the consolidation of operations of Airpure, whose products had been priced at lower margins (an average of 18.8%) in order to achieve entry into the mid-level ASHRAE products market, accounting for 1.1% of the 2.9% decrease in gross profit margin percentage; (ii) a temporary price increase in an essential component of the filtration media because of resource scarcity increased these costs to approximately $370,000 over budget for the year. Other normal fluctuations in materials prices and product mix accounted for the rest of the change in gross margin percentage. The Company expects, with the Acquisitions, that its margins will increase slightly in 1996 to between 25% and 28%. The Company is aiming to eventually reach 30% for its gross margins. See "Business -- Strategies -- Increase Operating Efficiency."

    Operating expenses during 1995 increased 0.3% to $7,263,000, representing 18.8% of net sales, compared to $7,239,000 in 1994, which represented 27.8% of net sales. The Company is seeking to hold increases in operating expenses, except for new plants and acquisitions, to less than 20% of the rate of increase of revenues. Operating expenses included $375,000 and $150,000 in 1995 and 1994, respectively, of costs from settlement of lawsuits in December 1995 with two insurance companies, indemnified by certain officers and shareholders of the Company. See "Business - Legal Proceedings." Because these officers are deemed affiliates, this indemnification was deemed to be a capital contribution to offset expenses incurred by the Company, rather than as a decrease in expense, and was recorded as a debit to accrued liabilities and a credit to paid-in capital. There was no effect upon the cash flows from operations for recording this indemnification. If the settlement had been indemnified by non-affiliates operating expenses during 1995 would have declined 5.2%, to $6,888,000, or 17.9% of net sales, from $7,089,000, or 27.2%
of net sales, during 1994, income tax expense would have increased approximately $146,000 and $58,000, respectively, and total stockholders' equity would have decreased approximately $204,000 and $58,000, respectively.

    Net earnings for 1995 were $1,146,000, or $0.12 per share, compared to a net loss of $5,000, or $0.00 per share, for 1994. Net earnings were decreased by $229,000 (after consideration of a tax benefit of $146,000) and $92,000 (after consideration of a tax benefit of $58,000) during 1995 and 1994, respectively, by the indemnified lawsuit settlement. Without these indemnified settlement expenses, net income would have been $1,375,000, or $0.14 per share, for 1995, compared to $87,000, or $0.01 per share, for 1994.

Year Ended December 30, 1994 Compared to Year Ended December 31, 1993

    Net sales for 1994 increased 26.8% to $26,072,000 compared to $20,569,000 in 1993. This increase was due primarily to increased overall demand for the Company's products, several large contracts for end users building facilities for semiconductor manufacturing, and approximately $1.5 million of net sales from Airpure, a newly established subsidiary.

    Gross profit for 1994 represented 27.7% of net sales, compared to 31.6% of net sales in 1993. The primary reason for the decrease in gross profit margin percentage was the consolidation of start-up operations of Airpure, whose gross profit represented 12.8% of net sales, and normal fluctuations in materials prices and product mix.

    Operating expenses for the Company increased 8%, to $7,239,000 in 1994, compared to $6,695,000 in 1993. This 8% increase was primarily due to the addition of Airpure's operations in 1994, and $150,000 accrued for the resolution of the two lawsuits by insurance carriers against the Company. See "Business - Legal Proceedings."

    The Company experienced a net loss of $5,000 in 1994, compared to net earnings of $317,000 in 1993. The loss in 1994 was the result of a larger than normal income tax expense. The $317,000 of net earnings in 1993 would have been net earnings of $10,000 except for a $307,000 one-time cumulative effect of accounting change related to the Company changing its method of accounting for income taxes.

Pro-Forma Combined Results of Operations

    The Company's pro-forma combined operating results reflect the acquisitions of Precisionaire, CSC and AirSeal as if each had occurred at the beginning of each period presented. The pro-forma operating results for the six months ended June 30, 1996 include the operating results of the Company, Precisionaire, CSC and Air Seal for such period. Adjustments to the pro-forma combined operating results include changes in depreciation and amortization to reflect the new cost basis for assets acquired; changes to selling and administrative expenses to remove non-recurring salaries and benefits to stockholders not involved in operations; and changes in interest expense to reflect debt incurred in financing the acquisitions. No adjustments have been made to reflect synergies or operating efficiencies. The pro-forma operating results are not necessarily indicative of the actual results which would have been reported had the Company owned Precisionaire, CSC and AirSeal in the periods presented.

    The following table summarizes the Company's results of pro-forma operations both in dollars and as a percentage of net sales for the fiscal years ended December 31, 1993, 1994 and 1995 and the six month periods ended June 30, 1995 and 1996.

               SUMMARY COMBINED PRO-FORMA RESULTS OF OPERATIONS
                                (In thousands)
                                          Year ended December 31                            Six Months ended June 30

                                1993                1994                1995                1995                1996
                             ----------          ----------          ----------          ----------          ----------
Net sales                    $  77,910   100.0%  $  87,210   100.0%  $ 107,984   100.0%  $  51,186   100.0%  $  61,375   100.0%
Cost of sales                   57,770    74.1      65,196    74.8      81,045    75.1      38,354    74.9      47,413    77.3
                             ----------          ----------          ----------          ----------          ----------
Gross profit                    20,140    25.9      22,014    25.2      26,939    24.9      12,832    25.1      14,232    23.2

Other operating revenue            547     0.7         634     0.7         141     0.1        -        0.0        -        0.0

Operating expenses              17,859    22.9      19,764    22.7      20,438    18.9       9,832    19.2      10,876    17.7
                             ----------          ----------          ----------          ----------          ----------
Operating income                 2,828     3.6       2,884     3.3       6,642     6.2       3,000    5.9        3,356     5.5

Earnings before
    income taxes                 1,244     1.6       1,082     1.2       4,501     4.2       1,830    3.6        2,837     4.6
Cumulative effect of
 accounting change                 307     0.4        -        0.0        -        0.0        -       0.0         -        0.0
                             ----------          ----------          ----------          ----------          ----------
Net earnings (loss)          $   1,087     1.4   $     528     0.6   $   2,719     2.5   $   1,260    2.5    $   1,819     3.0
                             ==========          ==========          ==========          ==========          ==========


Pro-Forma Six Months Ended June 30, 1996 Compared to Pro-Forma Six Months Ended June 30, 1995

    Pro-forma net sales for the six months ended June 30, 1996 increased 20%, to $61,375,000, compared to $51,186,000 for the six months ended June 30, 1995. The increase was due primarily to each of the subsidiaries being relatively successful in increasing its market share through enhanced marketing and increased production. Frost & Sullivan's survey on the industry estimated that the total industrial air filtration market grew between 4% and 5% year-to-year during this period. The Company hopes to continue capturing market share in the future. See "Business -- Strategies."

    Pro-forma gross profits for the six months ended June 30, 1996 represented 23.2% of pro-forma net sales, compared to 25.1% of pro-forma net sales for the six months ended June 30, 1995. The primary reason for the decrease in gross profit margin was the increase in sales from Airpure and Airpure West. These subsidiaries, whose primary focus is on mid-range ASHRAE filtration products, had combined gross profit representing approximately 15% of net sales. The Acquisitions had no material effect on the Company's pro-forma gross margins.

    Pro-forma operating expenses increased to $10,876,000, compared to $9,832,000 for the six months ended June 30, 1996 and 1995, respectively. Pro-forma operating expenses declined as a percentage of pro-forma net sales, to 17.7% compared to 19.2% for the six months ended June 30, 1996 and 1995, respectively. The Company expects that pro-forma operating expenses will not change materially during the next two quarters, expecting the normal increases in sales expenses associated with expected increases in revenues to compensate for with savings from the consolidation of operations of the Acquisitions. See "Business -- Strategies."

    For the six months ended June 30, 1996 and 1995, the Company's pro-forma provision for income taxes represented approximately 36% and 31%, respectively, of earnings before income taxes.

Pro-Forma Year Ended December 31, 1995 Compared to Pro-Forma Year Ended December 30, 1994

    Pro-forma net sales for 1995 increased 24%, to $107,984,000 compared to $87,210,000 in 1994. This increase was primarily due to the success of all of the Company's subsidiaries in capturing additional market share and increasing production. See "Business - Strategies."

    Pro-forma gross profit for 1995 represented 24.9% of pro-forma net sales, compared to 25.2% in 1994. The primary reason for the decrease in pro-forma gross profit margin percentage was a decrease in gross profit margin percentage of FFI and its Airpure subsidiary, to 24.8% for 1995, compared to 27.7% for 1994. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Year Ended December 31, 1995 Compared to Year Ended December 30, 1994."

    Pro-forma operating expenses during 1995 increased 3.4%, to $20,438,000 from $19,764,000 in 1994, and decreased as a percentage of sales to 18.9% in 1995, compared to 22.7% in 1994. The Company expects that pro-forma operating expenses will not change materially during the next two quarters, expecting the normal increases in sales expenses associated with expected increases in revenues to compensate for with savings from the consolidation of operations of the Acquisitions. See "Business -- Strategies."

    Pro-forma net earnings for 1995 were $2,719,000 compared to $528,000 for 1994.

Pro-Forma Year Ended December 30, 1994 Compared to Pro-Forma Year Ended December 31, 1993

    Pro-forma sales for 1994 increased 12%, to $87,210,000 in 1994, compared to $77,910,000 in 1993. This increase was primarily due to increased overall demand for the Company's products.

    Pro-forma gross profit for 1994 represented 25.2% of pro-forma net sales, compared to 25.9% in 1993. The decrease in pro-forma gross profit percentage was due to a decrease in margins for FFI, which was due to troubleshooting and personnel training costs associated with the start of operations for Airpure in 1994.

    Pro-forma operating expenses during 1994 increased 10.7%, to $19,764,000 in
1994, compared to $17,859,000 in 1993.   This increase is primarily due to the
start up of the Airpure operations.

    Pro-forma net earnings for 1994 were $528,000 compared to $1,087,000 for 1993, a decrease of 51%. The decrease in net earnings was the result of a larger than normal income tax expense as well as one-time cumulative effect of an accounting change related to the Company's changing its method of accounting for income taxes.

Liquidity and Capital Resources

    As the Company's business has grown, overall cash requirements for internal growth and acquisitions have been met through a combination of bridge financing, private placements of equity securities, and cash flow from operations.

    The Company's working capital was $9,462,000 at June 30, 1996, compared to $4,030,000 at December 31, 1995 and $349,000 at December 30, 1994. This
includes cash and cash equivalents of $406,000, $2,974,000 and $157,000 at June 30, 1996, December 31, 1995 and December 30, 1994, respectively. Working capital does not include the unused portion of the Company's revolving credit lines or the proceeds from the Company's Private Offerings completed after the end of the respective periods.

    Trade receivables increased to $12,704,000 at June 30, 1996 from $7,244,000 at December 31, 1995. The increase in receivables is primarily attributable to the increase in the volume of net sales. Other factors for the increase in receivables include normal timing differences in shipments and payments received.

    Revenues for FFI tend to be higher during the first and fourth quarters whereas revenues for Precisionaire tend to be higher during the second and third quarters of the year. This and other factors may cause results of operations to fluctuate materially quarter to quarter. One quarter's results may not be indicative of the next quarter's or be indicative of the results that may be expected for the year.

    Effective September 24, 1996, the Company acquired all of the outstanding capital stock of Precisionaire, pursuant to a stock purchase agreement dated July 1, 1996. The purchase price was $27,315,000 plus 786,885 shares of the Company's Common Stock, subject to a post-closing purchase price adjustment, and was paid by delivery of both $27,315,000 in cash to the Precisionaire sellers and 786,885 shares of Company Common Stock to an escrow agent to be held in escrow and released to the Precisionaire sellers over a three year period if certain performance objectives are met by Precisionaire. The acquisition of Precisionaire by the Company has been accounted for by the Company as a purchase. For accounting purposes this acquisition has been accounted for as of September 30, 1996, the closest period end to the transaction.

    To finance the acquisition of Precisionaire, the Company arranged with NationsBank for a credit facility consisting of (i) a revolving credit facility in the maximum principal amount of $25,000,000 and (ii) a term loan facility in the maximum principal amount of $6,500,000. As of October 15, 1996, the Company has used approximately $21,000,000 of the revolving credit facility and $6,500,000 of the term loan facility. In September 1996, the Company raised $12,005,000 from a private placement of 1,333,889 shares of stock at $9.00 per share to accredited investors, $2,500,000 from a private placement of A Series subordinated convertible debentures to certain unrelated investors, and $4,000,000 from the sale of 10% Convertible Notes pursuant to Regulation S to certain unrelated offshore investors (collectively called the "September Offering"). Net proceeds to the Company after commissions and expenses from the September Offering were $17,123,000. The shares sold in the September Offering are the same shares being registered on behalf of the Selling Shareholders.

    On June 3, 1996, the Company completed a private placement offering of 1,537,315 shares of the Company's common stock at $5.00 per share to accredited investors. The net proceeds to the Company after commissions and expenses from the offering totaling $347,000 amounted to $7,340,000. A portion of the proceeds of this private placement were used to acquire CSC.

    Effective May 31, 1996, the Company completed the acquisition of all of the outstanding capital stock of CSC, along with certain land and buildings formerly owned by the shareholders of CSC, pursuant to a stock purchase agreement. The purchase price for CSC was $4,435,690. In addition, 100,000 shares of the Company's common stock have been issued into escrow as a valuation allowance pending the realized value of future cash flows. The Company also capitalized $143,474 of offering expenses, consisting of legal fees, professional fees and other miscellaneous offering-related expenses. The acquisition by the Company of CSC has been accounted for by the Company as a purchase.

    Effective June 1, 1996, the Company acquired all of the outstanding capital stock of AirSeal, along with certain land and buildings formerly owned by the shareholders of AirSeal, pursuant to a stock purchase agreement. The purchase price for AirSeal was $2,150,000. In addition, 150,000 shares of the Company's common stock have been issued into escrow as a valuation allowance pending the realized value of future cash flows. The Company also capitalized $102,440 of offering expenses, consisting of legal fees, professional fees and other miscellaneous offering-related expenses. The acquisition of AirSeal by the Company has been accounted for by the Company as a purchase.

    On January 24, 1996, the Company completed a private placement offering under Regulation D of 500,000 shares of the Company's common stock to accredited investors at $2.50 per share. The net proceeds to the Company after commissions and expenses from the offering totaling $147,251 amounted to $1,102,749. The proceeds were used for general working capital.

    On December 29, 1995, the Company completed a private offering under Regulation D of 1,100,000 shares of stock at $2.50 per share to accredited investors. Net proceeds to the Company after commissions and expenses from the offering were $2,430,601. The proceeds were used for general working capital.

    Expansions of the business of the Company may require substantial continuing capital investment. Although the Company has been able to arrange equity financing or debt facilities to date, there can be no assurance that sufficient debt financing or equity will continue to be available in the future, nor that it will be available on terms acceptable to the Company. Substantial additional debt or equity financing may be needed for the Company to continue to grow through the acquisition of other businesses. Failure to obtain sufficient capital could adversely affect the Company's acquisition strategy. The Company expects that future financing will be in the form of equity placements, however, no assurance can be given that the Company will be able to obtain additional financing on reasonable terms, if at all.

    The Company's business and operations have not been materially affected by inflation during the periods for which financial information is presented.

                                   BUSINESS

    The information set forth below includes "Forward-Looking Statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Many factors could cause actual results to differ materially from those contained in the forward-looking statements below. See "Risk Factors -- Forward Looking Statements and Associated Risks."

Overview

    The Company designs, manufactures and markets a full range of air filtration products ranging from high performance laminar flow High Efficiency Particulate Air ("HEPA") filters and charcoal filters for semiconductor plants, to residential furnace filters. The Company's air filtration products are utilized by many industries, including those associated with commercial and residential air conditioning and heating systems, semiconductor manufacturing, ultra-pure materials, biotechnology, pharmaceuticals, synthetics, nuclear power and nuclear materials processing. The Company's major customers include AT&T, Motorola, Merck, Kodak, Westinghouse, Home Depot, Walmart and several large semiconductor and computer chip manufacturers.

    Although, the Company historically has specialized in HEPA and medium efficiency filters and equipment, the Company implemented a strategy of growth by acquisition in December, 1995. In 1996, the Company expanded its product line through the purchase of three other companies: CSC, which specializes in charcoal filtration systems for the removal of gaseous contaminants, AirSeal, which specializes in filter housings and customized industrial HVAC equipment and Precisionaire which specializes in the manufacture and sale of filter products ranging from mid-range ASHRAE grade filters through residential furnace filters. The acquisitions of AirSeal, CSC and Precisionaire are sometimes collectively referred to herein as the "Acquisitions."

Industry Background

    Frost & Sullivan, a leading industry analyst, estimates that the total domestic industrial air filtration market exceeded $1.15 billion in 1995 and will reach $1.2 billion in 1996. The forces driving the air filtration market have evolved over the past decade from concerns related to the preservation of machinery and equipment to present day requirements for air quality and production efficiency. Because of these requirements, air filtration products are essential to many industries, including those associated with semiconductor manufacturing, commercial and residential heating, ventilation and air conditioning ("HVAC") systems, ultra-pure materials manufacturing, biotechnology, pharmaceuticals, synthetics, nuclear power and nuclear materials processing. Increasingly, companies are devoting resources to air filtration products to enhance corporate efficiency and productivity.

    Management believes the domestic market for retail and wholesale off-the-shelf air filters and related products will exceed $500 million in 1996. Management believes the world market for its products currently is more than five times the total domestic market, and that as public awareness of the benefits of living and working in clean environments become more generally known and mandated by governments, this market will increase dramatically. The world air filtration market is extremely fragmented, with over 100 companies ranging in size from large companies like AAF International, with over $300 million in revenues per year, to privately held niche manufacturing firms on which no revenue data is available.

    Air filtration products have the following uses:

    Industrial. Air filtration products are used in standard industrial settings to provide cleaner work environments; for example, air filtration systems are used by auto makers to remove "oil mist" contaminants from the air in their plants, and industrial paint booth users utilize air filtration to remove paint particulates from the air.

    Semiconductor Manufacturing. Air filtration products are necessary to meet the increasingly stringent manufacturing environment requirements of semiconductor manufacturers. Laminar flow grade final filters are the most critical component of a semiconductor manufacturers' cleanrooms. A typical state-of-the-art semiconductor product line will have 75,000 square feet of laminar flow grade filters, worth approximately $1.8 million.

    Pharmaceutical and Biotechnology. Air filtration products are necessary to meet the pharmaceutical and biotechnology industry's increased emphasis on preventing cross-contamination by isolating each process in a separate air stream, speed of room recovery from contamination, and decreased emphasis on actual particle counts. Currently, most pharmaceuticals are not manufactured in cleanrooms, but recent regulation changes for the industry which increase the standards for purity and production quality of pharmaceuticals have led to increased demand for pharmaceutical cleanrooms.

    Nuclear Power and Materials Processing. Filtration systems are necessary to radioactive containment procedures for all nuclear facilities.

    Commercial and Residential HVAC Systems. Replacement filters are an essential requirement for the efficient operation of commercial and residential HVAC systems.

Recent Trends

     Recent trends in industry, as well as changes in laws and governmental regulations, all lead to the increasing awareness of the benefits of the use of air filtration products. Some of these trends and changes are:

    Indoor Air Quality (IAQ) and Health. During the past ten years, the air filtration industry has studied the effects of indoor air quality ("IAQ") on employee productivity and solutions for solving IAQ problems. In particular, surveys taken of semiconductor cleanroom production employees report a decrease in the incidence and severity of symptoms associated with common allergies, colds and other maladies, ostensibly related to the workers' time spent in a working environment effectively free of dust, pollen, smoke, bacteria and other common airborne contaminants.

    Hazardous Working Environments. Several studies recognize an increasing number of industrial processes as having significant impacts upon human health. OSHA regulations, in particular, have made IAQ a consideration in a wide variety of industries, ranging from those industries using spray-paint booths to those using automobile assembly lines.

    Sick Building Syndrome. Sick Building Syndrome ("SBS"), which is characterized by lethargy, frequent headaches, eye irritation and fatigue, has recently been shown to be a valid concern, and is a major design consideration in new and renovated commercial and industrial buildings. The identification of "sick" buildings, and the solutions to SBS, involve complex issues which need to be examined on a case-by-case basis by qualified engineers; solutions typically include improving the HVAC and filtration systems of the "sick" buildings.

    Hazardous Emission Regulation and Liability. Electrical utilities will become subject to emissions regulations by the end of 1996 under the Clean Air Act of 1990. In addition, several other new or revised regulations regarding liability for claims made by employees or neighboring communities have made many industries, in particular the chemical and semiconductor industries, more aware of clean air regulations. As a result, these industries have taken voluntary steps, including the utilization of air filtration systems, to reduce emissions of potentially hazardous substances.

Strategies

    The Company's growth strategy is to: (i) increase the Company's market share by selling a full line of products to the Company's current customers;
(ii) introduce new products based on applying existing high-technology concepts to commercial and residential products; and (iii) increase operating efficiencies.

    Increase Market Share

    Sell Full Range of Products to Existing Customers. Currently, the Company sells its products through a direct sales force and manufacturers' representatives. Historically, the manufacturer's representatives have only sold certain of the Company's products. Those representatives can now offer the Company's full range of air filtration products. Certain of the Company's representatives and distributors have indicated a willingness to offer the Company's products exclusively now that the Company offers a full range of products.

    Establish Foreign Presence. The Company intends to manufacture and continue to market its products in foreign markets. In April 1996, the Company established a sales office, through a wholly owned subsidiary, in Singapore. The Company intends to begin manufacturing ASHRAE-grade filters in the region by the end of the second quarter of 1997, and has already begun sales of the Company's products which are shipped from its domestic manufacturing sites.

    Strategic Acquisitions. The Company will continue to increase its market share through strategic acquisitions of synergistic businesses. The Company seeks to identify potential acquisition targets with (i) dominant positions in local or regional markets, (ii) excess or underutilized capacity, (iii) an ability to add new product lines to the Company's business, and (iv) significant asset value to enable the Company to obtain debt financing or non-dilutive equity financing for the acquisition. The Company is continuously evaluating acquisition opportunities in light of the above criteria. Once a potential target is identified, the Company commences an in-depth due diligence evaluation of the target's operations, markets, profitability and examines all potential liabilities including environmental liabilities and any contingent liabilities. At the present time, the Company has no specific plans or agreements with respect to future acquisitions.

    Expand Domestic Rep Network. The Company plans to expand its network of domestic manufacturers' representatives by taking advantage of its established contacts with specialty contractors and manufacturers' representatives throughout the mid-West, Southwest and Eastern regions of the United States. Using its contacts for high end products and its new facility in Santa Rosa, California, the Company intends to expand into West Coast markets for mid range and low end products.

    Continued Emphasis on Quality and Performance. The Company's continued emphasis on product quality has allowed it to grow in several high-technology industries in recent years. See "Business--Products" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

    Expand Market with New Products

    The Company intends to develop products for new markets by applying existing technology developed for high-technology niche markets to new applications. For each new application, the Company will first develop a line of products to meet the needs of the specific application, and through trade shows, technical publications, mass marketing, distributor education and other appropriate methods, will create demand for the application in the new target market.

    Increase Operating Efficiency.

    Eliminate Redundancy. The Company is planning to increase the focus of its individual subsidiaries, so that each subsidiary only produces a single category of product. The Company expects to reduce costs by eliminating redundant part and lot tracking between its FFI and CSC facilities. Part and lot tracking is currently required by the FDA and DOE for all facilities manufacturing high-end containment environments. These containment environments will now be produced exclusively at CSC's site in Bath, North Carolina.

    Centralize Overhead Functions. The Company plans to centralize and eliminate duplication of efforts between the subsidiaries in the following areas: Purchasing, marketing, accounting, personnel management, risk management and policies and other benefit plan administration, production planning and shipping coordination.

    Cross-Apply Technology and Expertise. The Company plans to evaluate the manufacturing technologies used by its various subsidiaries and to cross-apply such technologies to create greater efficiencies in each manufacturing line. The Company has already identified cost saving procedures used by FFI which, when implemented, will enhance the efficiency at Precisionaire.

Marketing

    The Company sells its products through manufacturer's representatives, distributors and a direct sales force. Sales to the semiconductor, biotechnology and general industrial markets are typically made through manufacturer's representatives. The direct sales force sells primarily to wholesale distributors, large retail chains, original equipment manufacturers, end users and government organizations.

    Each of the Company's subsidiaries has had a distinct group of non-exclusive manufacturer's representatives; each representative typically represents a group of end users with similar filtration needs, in a relatively small geographical region. For example, FFI typically has at least one "exclusive" representative in each major urban center in the U.S., whose customers are the high-technology firms who use FFI's products, or the specialty HVAC contractors who serve these end users. These representatives will also typically sell mid-range ASHRAE filters, standard-grade filters and related products and housings from other manufacturers to fill out their product offerings.

    The Company is currently focused on expanding its business with each of these representatives to include all of the Company's products. The Company believes it will be successful with the majority of its current representatives for the following reasons:

    Product Quality. The Company believes it manufacturers high performance air filtration products. It currently offers filters of 99.999997% efficiency on particles 0.1 microns or larger, the highest efficiency rating available anywhere. It offers one of the few isolation environments approved by the FDA for production of hazardous micro-organisms. Its standard grade replacement filters meet or exceed all OEM specifications, and are specifically recommended by some of the major HVAC equipment manufacturers.

    Name Recognition. The Company believes that each of its product lines has high name recognition in its target markets. The Company's representatives have indicated that they believe their sales will be increased with additional products associated with the Company.

    Single Source Supplier. The Company provides a complete spectrum of air filtration products. The ability to work with a single source for filters will enable representatives to operate more efficiently, only needing to be trained on one filtration system, maintain contacts with a single organization and order from a central source.

    Product Promotion and Innovation. The Company plans to introduce the public to new applications it is developing for filtration products. Representatives will be able to take advantage of the additional name recognition and public knowledge associated with the marketing of the new products, and see this as a competitive advantage to selling the Company's products.

    The Company is also seeking to consolidate its share of its direct customers' business in the same fashion. For example, CSC has historically sold high-end radiation containment filtration systems for radioactive containment and exhaust purposes to U.S. Department of Energy nuclear facilities. These facilities also use standard and industrial-grade filters for air intake systems and control areas. The Company believes each of its subsidiaries will be able to sell its direct customers additional products from the other subsidiaries, for many of the same reasons given above: perception of product quality, name recognition, and public knowledge of product innovations and technical superiority.

Products

    The Company's principal products are high-end, mid-range and standard-grade air filtration products and related equipment and hardware. These principal products are divided into product lines and each product line is marketed separately through a combination of direct sales and a network of regional distributors and specialized technical representatives and contractors

    "High-End" Products and Services.

    The Company manufactures and sells "high-end" air filtration products for use in applications requiring High Efficiency Particulate Air ("HEPA") filters, or absolute control of other contaminants or toxic gases, typically with at least 99.97% efficiency. Set forth below is a description of some of the Company's high-end products.

    HEPA Filters. The Company manufactures a full line of commercial-grade and specialty HEPA filters, in a variety of styles, including bag filters, fluid seal filters and clamp-down ceiling filters. These filters are used to remove extremely small particles from air and other gases for a variety of applications ranging from removing radioactive particles in the event of a nuclear containment breach to removing oil mist from the air of automobile plants to meet OSHA requirements, to removing cigarette smoke from the air of smoking areas at airport terminals before it is mixed with the general airport air.

    Laminar Flow Grade Filters. The Company manufactures an extensive line of high-performance air filters designed to meet the additional requirements of cleanrooms. Efficiencies for various laminar flow filter types range from 99.99% to 99.999997% for particle removal. The performance of these product lines forms the basis for the Company's reputation among high-end users. A key advantage of the Company's laminar flow filters is that the Company is the only HEPA filter manufacturer to produce its own fiber-glass based filter media. Besides allowing more immediate and effective product quality control, the Company has developed unique processes which enable them to manufacture "completely separatorless" filters, while competing filters use aluminum, tape, glue or strings to separate adjacent pleats of the media which obstruct air flow and contribute to off-gassing and particle generation. Laminar flow grade filters are essential for the production of semiconductors, pharmaceuticals and many other high-technology products.

    HEGA Products. High-Efficiency Gas Adsorbers ("HEGAs") collect gaseous contaminants through "adsorption," or collecting contaminants in a condensed form on a surface. HEGA filters are used to control or eliminate gaseous contaminants, odors, bacteria and other micro-organisms, toxic chemicals and specialized biological agents. HEGA products typically contain one of several forms of activated charcoal, selected to match the types of contaminant which need to be filtered for the particular application. HEGA filters, in combination with ASHRAE-grade and HEPA filters, are critical to many applications, including the production and disposal of chemical and biological warfare agents, the removal of radioactive gases from the exhaust of nuclear facilities and the removal of volatile organic compounds generated by many industries ranging from hospital operating rooms to sub-surface mining.

    Containment Environments. The Company manufactures isolated containment environments for a variety of applications which combine HEPA and HEGA filtration with specialized housings and self-contained fan-filter units. These systems are customized to meet the requirements of the end user, and have been used in applications ranging from isolating contagion in critical care wards to the production of designer micro-organisms. The Company offers the only FDA approved containment environment for the production of potentially hazardous micro-organisms. These containment environments are potentially adaptable, especially in combination with gas-phare filtration technologies, to many other industries, including the pharmaceutical and semiconductors industries.

    "Mid-Range" Filtration Products and Services.

    The Company also manufactures and sells products intended for "mid-range" applications. These filters are also known as ASHRAE filters, because they fall under specifications and are categorized by efficiency ratings established by the American Society of Heating, Refrigeration and Air-conditioning Engineers. These applications are generally characterized by requiring filtration of at least 20% efficiency. The Company's mid-range industrial grade filters are used in many applications, including hospital and bio-medical ventilation systems, photoproduct processes, food handling or processing operations, toxic or carcinogenic containment, and as high-efficiency prefilters for the HVAC units in cleanrooms.

    The Company's mid-range industrial grade products include PUREFORM(r) Separatorless Filters, Separator-Type filters with corrugated aluminum separators, high-temperature HEPA filters, and 95% DOP high-efficiency filters, in a variety of styles, including nipple-connected, square gasketed with gel-seal and round with or without faceguards. Other major ASHRAE-rated products include Precision Pak(tm) extended surface area "bag" type filters, Rigi-Pleat(tm) deep-pleated filters, Multi-Fold(tm) Collapsible medium and high-efficiency air filter cartridges, and Multi-Cap and Multi-Flo collapsible air filter cartridges for replacement of competitors' filters.

    "Standard-Grade" Products and Services.

    The Company manufactures and sells standard-grade products for use in conventional commercial and residential HVAC systems. These products are typically sold off-the-shelf to HVAC distributors, retail outlets, industrial wholesalers and specialty contractors. These filters are characterized by their low cost, and typically have efficiency ratings below 30%, with average
arrestance ranging from 50% to 95%.   The Company's product lines in this
category include a full range of filters and media for standard residential and commercial furnace and air conditioning applications.

    The Company's standard-grade filters are sold under more than 20 different brand names, including Precisionaire Industrial Grade, Tri-Bond, E-Z Flow, Dustgard, Kwik Kut, Smilie, Permaire, Kwik Kleen, Pre-Foam Kleen, Kwik Kleen Synthetic, Pre-Pleat and Micro-Particle Pleated Home Air Filters.

    Other Products and Services.

    In addition to filters, the Company also sells related products, including filter housings, lay-in grid cleanroom ceilings, fans and blowers, isolation dampers, adhesives, caulk, filter media, and sealants. The Company also has a limited number of service clients, where the Company will replace or recharge media and perform related maintenance services.

Manufacturing

    The Company designs and manufactures air filters, housings, containment environments and related equipment. Its products are manufactured at seven facilities in the U.S., which range in size from 40,000 square feet to over 200,000 square feet. CSC manufactures high-end containment environments, housings, custom filter assemblies and other custom filtration products and systems which require extensive custom design, production and lot tracking, such as FDA-approved enclosures for the production and containment of potentially dangerous biologically engineered microorganisms. Precisionaire has three separate manufacturing facilities, which produce medium efficiency and standard-grade filters in standard sizes, which are shipped in bulk to retailers, distributors and other customers. FFI's facility in Washington, NC, produces high-end HEPA products; Management believes that FFI's ability to manufacture its own filter media provides it with a significant competitive advantage, allowing more direct control over quality and composition than is generally available with outside suppliers. The Company's Selma, N.C. and Santa Rosa, Ca., facilities manufacture ASHRAE grade filters.

    The Company's manufacturing operations are subject to periodic inspection by regulatory authorities. Because of the nature of some of the Company's products, these agencies include, in some cases, the Department of Energy, the Food and Drug Administration and other agencies responsible for overseeing sensitive technologies. One of the considerations in deciding which types of products each facility will manufacture is the segregation of highly-regulated products to a minimal number of facilities, to reduce the overhead associated with regulatory monitoring and compliance.

    Each of the Company's manufacturing facilities utilize testing and design strategies appropriate to the products manufactured. These range from standard statistical process quality controls for standard-grade residential replacement filters to individual testing and certification with patented proprietary particle scanning technologies for each laminar-grade HEPA filter. The Company believes that its ability to comprehensively test and certify its filters provides it with a competitive advantage.

Competition

    The air-filtration market is fragmented and highly competitive. There are many companies which compete in the Company's market areas. The Company believes that the principal competitive factors in the air-filtration business include, product performance, price, product knowledge, reputation, customized design, timely delivery and product maintenance. The Company believes it competes favorably in all of these categories. The Company's competitors include successful companies with resources, capital requirements, financial strength, and market share which may be greater than the Company's. Major competitors include AAF International, Calgon Carbon Corporation, Farr Company, HEPA Corporation, Purolator Products Air Filtration Company, and Torit/Day.

Patents, Trademarks and Licenses

    The Company currently holds eight patents relating to filtration technology, including patents relating to HEPA filters and fabrication methods, filter leak testing methods, and laminar flow cleanrooms. The Company has a patent pending on its isolation workstation technology.

    The Company has applied for federal trademark protection for the following marks: Precisionaire(r), Dustgard(r), Preflex(tm), AP Armaflex(r), E-Z flow(r), E-Z flow II(r), Smilie(r), Permaire(r), AIRVELOPE(tm), CHANNEL-CEIL(r), CHANNEL-HOOD(tm), PUREFORM(tm), ECONOCELL(tm), PURESEAL(r), TECH-
SORB(tm), GAS-PAK(tm) and ULTRASORB(tm).   Although management believes that
the patents and trademarks associated with the Company's various product lines and subsidiaries are valuable to the Company, it does not consider any of them to be essential to its business.

    The Company currently licenses some of its manufacturing products to specialty HVAC and ASHRAE original equipment manufacturers ("OEMs"), who produce products under their own name and with their own identifying labels.

Acquisition History

    In September 1996, the Company acquired all of the outstanding stock of Precisionaire pursuant to a stock purchase agreement dated July 1, 1996. The purchase price was $27,315,000, subject to a post-closing purchase price adjustment, and up to 786,885 shares of Company Common Stock, if certain performance criteria are met. The acquisition of Precisionaire by the Company has been accounted for by the Company as a purchase. Precisionaire manufactures and sells filter products for use in conventional, commercial and residential HVAC systems. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources".

    In June 1996, pursuant to a stock purchase agreement, the Company acquired all of the outstanding stock of Air Seal, a mid-range custom filter housing manufacturer based in Houston, Texas, as well as the land and building where Air Seal's plant and offices are located. The Company gave consideration of $2,150,000 and up to 150,000 shares of the Company's common stock if certain performance criteria are met. The Company accounted for this acquisition as a purchase.

    In May 1996, pursuant to a stock purchase agreement, the Company acquired all of the outstanding stock of CSC, a charcoal filter manufacturer based in North Carolina specializing in activated charcoal filters and containment environments, as well as the land and buildings where CSC's manufacturing plant and offices are located. The acquisition was effective as of March 1, 1996. The purchase price for CSC was $4,435,690, subject to a post-closing purchase price adjustment, and was paid by delivery of $4,435,690 in cash. The acquisition by the Company of CSC has been accounted for by the Company as a purchase.

    In January 1996, Elite entered into a reincorporation merger with Flanders, a newly formed North Carolina corporation and wholly owned subsidiary. As a part of the reincorporation merger, Elite changed its name to Flanders Corporation and its domicile to North Carolina.

    Elite, the predecessor of Flanders, was incorporated on July 2, 1986 in the State of Nevada. In December 1995 Elite acquired FFI, a manufacturer of precision high-performance filtration products, in a stock-for-stock exchange. Prior to the acquisition of FFI, Elite was a "public shell" company with no significant operations or assets. The acquisition of FFI was accounted for as a reverse acquisition, meaning that for purposes of financial statements, the historical results of FFI become the historical results of Elite.

Backlog

    The Company had approximately $19,259,000 million in firm backlog, on a pro-forma basis, at September 30, 1996, compared to $16,537,000 million at December 31, 1995, and $14,564,000 million at December 30, 1994. Firm backlog includes orders received and not begun and the unfinished and unbilled portion of contracts in progress. Orders are typically not cancelable without penalty, except for certain stable filter supply contracts to nuclear facilities operated by the United States government. All backlog at September 30, 1996 is expected to be shipped by the end of the first quarter of 1997.

Employees

    The Company employed approximately 1,389 full-time employees on September 30, 1996: 1,234 in manufacturing, 37 in development and technical staff, 39 in sales and marketing, and the remaining 79 in support staff and administration. The Company's employees are not represented by a labor union. The Company believes that its relationship with its employees is satisfactory.

Facilities

    The following table lists the principal facilities owned or leased by the Company.

                                            Approximate
                                               Floor
Principal Facility          Location           Space               Monthly Expense   Lease/Type
Headquarters and         Washington, North  220,000 square feet          N/A         N/A - owned
manufacturing facility   Carolina

Manufacturing,           Bath, North        44,282 square feet           N/A         N/A - owned
service and office       Carolina
facility

Plant and office         Selma, North       22,500 square feet       $  6,250.00     Monthly Lease
facility <F1>            Carolina

Manufacturing            Bartow, Florida    175,000 square feet      $ 16,304.17     10 year, expires
plant <F2><F4>                                                                       in 2006

Lakeland facility -      Lakeland, Florida  30,000 square feet       $  5,962.50     3 year, expires
manufacturing plant                                                                  February 15, 1997

Manufacturing            Terrell, Texas     146,256 square feet      $ 21,800.00     N/A -- purchasing
plant <F3>

Manufacturing            Auburn,            91,000 square feet       $ 16,304.17     10 year, expires in
plant <F2><F4>           Pennsylvania                                                2006

Office Space <F4>        St. Petersburg,    12,000 square feet       $  7,650.60     5 year, expires in
                         Florida                                                     2001

Office Space             Terrell, Texas     13,200 square feet       $  1,000.00     5 year, expires
                                                                                     April 1, 2000


                                      32


R&D; Cafeteria <F4>      St. Petersburg,    6,000 square feet        $  1,464.38     5 year, expires in
                         Florida                                                     2001


Warehouse                South Holland,     33,226 square feet       $  8,307.00     4 year, expires on
                         Illinois                                                    March 31, 1998

Manufacturing plant      Sonoma,            40,000 square feet       $  6,675.00     1 year, expires
                         California                                                  April 30, 1997

Manufacturing plant      Stafford, Texas    8,000 square feet        $  1,600.00     1 year, expires
                                                                                     January 8, 1997

<F1>
    The Selma facility is leased from a related party pursuant to a month-to-month lease. See "Certain Relationships and Related Transactions."
<F2>
    Upon satisfaction of certain conditions, the landlord at this location has the right to cause the Company to purchase such property and the Company has the right to purchase this property for five (5) years thereafter.
<F3>
    The Company is currently negotiating the assumption of the mortgage of the property at this location.
<F4>
    These facilities are leased from a related party pursuant to leases. See "Certain Relationships and Related Transactions."


Research and Development

    The Company's research and development is focused in the following areas:

    Automated equipment design, to increase the efficiency and profitability of production lines used for mass production of off-the-shelf filters;

    Alternative filtration media types, including evaluation of new synthetic media products, which might either increase efficiency or decrease media costs;

    Improved media production techniques, particularly at FFI's plant in Washington, NC, where the Company produces its Dimple-Pleat media, and other media for high-end HEPA products; during the past ten years, the Company has increased the efficiency of its filters through advances in media formulation and production techniques from 99.97% to 99.9999997%.

    Application development, where new methods and products are developed from existing technologies. See "Business Strategies -- Expand Market with New Products."

    Research and development costs for the six months ending June 30, 1996 and the last three fiscal years are summarized below. Research and development costs on a pro-forma basis were expended and included in general and administration expenses during the period incurred.

              Period Ending            Amount

                6/30/96             $   450,000

               12/31/95             $ 1,000,000

               12/31/94             $   650,000

               12/31/93             $   550,000

Legal Proceedings

    From time to time, the Company is a party to various legal proceedings incidental to its business. Currently, the Company is not a party to any legal proceeding material to the conduct of its business, operations or financial condition.

MANAGEMENT

The Company's directors and executive officers are as follows:

     Name               Age                  Title

Thomas T. Allan          58     Chairman of the Board

Robert R. Amerson        46     President, Chief Executive Officer and Director

Gustavo Hernandez        61     Director, Vice President of Operations

Steven K. Clark          43     Vice President of Finance/Chief Financial
                                Officer and Director

William M. Claytor       54     Director

William H. Clark         53     Director

    Thomas T. Allan. Mr. Allan currently serves as the Company's Chairman of the board, a position he has held for over ten years, and he has served on the Board of Directors for over twenty years. Mr. Allan first joined Flanders in 1964. He holds a Bachelor of Arts degree in Journalism from the University of Pennsylvania.

    Robert R. Amerson. Mr. Amerson has been President and a Director of Flanders since 1988. He joined the Company in 1987 as Chief Financial Officer. Mr. Amerson has a Bachelor of Science degree in Business Administration from Atlantic Christian College.

    Gustavo Hernandez. Mr. Hernandez has been President of Precisionaire since 1979, and became a Director and Vice-President of the Company contemporaneous with the Company's acquisition of Precisionaire in September 1996. Mr. Hernandez joined Precisionaire in 1969 as Vice President of Finance. Mr. Hernandez has a Bachelor of Arts degree in Accounting from the University of Southern Florida.

    Steven K. Clark. Mr. Clark was named a Director, Vice President and Chief Financial Officer of the Company in December 1995. Mr. Clark acted as a consultant to the Company from November 15, 1995 through December 15, 1995. From July 1992 through October 1995, he was the Chief Financial Officer of Daw Technologies, Inc., a specialty cleanroom contractor and customer of the Company. Mr. Clark is a Certified Public Accountant and has Bachelor of Arts degrees in Accounting and Political Science and a Master of Business Administration degree, all from the University of Utah.

    William M. Claytor. Mr. Claytor has been an outside Director of Flanders for the last five years. He is a partner in the law firm of Baucom, Claytor, Benton, Morgan, Wood & White, P.A., and has held such position since 1975. Mr. Claytor graduated from Memphis State University School of Law in 1969 and from the University of Missouri in 1963.

    William H. Clark. Mr. Clark has been an outside Director of Flanders since June, 1996. He is and has been since 1977, the President and Owner of Bill Clark Construction Co., Inc., a construction company located in Greenville, North Carolina specializing in residential development. He is currently a member of the Business Advisory Council of the East Carolina University School of Business. Mr. Clark has a BA degree and a Masters of Business Administration degree, both from East Carolina University.

Other Key Employees

    In addition to the executive officers named above, the Company considers the following to be key employees:

    O. Weldon Scott, Jr.. Mr. Scott is President of FFI. Mr. Scott has been with the Company since 1973. He has worked in many positions at all levels of the Company, including Director of Filter Manufacturing, Service Technician and Foreman of Testing.

    Knox Oakley. Mr. Oakley has been the Vice President of Corporate Marketing and Sales of FFI since June 1994. From 1989 through June 1994, Mr. Oakley was Director of North American Sales for American Air Filter (now AAF International). Mr. Oakley received his Bachelor of Science degree in Biology from the Citadel.

Committees of the Board of Directors

    The Board of Directors has an Audit Committee and a Compensation Committee. The Audit Committee, which was established in December of 1995, reviews the results and scope of the audit and other services provided by the Company's independent auditors, reviews and evaluates the Company's internal audit and control functions, and monitors transactions between the Company and its employees, officers and directors. The Compensation Committee administers the Company's equity incentive plans and designates compensation levels for officers and directors of the Company.

    The members of the Audit Committee are Mr. S. K. Clark, Mr. W.H. Clark and Mr. Claytor. The members of the Compensation Committee are Messrs. Claytor and Allan. Both Mr. Claytor and Mr. W.H. Clark are non-employee directors. Mr. Allan is the Chairman of the Board; his compensation is fixed at $71,000 per year, and he is not eligible for bonuses.

Employment Agreements

    The Company has entered into employment agreements with Messrs. Amerson and
S. K. Clark effective as of December 15, 1995 ("Employment Agreements"). Mr. Amerson's employment agreement currently provides for an annual base salary of $250,000. Mr. Clark's employment agreement currently provides for an annual base salary of $250,000. The Employment Agreements each have an initial five
(5) year term. The Employment Agreements also provide that the executive shall be entitled to the following termination payments: (i) 100% of his current base salary if the employment is terminated as a result of his death or disability,
(ii) up to 200% of his current base salary, if the employment is terminated by the Company for any reason other than death, disability or for Cause (as defined in his Employment Agreement), or (iii) up to 250% of the executive's gross income during the year preceding his termination if the Employment Agreement is terminated by the executive for Good Reason (as defined in the Employment Agreement) or by the Company for any reason other than death, disability or Cause and the termination occurs within two years after a Change of Control (as defined in the Employment Agreement) of the Company has occurred.

    The Company has also entered into an employment agreement with Mr. Hernandez effective September 23, 1996. This agreement currently provides for a base salary of $250,000 and has an initial five (5) year term. The employment agreement also provides that the executive shall be entitled to the following termination payments: (i) 100% of his current base salary if the employment is terminated as a result of his death or disability, and (ii) up to 200% of his current base salary, if the employment is terminated by the Company for any reason other than death, Disability or for Cause (as defined in his employment agreement).

Compensation of Directors

    Directors who are Company employees receive no additional or special remuneration for serving as directors. The Company's non-employee Directors are paid $500 plus out-of-pocket expenses for each meeting of the Board of Directors and receive options to purchase shares of Common Stock of the Company pursuant to the Director Option Plan described below. In addition, in 1995, Mr. Claytor received an option to purchase 50,000 shares of common stock and Mr. Allan received an option to purchase 150,000 shares of common stock, both exercisable at $1 per share.

Director Option Plan

    The 1996 Director Option Plan provides for the grant of stock options to existing and future outside directors of the Company. Each outside director who is serving as a director on January 1 of each calendar year, commencing January 1, 1997, will automatically be granted an option to acquire up to 5,000 shares of common stock at an exercise price per share not less than the fair market value per share of common stock on such date, assuming such outside director had been serving for at least six months prior to the date of grant.

    Payment of the exercise price for options granted under the Director Option Plan may be made in cash, in shares of the Company's common stock, or in a combination of cash and common stock. Options under the Director Option Plan are fully exercisable upon six months of the anniversary of receipt. Options granted under the Director Option Plan are not transferrable, except under limited circumstances. If the outside director optionee ceases to be an outside director other than by reason of death, disability or cause, all unexercised options terminate three months thereafter.

    The Company has reserved 500,000 shares of its common stock for issuance under the Director Option Plan. The Director Option Plan terminates in 2006.

Long-Term Incentive Plan

    In 1996, the Company adopted the Long Term Incentive Plan ("LTI Plan") to assist the Company in securing and retaining key employees and consultants. The LTI Plan authorizes grants of incentive stock options, nonqualified stock options, stock appreciation rights ("SARs"), restricted stock performance shares and dividend equivalents to officers and key employees of the Company and outside consultants to the Company. There are 2,000,000 shares of Common Stock reserved for award under the LTI Plan.

    The Plan is administered by the Compensation Committee of the Board of Directors. The Compensation Committee determines the total number and type of award granted in any year, the number and selection of employees or consultants to receive awards, the number and type of awards granted to each grantee and the other terms and provisions of the awards, subject to the limitations set forth in the LTI Plan.

Stock Option Grants. The Compensation Committee has the authority to select individuals who are to receive options under the LTI Plan and to specify the terms and conditions of each option so granted (incentive or nonqualified), the exercise price (which must be at least equal to the fair market value of the Common Stock on the date of grant with respect to incentive stock options), the vesting provisions and the option term. Unless otherwise provided by the Compensation Committee, any option granted under the LTI Plan expires the earlier of 10 years from the date of grant or, three months after the optionee's termination of service, other than termination for cause, with the Company or three years after the optionee's death or disability. As of October 7, 1996 the Company has granted options to purchase 176,520 shares of Common Stock under the LTI Plan.

Stock Appreciation Rights. The Compensation Committee may grant SARs separately or in tandem with a stock option award. A SAR is an incentive award that permits the holder to receive (per share covered thereby) an amount equal to the amount by which the fair market value of a share of Common Stock on the date of exercise exceeds the fair market value of such share on the date the SAR was granted (the "base price"). Under the LTI Plan, the Company may pay such amount in cash, in Common Stock or a combination of both. Unless otherwise provided by the Compensation Committee at the time of grant, the provisions of the LTI Plan relating to the termination of employment of a holder of a stock option will apply equally, to the extent applicable, to the holder of a SAR. A SAR granted in tandem with a related option will generally have the same terms and provisions as the related option with respect to exercisability. A SAR granted separately will have such terms as the Compensation Committee may determine, subject to the provisions of the LTI Plan. As of June 30, 1996, no SARs have been granted under the LTI Plan.

Restricted Stock Awards. The Compensation Committee is authorized under the
    LTI Plan to issue shares of restricted Common Stock to eligible participants on such terms and conditions and subject to such restrictions, if any, as the Compensation Committee may determine. As of June 30, 1996, no restricted stock awards have been granted under the LTI Plan.

Performance Shares. The Compensation Committee is authorized under the LTI
    Plan to grant performance share units to selected employees. Typically each performance share unit will be deemed to be the equivalent of one share of Common Stock. As of June 30, 1996, no performance shares have been awarded under the LTI Plan.

Dividend Equivalents. The Compensation Committee may also grant dividend equivalent rights in conjunction with the grant of options of SARs. Dividend equivalent rights entitle the holder to receive an additional amount of Common Stock upon the exercise of the underlying option or SAR. As of June 30, 1996, no dividend equivalents have been awarded under the LTI Plan.

401(k) Plan

    Due to the Acquisitions, the Company currently has four defined contribution 401(k) salary reduction plans intended to qualify under section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code"), one for each of FFI, CSC, Airpure and Precisionaire (collectively, the "401(k) Plans"). The Company is in the process of combining all of the plans into a single plan. See "Business -- Strategies - Increase Operating Efficiency."

    Employees of Flanders and Airpure are immediately eligible to enroll in their 401(k) Plans upon employment. Employees of CSC and Precisionaire are eligible after one year of service. Eligible employees may enroll in the appropriate 401(k) Plan as of any January 1 or July 1 of each year. For each of the 401(k) Plans, a participating employee, by electing to defer a portion of his or her compensation, may make pre-tax contributions to the 401(k) Plan, subject to limitations under the Code, of a percentage of his or her total compensation which varies between the 401(k) Plans between 15% and 20%. Flanders, Airpure and CSC may make matching contributions to the appropriate 401(k) Plans at the discretion of their Boards of Directors. Precisionaire contributes 25 cents for each dollar contributed, up to the first 4% of compensation deferred. Participant contributions and earnings are 100% vested, while Company matching contributions vest in increments over a six-year period (for FFI, Airpure and CSC) or a seven-year period (for Precisionaire). Participants may alter their contribution amounts as of any enrollment date. Participants may change or transfer their investments at any time. Contributions may be withdrawn only after the participant reaches the age of 591/2 or in the event of retirement, death disability, termination of service or financial hardship, with possible penalties for certain early withdrawals. The Company pays all expenses associated with administration of the 401(k) Plans.

Executive Compensation

    Board Compensation Committee Report on Executive Compensation

    The Company's executive compensation program is administered by the Compensation Committee of the Board of Directors. The role of the Compensation Committee is to review and approve salaries and other compensation of the executive officer of the Company, to administer the Executive Officer Bonus Plan (the "Bonus Plan"), and administer the stock option plans and to review and approve stock option grants to all employees, including the executive officers of the Company. Several of the mechanisms discussed below were not in place during 1995, but have been or are being established as the Company further defines its executive compensation policies and goals. For instance, the non-qualified stock option plan discussed below was not in place during 1995, but has since been established, and will be an important part of future compensation decisions.

    General Compensation Philosophy

    The Company's compensation philosophy is that total cash compensation should vary with the performance of the Company and any long-term incentive should be closely aligned with the interest of the stockholders.

    Total cash compensation for the executive officers consists of the following components:

    -       Base salary

    - An executive officer bonus that is related to growth in sales and operating earnings of the Company.

    Long-term incentive is realized through the granting of stock options to executives and key employees through a non-qualified stock option plan, which was adopted by the Board and approved by a majority of the Company's shareholders in January of 1996. The Company has no other long-term incentive plans for its officers and employees.

    Base Salary and Executive Officer Bonus Target

    Current base salaries for the executive officers of the Company were determined by arms' length negotiations with the Board of Directors, and are set forth in the various employment contracts between the Company and the executive officers - see "Employment Agreements."

    Stock Options

    Stock options are granted to aid in the retention of executive and key employees and to align the interests of executive and key employees with those of the stockholders. The level of stock options granted (i.e., the number of shares subject to each stock option grant) is based on the employees ability to impact future corporate results. An employee's ability to impact future corporate results depends on the level and amount of job responsibility of the individual. Therefore, the level of stock options granted is proportional to the Compensation Committee's evaluation of each employee's job responsibility. For example, Mr. Amerson, as the Chief Executive Officer, has the highest level of responsibility and would typically be awarded the highest level of stock options.


    Stock options are granted at a price not less than the fair market value on the date granted. They are granted to key employees, including the executive officers, at the direction of the Compensation Committee at levels believed to be appropriate for the amount and level of responsibility of each key employee.

    The members of the Audit Committee are Messrs. Claytor and Allan. Mr. Claytor is a non-employee director. Mr. Allan is the Chairman of the Board; his compensation is fixed at $71,000 per year, and he is not eligible for bonuses.

        Summary  Compensation Table.

    The following table sets forth the aggregate cash compensation paid by the Company for services rendered during the last three years to the Company's Chief Executive Officer and to each of the Company's other executive officers whose annual salary, bonus and other compensation exceed $100,000.

                                            Annual Compensation                Long-Term Compensation
                                            -------------------                ----------------------

                                                                                     Awards          Payouts
                                                                                     ------          -------
                                                                  Other      Restricted
                                                                 Annual         Stock     Option/s    LTIP
                                                                 Compen-      Award(s)      SARs     Payouts
Name and Principal Position <F1>  Year   Salary ($)  Bonus ($)   sation<F2>   ($)        (#)        ($)
--------------------------------  ----   ----------  ---------   -------     ----------   --------   -------

Thomas T. Allan                   1995    $ 71,000   $   -      $ 137,077    $    -        150,000   $   -
  Chairman of the Board           1994      71,000       -        124,500         -           -          -
                                  1993      71,000       -        167,875         -           -          -

Robert R. Amerson                1995<F3>  128,846       -        137,077         -      1,150,000       -
  President                       1994     100,000       -        124,500         -           -          -
                                  1993     100,000       -        167,875         -           -          -

Steven K. Clark                  1995<F4>   15,000       -           -            -      1,150,000       -
  Chief Financial Officer         1994        -          -           -            -           -          -
                                  1993        -          -           -            -           -          -

<F1>
    Gustavo Hernandez, a Vice President of the Company and a Director, is the Chief Executive Officer of Precisionaire. He commenced his employment with the Company in September 1996. Mr. Hernandez will receive an annual salary of $250,000, plus a possible bonus, commencing in September 1996, under his Employment Agreement. See "Management -- Employment Agreements." During 1995 and 1994, Mr. Hernandez was paid $218,049 and $188,714, respectively, by Precisionaire.
<F2>
    Represents compensation paid by the Company to FEC and received by Messrs. Allan and Amerson, respectively. See "Management -- Employment Agreements," "Certain Relationships and Related Party Transactions."
<F3>
    Mr. Amerson's annual salary is $250,000, plus a possible bonus each year, under his Employment Agreement. See "Management -- Employment Agreements." In 1996, Mr. Amerson has also received stock options to purchase 1,000,000 shares at $2.50 each and 1,000,000 shares at $7.50 each.
<F4>
    Mr. Clark commenced his employment with the Company as of December 15, 1995. Mr. Clark's annual salary is $250,000, plus a possible bonus, under his Employment Agreement. See "Employment Agreements." In 1996, Mr. Clark has also received stock options to purchase 1,000,000 shares at $2.50 each and 1,000,000 shares at $7.50 each.

    Options/SARs Granted in Last Fiscal Year.

    The following table sets forth the aggregate number and value of stock options and SAR's granted by the Company for services rendered during 1995 to the Company's Chief Executive Officer and to each of the Company's other executive officers whose annual salary, bonus and other compensation exceed $100,000.

                                                                                           Potential Realizable Value at
                                                                                              Assumed/Annual Rates of
                                                                                              Stock Price/Appreciation
                                                                                                   for Option Term
                                                                                           -----------------------------
                                              % of Total
                                             Options/SARs
                                              Granted to      Exercise or
                             Options/SARs    Employees in     Base Price     Expiration
Name                          Granted (#)     Fiscal Year       ($/Sh)          Date        5% ($) <F1>    10% ($) <F1>
-------------------------    ------------    ------------     -----------    ----------     -----------    ------------

Thomas T. Allan                  150,000           6%          $    1.00     11/15/2000     $   42,000     $    91,500
Robert R. Amerson <F2>         1,150,000          47%          $    1.00     11/15/2000        322,000         701,500
Steven K. Clark <F3>           1,150,000          47%          $    1.00     11/15/2000        322,000         701,500

<F1>
    The potential realizable value portion of the foregoing table illustrates value that might be realized upon exercise of the options immediately prior to the expiration of their term, assuming the specified compounded rates of appreciate on the Common Stock over the term of the options. These numbers do not take into account plan provisions providing for termination of the option following termination of employment or non-transferability.
<F2>
    Mr. Amerson's current salary is $250,000, plus any bonuses awarded under his Employment Agreement. See "Management -- Employment Agreements." In 1996 Mr. Amerson has also received stock options to purchase 1,000,000 shares at $2.50 each and 1,000,000 shares at $7.50 each.
<F3>
    Mr. Clark commenced his employment with the Company as of December 15, 1995. Mr. Clark's current salary is $250,000, plus any bonuses awarded under his Employment Agreement. See "Management -- Employment Agreements." In 1996, Mr. Clark has also received stock options to purchase 1,000,000 shares at $2.50 each and 1,000,000 shares at $7.50 each.


    Aggregate Option/SAR Exercises in Last Fiscal Year and Fiscal Year-End Option/SAR Values.

    The following table sets forth the aggregate number and value of stock options and SAR's exercised during the last year by the Company's Chief Executive Officer and by each of the Company's other executive officers whose annual salary, bonus and other compensation exceed $100,000.

                                                                                          Value of
                                                                                         Unexercised
                                                                     Number of          In-the-Money
                                                                    Unexercised         Options/SARs
                                                                   Options/SARs           at Fiscal
                                                                Fiscal Year-End (#)      Year-End(s)
                        Shares Acquired                            Exercisable/         Exercisable/
Name                    on Exericse (#)    Value Realized ($)      Unexercisable     Unexercisable<F1>
---------------------   ---------------    ------------------   -------------------  -----------------

Thomas T. Allan                -            $       -               150,000/-         $    225,000/-
Robert R. Amerson              -                    -             1,150,000/-            1,725,000/-
Steven K. Clark                -                    -             1,150,000/-            1,725,000/-

<F1>
    The Company did not have a public market for its stock prior to its listing on the OTC Bulletin Board in February 1996.

                            PRINCIPAL SHAREHOLDERS

    The following table sets forth all individuals known to beneficially own 5% or more of the Company's Common Stock, and all officers and directors of the registrant, with the amount and percentage of stock beneficially owned, as of October 18, 1996.


      Name and Address          Shares Beneficially Owned         Shares Beneficially Owned
     of Beneficial Owner            Prior to Offering                  After Offering

                                Number        Percent <F1>        Number       Percent <F7>
                             ------------     ------------     ------------    ------------
A. Russell Allan, III <F2>
531 Flanders Filters Road
Washington, NC 27889           1,027,544           6.45%         1,027,544          5.86%

Thomas T. Allan <F2><F4>
531 Flanders Filters Road
Washington, NC 27889           6,041,250          37.55%         6,041,250         34.15%

Robert R. Amerson <F2><F3>
531 Flanders Filters Road
Washington, NC 27889           8,160,759          42.75%         8,160,759         39.45%

Steven K. Clark <F2><F3>
531 Flanders Filters Road
Washington, NC 27889           5,364,014          28.10%         5,364,014         25.93%

William M. Claytor <F5>
531 Flanders Filters Road
Washington, NC 27889             164,172           1.03%           164,172          0.93%

Gustavo Hernandez <F6>
2399 26th Avenue North
St. Petersburg, Fl 33734          71,613           0.45%            71,613          0.41%

William H. Clark
531 Flanders Filters Road
Washington, NC 27889                   0           0.00%                 0          0.00%

Officers and Directors as a
Group <F2><F3><F4><F5><F6>    15,088,808          67.25%        15,088,808         62.77%

<F1>
    Applicable percentage of ownership is based on 15,938,348 shares of Common Stock outstanding as of October 18, 1996, together with applicable options for such stockholders exercisable within 60 days. Shares of common stock subject to options exercisable within 60 days are deemed outstanding for computing the percentage ownership of the person holding such options, but are not deemed outstanding for computing the percentage of any other person.
<F2>
    Includes shares subject to an option in favor of Messrs. Amerson and Clark (3,321,021 shares and 2,214,014 shares, respectively), from Thomas T. Allan and A. Russell Allan, III (4,713,000 shares and 822,035 shares, respectively).
<F3>
    Includes 1,150,000 shares which are subject to an option to purchase such shares from the Company at $1.00 per share, 1,000,000 shares which are subject to an option to purchase such shares from the Company at $2.50 per share; and 1,000,000 shares which are subject to an option to purchase such shares from the Company at $7.50 per share.


                                      41


<F4>
    Includes 150,000 shares which are subject to an option to purchase such shares from the Company at $1.00 per share.
<F5>
    Includes 50,000 shares which are subject to an option to purchase such shares from the Company at $1.00 per share.
<F6>
    Consists of 71,613 shares which are held in escrow as part of a post-closing purchase price adjustment to the acquisition of Precisionaire. These shares will be released from escrow only if Precisionaire meets certain performance criteria during the next three years.
<F7>
    Assumes all shares offered by the Company and the Selling Shareholders are sold.


                             SELLING SHAREHOLDERS

    1,333,889 Shares registered hereunder are for the account of the Selling Shareholders identified below. None of the Selling Shareholders had any position, office or other material relationship with the Company or any of its predecessors or affiliates during the three years prior to the issuance of the Shares. Such Shares are being registered pursuant to certain registration rights held by the Selling Shareholders. The following table summarizes the Selling Shareholders' security ownership prior to this offering, and after giving effect to this offering:

                                                                  Number of Shares
                                       Shares Beneficially        Being Registered           Shares Owned
Name of Security Holder              Owned Prior to Offering         for Resale           After this Offering
-----------------------              -----------------------      ----------------        -------------------

                                     Number      Percent<F1>                            Number     Percent<F2>
                                    ---------    -----------                           --------    -----------
General Electric Pension Trust<F1>   444,445        2.79%               444,445              0           0.0%

The President and Fellows
of Harvard College<F1>               444,444        2.79%               444,444              0           0.0%

The Travelers Indemnity Company<F1>  222,222        1.39%               222,222              0           0.0%

SunAmerica Small Company Growth
Fund                                 600,000        3.76%               100,000        500,000          2.85%

Bert R. Cohen                         26,000        0.16%                14,000         12,000          0.07%

Ronald A. Weinstein                   23,500        0.15%                 5,500         18,000          0.10%

Kenneth D. Tuchman<F1>                11,000        0.07%                11,000              0           0.0%

Stuart M. Sloan<F1>                   14,000        0.09%                14,000              0           0.0%

G&N Associates, Ltd.<F1>              11,000        0.07%                11,000              0           0.0%

Victor O. Alhadeff                    23,500        0.15%                 5,500         18,000          0.10%

LZ Investment, L.L.C.<F1>             27,778        0.17%                27,778              0           0.0%

Ellen M. Dougan<F1>                    6,000        0.04%                 6,000              0           0.0%

The Galena Group<F1>                  11,000        0.07%                11,000              0           0.0%

J. Lynn Dougan<F1>                    17,000        0.11%                17,000              0           0.0%

<F1>
    Assumes all shares held by such Selling Shareholder will be offered and sold.
<F2>
2    Percentage of ownership is based on 15,938,348 shares of Common Stock outstanding on October 18, 1996 and 17,538,348 shares of Common Stock outstanding after completion of this Offering.

    The 1,333,889 shares registered hereunder on behalf of the Selling Shareholders are to be offered and sold solely through the selling efforts of the individual Selling Shareholders or their own brokers or dealers and the Company has no arrangement, agreement or understanding with any such broker or dealer with respect thereto.

    The Selling Shareholders may effect such transactions by selling Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Shareholders and/or purchasers of shares for whom they may act as agent (which compensation may be in excess of customary commissions).

    The sale of such shares by the Selling Shareholders will be subject to state securities laws of states in which a transaction is sought to be effected and cannot be sold in a particular state unless such securities have been registered or qualified for sale in such state or an exemption from registration or qualification is available and complied with.

    The Company has agreed to pay all expenses in connection with the registration of the Shares with the Securities and Exchange Commission for the Selling Shareholders under this Registration Statement, including but not limited to, legal and accounting fees, printing and certain other costs associated with this offering.


             CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

    Thomas T. Allan, Robert R. Amerson and Steven K. Clark have entered into an Indemnity Agreement with Flanders whereby Messrs. Allan, Amerson and Clark will collectively deposit up to $1,500,000 into an escrow fund to indemnify the Company for the payment of any claims, judgments, and expenses arising from the potential environmental claims made by the State of North Carolina, and $525,000 due for the settlement of the lawsuits against the Company by Hartford Casualty Insurance Co. v. Flanders Filters, Inc., and St. Paul Fire and Marine Insurance Co. v. Flanders Filters, Inc. The indemnification is limited to $1,500,000 and in no event will any of the individuals named be required to contribute more than $500,000 each.

    In connection with the issuance of Series A Convertible Debentures, Messrs. Clark and Amerson have irrevocably granted and issued to certain unrelated investors the right and option to sell to Clark and Amerson from time to time such debentures at a purchase price of 105% of the face value of such debentures plus any accrued interest thereon.

    ABB Partnership, as landlord, and Airpure, as tenant, entered into a month-to-month Lease Agreement, dated July 31, 1995. ABB Partnership is controlled by Robert Amerson, president of the Company. The month-to-month lease was entered into on terms believed by the Company to be fair and reasonable and generally reflective of market conditions.

    The Company paid Flanders Equity Corporation, a management company affiliated through common ownership, management fees of $532,000, $420,000, and $524,008 for 1995, 1994 and 1993, respectively. The Company's liabilities at December 31, 1995, December 30, 1994 and December 31, 1993 include management fees payable to Flanders Equity Corporation of $50,000, $0, $150,000, respectively. This arrangement was terminated in 1995, and no management fee expenses have been incurred in 1996 with regard to Flanders Equity Corporation.

    The Company, as tenant, has entered into lease agreements with respect to certain facilities located in Auburn, Pennsylvania, Bartow, Florida and St. Petersburg, Florida, with the following persons or entities, as landlord: POT Realty, LHB Realty and Gustavo and Ana Hernandez. Mr. Hernandez, Vice President of Operations and a Director of the Company, is a principal of POT Realty and LHB Realty. These leases were entered into as part of the Precisionaire acquisition on terms believed by the Company to be fair and reasonable and generally reflective of market conditions.

                         DESCRIPTION OF CAPITAL STOCK

    The following statements are subject to the detailed provisions of the Company's Articles of Incorporation and Bylaws, and are qualified in their entirety by reference thereto.

Authorized Shares

    Under the Company's Articles of Incorporation ("Articles of Incorporation" or "Articles"), the authorized capital stock of the Company consists of 50,000,000 shares of Common Stock, par value $.001 per share, and 10,000,000 shares of preferred stock, $.001 par value per share (the "Preferred Stock"). As of October 17, 1996, there are 15,938,348 shares of Common Stock issued and outstanding. No shares of Preferred Stock have been issued.

Common Stock

    Holders of Common Stock are entitled to one vote for each share on all matters voted upon by shareholders and have no preemptive or other rights to subscribe for additional securities of the Company.

    Each share of Common Stock has an equal and ratable right to receive dividends when, as and if declared by the Board of Directors out of assets legally available therefor. In the event of a liquidation, dissolution or winding up of the Company, the holders of Common Stock will be entitled to share equally and ratably in the assets available for distribution after the payment of liabilities, subject only to any preferential distributions to holders of Preferred Stock, if applicable.

Preferred Stock

    The Company's Articles of Incorporation authorize the Board, without any vote or action by the holders of Common Stock, to issue Preferred Stock from time to time in one or more series. The Board is authorized to determine the number of shares and designation of any series of Preferred Stock and the dividend rights, dividend rate, conversion rights and terms, voting rights (full or limited, if any), redemption rights and terms, liquidation preferences and sinking fund terms of any series of Preferred Stock. Depending upon the terms of Preferred Stock established by the Board, any or all series of Preferred Stock could have preference over the Common Stock with respect to dividends and other distributions and upon liquidation of the Company.
Issuance of any such shares with voting powers, or issuance of additional shares of Common Stock, would dilute the voting power of the outstanding Common Stock. The potential issuance of Preferred Stock may have the effect of delaying, deterring or preventing a change in control of the Company, may discourage bids for the Common Stock at a premium over the market price of the Common Stock and may adversely affect the market price of, and the voting and other rights of the holders of, the Common Stock.

Series A Convertible Subordinated Debentures

    In September 1996, the Company sold $2,500,000 principal amount of Series A Convertible Subordinated Debentures to certain unrelated investors. Such debentures are convertible prior to December 31, 1996, into a total of 277,778
shares of Common Stock based on a conversion rate of $9.00 per share.   As of
October 15, 1996, none of the debentures have been converted.

10% Convertible Notes

    In September 1996, the Company sold $4,000,000 principal amount of 10% convertible notes to certain unrelated offshore investors. The 10% convertible notes are convertible at any time commencing forty-one (41) days after issuance into shares of Common Stock at a conversion price equal to the lower of (I) eighty-two percent (82%) of the average closing bid price for the seven (7) trading days immediately preceding the conversion date, or (ii) $9.00; provided, however, that in no event shall the conversion price be less than $5.00; provided further, that in no event shall the holder of the 10% convertible notes be entitled to convert any portion of such notes if such action would result in beneficial ownership by a holder and its affiliates of more than 4.9% of the outstanding shares of Common Stock of the Company. If the average closing bid price of the Company's Common Stock over any continuous seven day trading period is less than $7.38 per share, the Company may redeem the convertible notes at a price equal to 115% of the outstanding principal amount of the notes. As of October 14, 1996, none of such notes have been converted.

    In connection with the 10% Convertible Notes, certain unrelated offshore investors acquired, on the date of the conversion of the Notes into common stock, the right to receive warrants equal to ten percent (10%) of the number of common shares issued at any such conversion.

Stock Options

    The Company has reserved (i) 2,000,000 shares of Common Stock under its LTI Plan, and (ii) 500,000 shares of Common Stock under its 1996 Director Option Plan, for issuance in respect of stock options granted under such plans. As of October 17, 1996, there were 176,520 outstanding options under the above-mentioned plans. See "Management -- Executive Compensation."

    The Company has reserved a total of 6,500,000 shares of Common Stock for issuance upon the exercise of stock options granted to various officers and directors. The Company has reserved 3,150,000 of the 6,500,000 shares for Robert R. Amerson's exercise of the following stock options: 1,150,000 shares at an exercise price of $1.00; 1,000,000 shares at an exercise price of $2.50; 1,000,000 shares at an exercise price of $7.50. The Company has reserved 3,150,000 of the 6,500,000 shares for Steven K. Clark's exercise of the following stock options: 1,150,000 shares at an exercise price of $1.00; 1,000,000 shares at an exercise price of $2.50; 1,000,000 shares at an exercise price of $7.50. The Company has reserved 150,000 of the 6,500,000 shares for Thomas T. Allan's exercise of 150,000 stock options at an exercise price of $1.00. The Company has reserved 50,000 of the 6,500,000 shares for William M. Claytor's exercise of 50,000 stock options at an exercise price of $1.00.

Other Warrants

    In connection with the Series A Convertible Subordinated Debentures, certain unrelated investors acquired warrants to purchase 25,000 shares of common stock at an exercise price of $9.63 per share.

Registration Rights

    Holders of approximately 4,567,484 shares of Common Stock, and holders of approximately 7,639,232 options or warrants to purchase Common Stock, or their transferees, are entitled to certain rights with respect to the registration of such shares under the Securities Act. Under the terms of an agreement between the Company and such holders, if the Company proposes to register any of its securities under the Securities Act, either for its own account or the account of other security holders exercising registration rights, the holders are entitled to notice of such registration and are entitled to include shares of such Common Stock therein; the registration rights provide, however, among other conditions, that the underwriters of any offering have the right to limit the number of such shares included in such registration. In addition, the shareholders benefiting from these rights may require the Company, on not more than one occasion, to file a registration statement under the Securities Act with respect to such shares, on form S-3, if such form is available to the Company, subject to certain conditions and limitations.

Transfer Agent and Registrar

    OTC Stock Transfer, Inc. is the transfer agent and registrar for the Common Stock.

          ANTI-TAKEOVER EFFECTS OF THE COMPANY'S ARTICLES AND BYLAWS

    The Company's Articles of Incorporation and Bylaws may discourage certain types of transactions that may involve an actual or threatened change of control of the Company and they encourage any person who might seek to acquire control of the Company to negotiate with the Company's Board of Directors. Management of the Company believes that generally the interests of the Company's shareholders would be served best if any change in control results from negotiations with its Board of Directors on the proposed terms, such as the price to be paid, the form of consideration and the anticipated tax effects of the transaction.

    The provisions described herein are designed to reduce the vulnerability of the Company to an unsolicited proposal for a takeover of the Company that does not contemplate the acquisition of all its outstanding shares of capital stock at an adequate price or that is otherwise unfair to its shareholders or an unsolicited proposal for the restructuring or sale of all or part of the Company. Management of the Company believes that, as a general rule, such proposals would not be in the best interests of the Company and its shareholders. However, to the extent that these provisions do discourage takeover attempts, they could make it more difficult to accomplish transactions that are opposed by the incumbent Board and could deprive shareholders of opportunities to realize temporary takeover premiums for their shares or other advantages that large accumulations of stock would provide.

    The description below is a summary only and is qualified in its entirety by reference to the Company's Articles and Bylaws filed as exhibits to the Company's S-1 Registration Statement of which this Prospectus is a part.

Number of Directors; Removal; Vacancies

    The Company's Bylaws provide that the number of directors shall not be less than four nor more than nine. The exact number of directors is set in accordance with the Bylaws by resolution from time to time by a majority of the entire Board. Interim vacancies on the Board, or vacancies created by an increase in the number of directors, may be filled by vote of a majority of the directors then in office.

Shareholder Action

    The Bylaws of the Company also provide that special meetings of shareholders may only be called by the Board of Directors or by any person or committee expressly so authorized by the Board of Directors and by the holders of at least ten percent (10%) of all shares entitled to vote at the proposed special meeting.

    The provisions limiting the ability of minority shareholders to call a special meeting may have the effect of delaying consideration of a shareholder proposal until the next annual meeting of the shareholders unless a special meeting is called for such purpose.

    Any call for a special meeting must specify the matters to be acted upon at the meeting. Shareholders are not permitted to submit additional matters or proposals for consideration of any special meeting.

Shareholder Proposals

    The Company's Bylaws establish an advance notice procedure for nominations (other than by or at the direction of the Board) of candidates for election as directors at, and for proposals to be brought before, an annual meeting of shareholders of the Company. Subject to any other applicable requirements, only such nominations may be considered and such business may be conducted at an annual meeting as has been brought before the meeting by or at the direction of the Board or by a shareholder who has given to the Secretary of the Company timely written notice, in proper form, of the same.

Preferred Stock and Additional Common Stock

    Under the Company's Articles, the Board has authority to provide by resolution for issuance of shares of one or more series of Preferred Stock. The Board is authorized to fix by resolution the terms and conditions of each series. See "Description of Capital Stock -- Preferred Stock."

    The Company believes that the availability of Preferred Stock will provide the Company with increased flexibility to facilitate possible future financings and acquisitions and to meet other corporate needs that might arise. The authorized shares of Preferred Stock will be available for issuance without the expense and delay of shareholder action, unless shareholder action is required by applicable law or the rules of any stock exchange or organization on which any class of stock of the Company may then be quoted or listed.

    These provisions give the Board of Directors the power to approve the issuance of a series of Preferred Stock with terms that could either impede or facilitate the completion of a merger, tender offer or other takeover attempt. For example, the issuance of new shares might impede a business combination if the terms of those shares include series voting rights that would enable the holder to block business combinations or the issuance of new shares might facilitate a business combination if those shares have general voting rights sufficient to cause an applicable percentage vote requirement to be satisfied. The Board of Directors of the Company will make any determination regarding issuance of additional shares based on its judgment as to the best interest of its shareholders, customers, employees or other constituencies.

Control Share Acquisition Statute

    The Control Share Acquisition Act provides that any person or entity that acquires control shares of a publicly held North Carolina corporation shall not have voting rights with respect to the acquired shares unless a majority of the disinterested shareholders of the corporation votes to grant such voting rights. The Control Share Acquisition Act provides that a person or entity acquires "control shares" whenever it acquires shares that, but for the operation for the Control Share Acquisition Act, would bring its voting power within any of the following three ranges: (I) one-fifth (1/5) of all voting power, (ii) one-third (1/3) of all voting power, or (iii) a majority of all voting power. A "control share acquisition" is generally defined as the direct or indirect acquisition of either ownership or voting power associated with issued and outstanding control shares; however, an acquisition pursuant to an agreement to which the corporation is a party (which would require affirmative action on the part of the Board of Directors) and which is conducted pursuant to the merger provisions of North Carolina law, which generally requires shareholder approval, is not considered a "control share acquisition" and is therefore exempt from the provisions of the Control Share Acquisition Act.

    Under the Control Share Acquisition Act, a person or entity that acquires control shares pursuant to a control share acquisition acquires voting rights with respect to those shares only to the extent granted by a majority of disinterested shareholders of each class of capital stock outstanding prior to the acquisition. The shareholders of the corporation must consider the status of those voting rights at the next annual or special meeting of shareholders. The acquiror may accelerate the decision and require the corporation to hold a special meeting of shareholders for the purpose of considering the status of those rights if the acquiror (I) files an "acquiring person statement" with the corporation, and (ii) agrees to pay all expenses of the meeting. Unless otherwise provided in the articles of incorporation or bylaws of a corporation, shareholders have the right to have their shares redeemed by the corporation at fair market value if the control shares are accorded full voting rights and the acquiror has obtained a majority or more control shares.

                        SHARES ELIGIBLE FOR FUTURE SALE

    Upon completion of this offering, the Company will have 17,538,348 shares of Common Stock outstanding (assuming no exercise of the Underwriters' over-allotment option). Of these shares, 3,267,668 shares (including the 2,933,889 shares sold in this offering) will be freely tradable without restriction under the Securities Act.

    As of October 17, 1996, there were stock options and warrants outstanding to purchase an aggregate of 7,639,232 shares of Common Stock, 5,582,232 of which are currently exercisable. In addition, the Company has agreed to sell to the Representative or its designees, for nominal consideration, the Representative's Warrant to purchase up to 160,000 shares of Common Stock at an exercise price equal to 120% of the public offering price set forth herein.

    Holders of the Company's Series A Convertible Debentures can convert such debentures into an aggregate of 277,778 shares of Common Stock at a conversion rate of $9.00 per share. Additionally, the Holders of the Company's 10% convertible notes can convert such notes into Common Stock at the lesser of 82% of the average bid and ask price for the immediately preceding seven (7) trading days or $9.00. As of October 17, 1996, such holders would receive approximately 490,000 shares of Common Stock.

    Holders of approximately 4,567,484 shares of Common Stock, 1,333,889 of which are being registered herein, and holders of approximately 7,639,232 options or warrants to purchase Common Stock, or their transferees, are entitled to certain rights with respect to the registration of such shares under the Securities Act. Under the terms of an agreement between the Company and such holders, if the Company proposes to register any of its securities under the Securities Act, either for its own account or the account of other security holders exercising registration rights, the holders are entitled to notice of such registration and are entitled to include shares of such Common Stock therein; the registration rights provide, however, among other conditions, that the underwriters of any offering have the right to limit the number of such shares included in such registration. In addition, the shareholders benefiting from these rights may require the Company, on not more than one occasion, to file a registration statement under the Securities Act with respect to such shares, on form S-3, if such form is available to the Company, subject to certain conditions and limitations.

    The Company makes no prediction as to the effect, if any, that future sales of shares or the availability of shares for future sale will have on the prevailing market price of the Common Stock. Sales of substantial amounts of the

Company's Common Stock in the public market or the perception that such sales could occur could have an adverse affect on the prevailing market price of the Common Stock.


                     UNDERWRITING AND PLAN OF DISTRIBUTION

    The Underwriters named below (the "Underwriters"), for whom Gilford Securities Incorporated is acting as the Representative, have agreed, subject to the terms and conditions contained in the Underwriting Agreement (the "Underwriting Agreement") to purchase from the Company, and the Company has agreed to sell to the Underwriters on a firm commitment basis, the respective number of Shares set forth opposite their names:

    Underwriter                                     Number of Shares
    -----------                                     ----------------

    Gilford Securities Incorporated             __________________________

    _______________________________             __________________________

                              Total                             1,600,000
                                                               ===========

    The Underwriters are committed to purchase 1,600,000 Shares offered hereby, if any of the Shares are purchased. The Underwriting Agreement provides that the obligations of the several Underwriters are subject to the conditions precedent specified therein.

    The Company has been advised by the Representative that the Underwriters initially propose to offer the Shares to the public at the public offering price set forth on the cover page of this Prospectus and may allot to certain dealers who are members of the National Association of Securities Dealers, Inc. ("NASD") concessions not in excess of $______ per Share, of which amount a sum not in excess of $_______ per Share may in turn be reallowed by such dealers to other dealers. After the commencement of the offering, the public offering price, concessions and reallowances may be changed. The Representative has informed the Company that it does not expect sales to discretionary accounts by the Underwriters to exceed five percent of the securities offered by the Company hereby.

    The Company has granted to the Underwriters an option, exercisable within 45 days of the date of this Prospectus, to purchase from the Company at the offering price, less underwriting discounts and the non-accountable expense allowance, all or part of an additional 240,000 Shares on the same terms and conditions of the Offering for the sole purpose of covering over-allotments, if any.

    The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act. The company has agreed to pay to the Representative a non-accountable expense allowance equal to two percent of the gross proceeds derived from the sale of the Shares underwritten, $25,000 of which has been paid to date.

    All officers and directors of the Company have agreed not to, directly or indirectly, issue, offer to sell, sell, grant an option for the sale of, transfer, assign, or otherwise or dispose of any securities issued by the Company, including shares of Common Stock or securities convertible into or exchangeable or exercisable for or evidencing any right to purchase or subscribe for any shares of Common Stock for a period of ninety days from the effective date of the Registration Statement (the "Lock-Up Period"), without the prior written consent of the Representative. An appropriate legend shall be marked on the face of certificates representing all such securities. In addition, the Company has agreed not to sell or offer for sale any of its securities for a period of twelve months commencing on the date of this Prospectus, without the prior written consent of the Representative.

    In connection with the offering, the Company has agreed to issue and sell to the Representative and/or its designees, at the closing of the proposed underwriting, for nominal consideration, five year Representative's Warrants (the "Representative's Warrants") to purchase 160,000 shares of Common Stock. The Representative's Warrants are exercisable at any time during a period of four years commencing at the beginning of the second year after their issuance and sale at a price of $_______ [120% of the initial public offering price per share of Common Stock] per share of

Common Stock. The Representative's Warrants contain anti-dilution provisions providing for adjustment of the number of shares of Common Stock and exercise price under certain circumstances. The Representative's Warrants grant to the holders thereof and to the holders of the underlying securities certain rights of registration of the securities underlying the Representative's Warrants.

    The Underwriting Agreement provides that the Representative has a right of first refusal for a period of three years from the date of this Prospectus with respect to any sale of securities by the Company or any present or future subsidiaries.

        The Company has agreed that for five years from the effective date of the Registration Statement, the Underwriter may designate one person to attend all meetings of the Company's Board of Directors. The Company has agreed to reimburse the Representative's designee for all out-of-pocket expenses incurred in connection with the designee's attendance at meetings of the Board of Directors.

    The foregoing is a summary of the principal terms of the agreements described above and does not purport to be complete. Reference is made to a copy of each such agreement which are filed as exhibits to the Registration Statement. See "Additional Information."

                                    EXPERTS

    The consolidated financial statements and schedules of the Company included in this Prospectus and Registration Statement, have been audited by McGladrey & Pullen, LLP, independent auditors, for the periods indicated, in their reports which appear elsewhere herein and in the Registration Statement, and are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing. The Financial Statements and schedules of Precisionaire included in this Prospectus and Registration Statement have been audited by Arthur Andersen & Co., SC, independent auditors, for the periods indicated, in their reports which appear elsewhere herein and in the Registration Statement and are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

                                 LEGAL MATTERS

    The law firm of Snell & Wilmer L.L.P., Salt Lake City, Utah, has acted as counsel to the Company in connection with this offering and will render an opinion as to the legality of the shares of Common Stock being offered hereby. Orrick, Herrington & Sutcliffe, LLP, New York, New York, has acted as counsel to the Underwriters in connection with the offering.

                            ADDITIONAL INFORMATION

    The Company is subject to the informational requirements of the United States Securities Exchange Act of 1934 (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following regional offices of the Commission: New York Regional Office, 7 World Trade Center, Suite 1300, New York, New York 10048, and Chicago Regional Office, North Western Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials can be obtained from the Public Reference Section of the Commission, Washington, D. C. 20549 at prescribed rates. The Commission also maintains a site on the World Wide Web that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of such site is http://www.sec.gov. The Common Stock is quoted on the Nasdaq National Market System. Reports, proxy or information statements and other information concerning the Company may be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

    The Company's Common Stock is traded on the Nasdaq National Market System. Reports, proxy statements, information statements, and other information concerning the Company can be inspected at the offices of the National Association of Securities Dealers, Inc., located at 1735 K Street, N. W., Washington, D. C. 20006.

    The Company has filed with the Commission in Washington, D. C. a Registration Statement under the Securities Act of 1933, as amended, relating to this Prospectus. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the Rules and Regulations of the Commission. For further information pertaining to the shares hereby offered and to the Company, reference is made to the Registration Statement, including exhibits filed as part thereof, copies of which may be obtained from the Public Reference Section of the Commission, Washington, D. C. 20549 at prescribed rates.

                             FINANCIAL STATEMENTS

                         INDEX TO FINANCIAL STATEMENTS






Financial Statements of Flanders Corporation

    Unaudited Consolidated Condensed Interim Financial Statements
    Audited Consolidated Financial report


Audited Financial Statements of Precisionaire, Inc.


Unaudited Pro Forma Financial Statements

FLANDERS CORPORATION AND SUBSIDIARY
CONSOLIDATED CONDENSED BALANCE SHEET


                                                                  June 30,     December 31,
ASSETS                                                              1996           1995
-------------------------------------------------------------- -------------- --------------
                                                                 (unaudited)
Current assets
  Cash and cash equivalents                                     $    406,018   $  2,973,797
  Receivables:
    Trade, less allowance for doubtful accounts
      of $148,000                                                 12,703,523      7,243,557
    Other                                                            532,912        321,356
  Inventories                                                      5,248,974      2,321,367
  Deferred taxes                                                     157,285        137,961
  Other current assets                                               344,596         46,586
                                                               -------------- --------------
        Total current assets                                      19,393,308     13,044,624
                                                               -------------- --------------

Other assets                                                          23,116        183,542
Intangible assets                                                  1,825,965           -
Property and equipment, net of accumulated
  depreciation and amortization of $5,963,998
  at 6/30/96; $5,590,677 at 12/31/95                               8,789,593      5,301,063
                                                               -------------- --------------
                                                                $ 30,031,982   $ 18,529,229
                                                               ============== ==============

LIABILITIES AND STOCKHOLDERS'EQUITY
-------------------------------------------------------------- -------------- --------------

Current liabilities
  Notes payable                                                 $  2,757,369   $  3,890,425
  Current maturities of long-term debt                               259,026        454,181
  Accounts payable                                                 5,182,040      3,984,140
  Accrued expenses                                                 1,732,881        685,482
                                                               -------------- --------------
        Total current liabilities                                  9,931,316      9,014,228
                                                               -------------- --------------

Long-term debt, less current maturities                            1,465,254      1,306,584
Deferred income taxes                                                503,934           -

Commitments and contingencies                                           -              -

Stockholders' equity
  Preferred stock, no par value, 10,000,000 shares
    authorized; none issued                                             -              -
  Common stock, $.OOI par value; 50,000,000 shares
    authorized; issued and outstanding: 13,532,595
    at 6/30/96, 11,434,000 at December 31, 1995                       13,533         11,434
  Additional paid-in capital                                      11,991,664      3,418,671
  Retained earnings                                                6,126,281      4,778,312
                                                               -------------- --------------
        Total stockholders' equity                                18,131,478      8,208,417
                                                               -------------- --------------
                                                                $ 30,031,982   $ 18,529,229
                                                               ============== ==============

FLANDERS CORPORATION AND SUBSIDIARY
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(Unaudited)

                                         Three Months ended             Six Months ended
                                              June 30,                      June 30,
                                         1996           1995           1996           1995
                                    -------------- -------------- -------------- --------------
Net sales                            $ 14,402,607   $  9,096,048   $ 26,241,260   $ 18,930,435
Cost of goods sold                     10,814,485      6,654,484     19,773,754     13,961,512
                                    -------------- -------------- -------------- --------------
        Gross Profit                    3,588,122      2,441,564      6,467,506      4,968,923
                                    -------------- -------------- -------------- --------------

Operating expenses                      2,576,142      1,757,094      4,548,468      3,552,250
                                    -------------- -------------- -------------- --------------
        Operating income                1,011,980        684,470      1,919,038      1,416,673
                                    -------------- -------------- -------------- --------------
Nonoperating income (expense):
  Other income (expense)                  310,160        (43,105)       392,375        (58,195)
  Interest expense                        (83,035)      (171,049)      (145,568)      (328,282)
                                    -------------- -------------- -------------- --------------
                                          227,125       (214,154)       246,807       (386,477)
                                    -------------- -------------- -------------- --------------

        Income before income taxes      1,239,105        470,316      2,165,845      1,030,196

Income taxes                              435,000        215,196        817,876        391,474

        Net income                   $    804,105   $    255,120   $  1,347,969   $    638,722
                                    ============== ============== ============== ==============

Earnings per weighted average
  common and common equivalent
  share outstanding:
    Primary                          $       0.05   $       0.03   $       0.09   $       0.07
                                    ============== ============== ============== ==============
    Fully diluted                    $       0.05   $       0.03   $       0.08   $       0.07
                                    ============== ============== ============== ==============

Weighted average common and common
  equivalent shares outstanding:
    Primary                            16,553,915      9,693,478     15,252,025      9,693,478
                                    ============== ============== ============== ==============
    Fully diluted                      17,157,171      9,693,478     15,860,484      9,693,478
                                    ============== ============== ============== ==============


FLANDERS CORPORATION AND SUBSIDIARY
CONSOLIDATED CONDENSED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                                    Additional
                                                       Common        Paid-In        Retained
                                                       Stock         Capital        Earnings
                                                   -------------- -------------- --------------
Balance, January 1, 1995                            $      9,643   $    310,741   $  3,632,992
  Issuance of 378,411 shares of
    common stock                                             378        165,543           -
  Issuance of 1, I 00,000 shares of
    common stock related to December 11, 1995
    Private Placement                                      1,100      2,429,004           -
  Reverse acquisition of Elite Acquisitions, Inc.            334           -              (334)
	Purchase and retirement of 21,197 shares of
	common stock                                             (21)       (11,617)          -
  Indemnification of claim by Stockholders                  -           525,000           -
  Net income                                                -              -         1,145,654
                                                   -------------- -------------- --------------
Balance, December 31, 1995                                11,434      3,418,671      4,778,312

  Issuance of common stock related to two
    Private Placements                                     2,038      8,419,854           -
  Issuance of stock upon exercise of
    warrants and options                                      61        153,139           -
  Net income                                                -              -         1,347,969
                                                   -------------- -------------- --------------
Balance, June 30, 1996 (unaudited)                  $     13,533   $ 11,991,664   $  6,126,281
                                                   ============== ============== ==============

FLANDERS CORPORATION AND SUBSIDIARY
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(Unaudited)


                                            Three Months ended             Six Months ended
                                                 June 30,                      June 30,
                                            1996           1995           1996           1995
                                       -------------- -------------- -------------- --------------
                  NET CASH (USED) BY
                OPERATING ACTIVITIES    $ (1,184,116)  $    630,538   $ (2,148,729)  $     80,898

CASH FLOWS FROM INVESTING ACTIVITIES
  Acquisitions, net of cash received      (6,707,955)          -        (6,707,955)          -
  Purchase of equipment                     (287,247)      (537,517)      (719,279)      (699,681)
                                       -------------- -------------- -------------- --------------
                  NET CASH (USED) BY
                INVESTING ACTIVITIES      (6,995,202)      (537,517)    (7,427,234)      (699,681)

CASH FLOWS FROM FINANCING ACTIVITIES
  Net change in revolving credit
    agreements                               839,524       (136,522)    (1,439,652)     1,158,380
  Net change in long-term borrowings         215,030        102,641         25,944        (47,844)
  Proceeds from issuance of common
    stock                                  7,339,573           -         8,421,892           -
  Purchase of common stock for
    retirement                                  -              -              -              (571)
                                       -------------- -------------- -------------- --------------
         NET CASH PROVIDED (USED) BY
                FINANCING ACTIVITIES       8,394,127        (33,881)     7,008,184      1,109,965
                                       -------------- -------------- -------------- --------------

     NET INCREASE (DECREASE) IN CASH         214,809         59,140     (2,567,779)       491,182

CASH AT BEGINNING OF PERIOD                  191,209       (315,496)     2,973,797       (747,538)
                                       -------------- -------------- -------------- --------------
               CASH AT END OF PERIOD    $    406,018   $   (256,356)  $    406,018   $   (256,356)
                                       ============== ============== ============== ==============

CASH PAID FOR TAXES                     $    270,000   $      1,000   $    754,033   $      1,000
                                       ============== ============== ============== ==============

                    FLANDERS CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS


Note 1.	Nature of Business and Interim Financial Statements

Nature of business: Flanders Corporation (the "Company") primarily manufactures high-efficiency air filters, filtration systems, and housings which are used in many applications, including commercial and industrial air conditioning and the construction of ultra-clean manufacturing environments (cleanrooms). The Company also provides installation supervision, filter testing, and certification services for installed systems. The Company sells its products primarily to cleanroom contractors and industrial users in North America, based on credit terms established for individual customers.

Interim financial statements: The interim financial statements presented herein are unaudited and have been prepared in accordance with the instructions to Form 10-Q. These statements should be read in conjunction with financial statements and notes thereto included in the Company's annual report on Form 10-K for the year ended December 31, 1995. The accompanying financial statements have not been examined by independent accountants in accordance with generally accepted auditing standards, but in the opinion of management such financial statements include all adjustments (consisting only of normal recurring adjustments) necessary to summarize fairly the Company's financial position, results of operations, and cash flows. The results of operations and cash flows for the three months and six months ended June 30, 1996 may not be indicative of the results that may be expected for the year ending December 31, 1996.

Earnings per Common Share: The computation of earnings per common share and common share equivalent is based upon the weighted average number of common shares outstanding during the period. Earnings per common and common equivalent share include the effect of the stock options and warrants mentioned in Note 4 as if the options and warrants had been exercised at the date the options and warrants were granted. The number of common shares outstanding was increased by the number of shares issuable under the stock options and warrants and this theoretical increase in the number of common shares was reduced by the number of common shares which are assumed to have been repurchased with the applicable portion of the proceeds from the exercise of the options and warrants.

Note 2.	Inventories

Inventories consist of the following at June, 1996 and December 31, 1995:

                                                                  6/30/96        12/31/95
                                                               -------------- --------------
                                                                (unaudited)
Finished goods                                                  $    473,926   $    198,607
Work in progress                                                   1,537,041        879,987
Raw materials                                                      3,298,007      1,302,773
                                                               -------------- --------------
                                                                   5,308,974      2,381,367
Less allowance for obsolete raw materials                             60,000         60,000
                                                               -------------- --------------
                                                                $  5,248,974   $  2,321,367
                                                               ============== ==============


Note 3.	Acquisitions

Effective March 1, 1996, the Company completed the acquisition of all of the outstanding capital stock of Charcoal Service Corporation ("CSC"), a North Carolina Corporation, along with certain land and buildings formerly owned by the shareholders of CSC, pursuant to a stock purchase agreement. The purchase price for CSC was $4,435,690. In addition, 100,000 shares of the Company's common stock are to be issued and held in escrow as a valuation allowance pending the realized value of future cash flows. The Company also capitalized $143,474 of offering expenses, consisting of legal fees, professional fees and other miscellaneous offering-related expenses. The acquisition by the Company of CSC has been accounted for by the Company as a purchase.

CSC, headquartered in Bath, North Carolina, manufactures high-efficiency charcoal filters, specialized housings, containment environments and related services. CSC's operations are contained in a 44,282 square foot facility, which was included in the purchase.

                    FLANDERS CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS


Note 3.	Acquisitions - Continued

Effective June 1, 1996, the Company acquired all of the outstanding capital stock of Air Seal Filter Housings, Inc. ("Air Seal"), along with certain land and buildings formerly owned by the shareholders of Air Seal, pursuant to a stock purchase agreement. The purchase price for Air Seal was $2,150,000. In addition, 150,000 shares of the Company's common stock are to be issued and held in escrow as a valuation allowance pending the realized value of future cash flows. The Company also capitalized $102,440 of offering expenses, consisting of legal fees, professional fees and other miscellaneous offering-related expenses. The acquisition of Air Seal by the Company has been accounted for by the Company as a purchase.

Air Seal, located in Stafford, Texas, manufactures specialty and standard housings for air filtration and HVAC systems, as well as integrated custom industrial-grade HVAC systems. Air Seal conducts its operations from an 18,000 square foot facility, which was included in the purchase.

The excess of purchase price plus expenses over fair value of assets acquired was $450,503 and $887,052 for CSC and Air Seal, respectively, and is being amortized on a straight-line basis over 40 years.

Note 4.	Capital Transactions

On June 3, 1996, the Company completed a private offering of 1,537,315 shares of Common Stock at $5.00 per share to accredited investors. Net proceeds to the Company from the offering after commissions and expenses of $347,002 were $7,339,573.

Note 5.	Stock Options and Warrants

On June 3, 1996, the Company granted options to purchase 30,000 shares to certain key employees under its Long- Term Incentive Plan at an exercise price of $7.50 per share.

On June 3, 1996, the Company granted to its President and its Vice President of Finance options to purchase 1,000,000 shares each of the Company's common stock at an exercise price of $7.50 per share.

The following table summarizes the activity related to the Company's stock options and warrants for the six months ended June 30, 1996 and the year ended December 31, 1995:

                                                                        Price
                                                                      per Share
                                                    Stock    ---------------------------
                                      Warrants     Options     Warrants       Options
                                     ----------- ----------- ------------- -------------
Outstanding at January 1, 1995             -           -
  Granted                                61,280   2,500,000      $2.50         $1.00
  Exercised                                -           -
  Canceled or expired                      -           -
                                     ----------- -----------
Outstanding at December 31, 1995         61,280   2,500,000      $2.50         $1.00
  Granted                                72,712   5,078,520  $2.50 - $5.00 $2.50 - $7.00
  Exercised                              61,280        -         $2.50
  Canceled or expired                      -           -
                                     ----------- -----------
Outstanding at June 30, 1996             72,712   7,578,520  $2.50 - $5.00 $1.00 - $7.00
                                     =========== ===========
Exercisable at June 30, 1996             72,712   2,500,000  $2.50 - $5.00     $1.00
                                     =========== ===========

The warrants expire at various periods through December 1996. The options expire at various times through June 3, 2001.

                             FLANDERS CORPORATION
                                AND SUBSIDIARY

                         CONSOLIDATED FINANCIAL REPORT

                               DECEMBER 31, 1995

                             FLANDERS CORPORATION


                                   OFFICERS


                             ROBERT R. AMERSON
                                   President


 STEVEN K. CLARK                                               DEBRA E. HILL
Vice President/CFO                                          Secretary/Treasurer


                                   DIRECTORS


                                THOMAS T. ALLAN
                                   Chairman


WILLIAM M. CLAYTOR                                            ROBERT R. AMERSON


                                STEVEN K. CLARK

                                   CONTENTS

INDEPENDENT AUDITOR'S REPORT                                                  1


FINANCIAL STATEMENTS
  Consolidated balance sheets                                                 2
  Consolidated statements of operations                                       3
  Consolidated statements of stockholders' equity                             4
  Consolidated statements of cash flows                                  5 -  6
  Notes to consolidated financial statements                             7 - 20
INDEPENDENT AUDITOR'S REPORT ON THE
  SUPPLEMENTAL SCHEDULE                                                      21
    Valuation and qualifying accounts                                        22

                            McGLADREY & PULLEN, LLP
                 Certified Public Accountants and Consultants


                         INDEPENDENT AUDITOR'S REPORT


To the Board of Directors
Flanders Corporation
Washington, North Carolina

We have audited the accompanying consolidated balance sheets of Flanders Corporation and Subsidiary as of December 31, 1995 and December 30, 1994 and the related statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Flanders Corporation and Subsidiary as of December 31, 1995 and December 30, 1994, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1995 in conformity with generally accepted accounting principles.

As discussed in Note 10 to the consolidated financial statements, the Company changed its method of accounting for income taxes in 1993.


                                        /s/ McGladrey & Pullen, LLP

New Bern, North Carolina
February 8, 1996, except for Note 20,
as to which the date is October 17, 1996

FLANDERS CORPORATION AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS
December 31, 1995 and December 30, 1994

ASSETS                                                    1995            1994
---------------------------------------------------  --------------  --------------

Current Assets
  Cash hand cash equivalents (Note 15)                $ 2,973,797     $   156,692
  Receivables:
    Trade, less allowance for doubtful accounts
        1995 $148,000; 1994 $40,000 (Notes 5 and 6)     7,243,557       5,711,231
    Other                                                 321,356          23,930
  Inventories (Notes 2, 5 and 6)                        2,321,367       3,067,314
  Deferred taxes (Note 10)                                137,961         224,000
  Other current assets                                     46,586         124,349
                                                     --------------  --------------
    Total current assets                               13,044,624       9,307,516
                                                     --------------  --------------
Other Assets (Note 3)                                     183,542         133,970
                                                     --------------  --------------

Property and equipment, net (Notes 4, 5 and 6)          5,301,063       4,972,576
                                                     --------------  --------------
                                                      $18,529,229     $14,414,062
                                                     ==============  ==============

LIABILITIES AND STOCKHOLDERS EQUITY
---------------------------------------------------  --------------  --------------
Current Liabilities
  Notes payable (Notes 5, 15 and 20)                  $ 3,890,425     $ 4,122,861
  Current maturities of ling-term debt
    (Notes 6 and 15)                                      454,181         389,724
  Accounts payable (Note 7)                             3,984,140       3,769,021
  Accrued expenses (Note 8)                               685,482         676,892
                                                     --------------  --------------
    Total current liabilities                           9,041,228       8,958,498
                                                     --------------  --------------

Long-Term Debt, less current maturities
  (Notes 6 and 15)                                      1,306,584       1,502,188
                                                     --------------  --------------

Commitments and Contigencies (Notes 11, 14, 16 and 19)

Stockholders' Equity (Notes 9, 13, 16, and 20):
  Preferred Stock, no par value, authorized
    10,000,000 shares; issued none                            -              -
  Common Stock, $.001 par value; authorized
    50,000,000 shares; issued and outstanding
    1995 11,434,000; 1994 9,643,000 shares                 11,434           9,643
  Additional paid-in capital                            3,418,671         310,741
  Ratined earnings                                      4,778,312       3,632,992
                                                     --------------  --------------
                                                        8,208,417       3,953,376
                                                     --------------  --------------
                                                      $18,529,229     $14,414,062
                                                     ==============  ==============


See Notes to Consolidated Financial Statements.

FLANDERS CORPORATION AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF OPERATIONS
Years ended December 31, 1995, December 30, 1994, and December 31, 1993


                                                          1995            1994            1993
---------------------------------------------------  --------------  --------------  --------------

Net Sales                                             $38,494,261     $26,072,225     $20,568,732
Cost of Good Sold (Notes 11, 12,13 and 14)             29,953,729      18,845,385      14,064,800
                                                     --------------  --------------  --------------
        Gross profit                                    9,540,532       7,226,840       6,503,932
                                                     --------------  --------------  --------------

Other Operating Revenue:
  Freight revenue                                            -            552,807         466,992
  Other                                                   141,549          81,372          80,102
                                                     --------------  --------------  --------------
                                                          141,549         634,179         547,094
                                                     --------------  --------------  --------------
Operating Expenses (Notes 11, 12, 13 and 14):
  General and administrative                            3,729,238       4,258,827       4,095,976
  Selling                                               2,506,445       2,252,034       1,915,435
  Research and development                                119,985         157,748         159,108
  Insurance companys' claim                               375,000         150,000            -
  Management fees                                         532,000         420,000         524,008
                                                     --------------  --------------  --------------
                                                        7,262,668       7,238,609       6,694,527
                                                     --------------  --------------  --------------
        Operating income                                2,419,413         622,410         356,499
                                                     --------------  --------------  --------------

Nonoperaating Income (Expense):
  Other income                                             43,852          26,371          42,976
  Interest expense                                       (633,029)       (477,822)       (374,342)
                                                     --------------  --------------  --------------
                                                         (589,177)       (451,451)       (331,366)
                                                     --------------  --------------  --------------
        Income before income taxes and
          consulative effect of change
      in accounting principle                           1,830,236         170,959          25,133
Income taxes (Note 10)                                    684,582         176,402          14,627
                                                     --------------  --------------  --------------
        Income (loss) before cumulative effect
          of change in accounting principle             1,145,654          (5,443)         10,506
Cumulative effect on prior years of changing
  to a different method of accounting for
  deferred income taxes (Note 10)                            -               -            306,800
                                                     --------------  --------------  --------------
        Net income (loss)                             $ 1,145,654     $    (5,443)        317,306
                                                     ==============  ==============  ==============

Earnings per common and common equivalent
  share (Note 17):
  Income (Loss) before cumulative effectc of change
    in accounting principle                           $      0.12     $      -        $      -
  Cumulative effect on prior years of changing to a
    different method of accounting for deferred
    income taxes                                             -               -               0.03
                                                     --------------  --------------  --------------
        Net income                                    $      0.12     $      -        $      0.03
                                                     ==============  ==============  ==============

Weighted average common and common
  equivalent shares oustanding                          9,831,996       9,693,478       9,654,093
                                                     ==============  ==============  ==============

See Notes to Consolidated Financial Statements.

FLANDERS CORPORATION AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
Years Ended December 31, 1995, December 30, 1994 and December 31, 1993


                                                                       Additional
                                                         Common         Paid-In         Retained
                                                         Stock          Capital         Earnings
                                                     --------------  --------------  --------------
Balance, January 1, 1993                              $     9,565     $   281,202     $ 3,321,129
  Issuance of 111,630 shares of
    common stock                                              112          48,047            -
  Purchase and retirements of 21,099
    shares of common stock                                    (21)         (9,901)           -
  Net income                                                 -               -            317,316
                                                     --------------  --------------  --------------
Balance, Decmeber 31, 1993                                  9,656         319,348       3,638,435
  Issuance of 49,274 shares of
    common stock                                               49          21,740            -
  Purchase and retirement of 61,630
    shares of common stock                                    (62)        (30,347)           -
  Net loss                                                   -               -             (5,443)
                                                     --------------  --------------  --------------
Balance, December 30, 1994                                  9,643         310,741       3,632,992
  Issuance of 378,411 shars of
    common stock                                              378         165,543            -
  Issuance of 1,100,000 shares of
    common stock related to
    December 11,1995 Private
    Placement (Note 9)                                      1,100       2,429,004            -
  Reverse Acquisition of Elite
    Acquisitions, Inc. (Note 18)                              334            -               (334)
  Purchase and retirement of 21,197
    shares of common stock                                    (21)        (11,617)           -
  Indemnification of claim by
    Stockholders (Note 13)                                   -            525,000            -
  Net income                                                 -               -          1,145,654
                                                     --------------  --------------  --------------
Balance, December 31, 1995                            $    11,434     $ 3,418,671     $ 4,778,312
                                                     ==============  ==============  ==============


See Notes to Consolidated Financial Statements.

FLANDERS CORPORATION AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS
Years Ended December 31, 1995, December 30, 1994 and December 31, 1993


                                                          1995            1994            1993
---------------------------------------------------  --------------  --------------  --------------

Cash Flows from Operating Activities
  Net income (loss)                                   $ 1,145,654     $    (5,443)    $   317,316
  Adjustments to reconcile net income (loss) to
    net cash provided by (used in) operating
    activities:
  Depreciation and amortization                           636,178         631,476         605,147
  Stock compensation                                         -             12,500          25,000
  Provision for doubtful accounts                         108,000         (25,500)        (46,521)
  Allowance for obsolete inventory                        (45,000)        (69,134)        (93,972)
  Loss on sale of property and equipment                     -             18,091          13,883
  Unrealized gain on matketable equity securitis             -               -            (21,736)
  Deferred income taxes                                      -            (32,941)           -
  Indemnification of claim by Stockholders                160,000          70,000        (363,940)
  Chnage in assets and liabilities:
    Receivables                                        (1,937,752)     (1,730,577)       (165,628)
    Inventories                                           790,947      (1,209,802)         33,373
    Other current assets                                   77,763         (95,573)         16,100
    Accounts payable                                     (339,999)      1,443,504         362,566
    Accrued expenses                                      158,591        (511,765)        506,217
    Income tax payable                                    481,157         (65,307)         65,307
                                                     --------------  --------------  --------------
        Net cash provided by (used in)
          operating activities                          1,610,539      (1,570,471)      1,253,102
                                                     --------------  --------------  --------------

Cash Flows from Investing Activities
  Purchase of equipment                                  (611,713)     (1,052,669)       (705,573)
  Proceeds from sale of marketable equity securities         -            580,918         (27,207)
  Proceeds from sale of property and equipment               -             82,620            -
  Desbursement on deferred debt expense                      -             (9,600)           -
  Purchase of real estate held for sale                      -            (60,486)           -
  Increase in cash value of life insurance                (52,524)           -               -
                                                     --------------  --------------  --------------
        Net cash used in investing activities            (664,237)       (459,217)       (732,780)
                                                     --------------  --------------  --------------

Cash Flows from Financing Activities
  Payments on revolving credit agreement              (38,562,227)    (27,064,360)    (20,937,512)
  Proceeds on revolving credit agreement               38,329,791      28,369,813      21,313,426
  Proceeds or long-term borrowings                           -            562,932            -
  Principal payments on long-term borrowings             (481,147)       (437,786)       (454,097)
  Proceeds from issuance of common stock                2,596,024           9,289          23,159
  Pruchase of common stock for retirement                 (11,638)        (30,409)         (9,922)
                                                     --------------  --------------  --------------
        Net cash provided by (used in)
          financing activities                          1,870,803       1,373,479         (64,946)
                                                     --------------  --------------  --------------



See Notes to Consolidated Financial Statements.

FLANDERS CORPORATION AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS
Years Ended December 31, 1995, December 30, 1994 and December 31, 1993


                                                          1995            1994            1993
---------------------------------------------------  --------------  --------------  --------------

        Net increase (decrease) in cash and
          cash equivaltents                             2,817,105        (656,209)        455,376

Cash and Cash Equivalents
  Beginning                                               156,692         812,901         357,525
                                                     --------------  --------------  --------------
  Ending                                              $ 2,973,797     $   156,692     $   812,901
                                                     ==============  ==============  ==============

Supplemental Disclosures of Cash Flow Information
  Cash payments for:
    Interest                                          $   667,117     $   446,019     $   372,589
                                                     ==============  ==============  ==============
    Income taxes                                      $    43,425     $   118,934     $     8,420
                                                     ==============  ==============  ==============

Supplemental Schedule of Noncash Financing Activities
  Issuance of common stock as compensation            $      -        $    12,500     $    25,000
                                                     ==============  ==============  ==============

  Capital lease obligation incurred for use
    of equipment                                      $   350,000     $      -        $      -
                                                     ==============  ==============  ==============

  Indemnification of claims by Officers and
    Directores (Note 13)                              $   525,000     $      -        $      -
                                                     ==============  ==============  ==============


See Notes to Consolidated Financial Statements.

FLANDERS COPRPORATION
AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
-------------------------------------------------------------------------------


Note 1.  Nature of Business and Significant Accounting Policies

Nature of business: The Company primarily manufactures high-efficiency air filters, filtration systems, and housings which are used primarily in ultra clean manufacturing environments (cleanrooms). The Company also provides installation supervision, filter testing, and certification services for installed systems. The Company sells it products primarily to cleanroom contractors and industrial users in North America, based on credit terms established for individual customers.

A summary of the Company's significant accounting policies follows:

Principles of consolidation: The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, Flanders Filters, Inc. ("FFI") and its subsidiary, Flanders Airpure Products, Co. ("Airpure"), which is
63.0 and 55.9 percent owned for the years ended December 31, 1995 and December 30, 1994 respectively. The year ended December 31, 1993 included the accounts of FFI and its subsidiary, Foremost Freight, Inc. which was 67.5 percent owned. During 1994, Foremost Freight, Inc. ceased operations and the remaining assets and liabilities were absorbed by FFI. All material intercompany accounts and transactions have been eliminated in consolidation.

Estimates: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and cash equivalents: The Company maintains its cash in bank deposit accounts, which at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts. The Company believes it is not exposed to any significant credit risk on cash and cash equivalents. For purposes of reporting cash flows, the Company considers all certificates of deposit which have an original maturity of three months or less to be cash equivalents.

Inventories: Inventories are valued at lower of cost (first-in, first-out method) or market.

Property and equipment: Property and equipment are stated at cost. Depreciation is computed by the straight-line method over estimated useful lives.

Export Sales: The Company sells some products for end users outside of the United States through domestic specialty cleanroom contractors. These sales are accounted for as domestic sales. The Company also sells products through foreign distributors, primarily in Europe. These sales account for less than 5% of net sales.

FLANDERS COPRPORATION
AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
-------------------------------------------------------------------------------

Note 1.  Nature of Business and Significant Accounting Policies (Continued)

Income taxes: Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductibile temporary differences and operating loss and tax credit carryforwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilitites and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Note 2.  Inventories

Inventories consists of the following at December 31, 1995 and December 30, 1994:

                                                             1995           1994
                                                        -------------- --------------

Finished goods                                           $   198,607    $   277,685
Work in progress                                             879,987        845,935
Raw materials                                              1,302,773      2,048,694
                                                        -------------- --------------
                                                           2,381,367      3,172,314
Less allowance of obsolete raw materials                      60,000        105,000
                                                        -------------- --------------
                                                         $ 2,321,367    $ 3,067,314
                                                        ============== ==============


Note 3.  Other Assets

Other assets consists of the following at December 31, 1995 and December 30, 1994:


                                                             1995           1994
                                                        -------------- --------------
Real estate held for sale                                $   116,486    $   116,486
Cash value of officers life insurance                         52,524           -
Deferred debt expensem net of accumulated amortization
  of 1995 $20,766; 1994 $17,814                               14,532         17,484
                                                        -------------- --------------
                                                         $   183,542    $   133,970
                                                        ============== ==============

                                       8

FLANDERS COPRPORATION
AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
-------------------------------------------------------------------------------


Note 4.  Property and Equipment

Property and equipment consists of the following at December 31, 1995 and December 30, 1994:


                                                                            Estimated
                                               1995           1994        Useful Lives
                                          -------------- -------------- -----------------

Land                                       $   275,595    $   275,595
Buildings                                    5,534,094      5,460,277     15 - 30 years
Machinery and equipment, including assets
  acquired under capital lease; 1995         3,637,497      2,939,447        10 years
Office equipment                             1,106,730      1,069,867         5 years
Vehicles                                       201,065        166,839         5 years
Construction in progress                       136,759         45,735
                                          -------------- --------------
                                            10,891,740      9,957,760
Less accumulated depreciation,
  including amortization applicable to
  assets acquired under captial lease;
  1995 $20,906                               5,590,677      4,985,184
                                          -------------- --------------
                                           $ 5,301,063    $ 4,972,576
                                          ============== ==============


Note 5.  Pledged Assets and Noted Payable

The Company had prime plus 0.75 and prime plus 1.00 percent revolving loan agreements with a bank, which provided for maximum borrowings based on the lessor of defined borrowing bases and $5,000,000 and $1,500,000, respectively, at December 31, 1995. The weighted average interest rate at December 31, 1995 was 9.34 percent. The agreement expires in June 1996. The Company had prime plus
0.75 and prime plus 1.00 percent revolving loan agreements with a bank, which provided for maximum borrowings based on the lessor of defined borrowing bases and $4,500,000 and $1,000,000, respectively at December 30, 1994. The weighted average interest rate at December 31, 1994 was 9.30 percent. The lender's prime rate at December 31, 1995 and December 30, 1994 was 8.50 and 8.50 percent, respectively. The notes are collateralized by a first security interest on equipment, accounts receivable, inventory and a second deed of trust on real property. See Note 6 for restrictive covenants which apply to both the revolving loan agreements and the term loan agreements.

Note 6.  Pledged Assets and Long-Term Debt

A summary of the Company's long-term debt,and collateral pledged thereon, consists of the following at Decemeber 31, 1995 and December 30, 1994:


                                                                          1995           1994
                                                                     -------------- --------------

Prime plus 1.0 percent note payable to a bank due in monthly payments of $25,000 plus interest, with a balloon payment
  due June 1996, collateralized by a first security
  interest on receivables, inventory and substantially all
  machinery and equipment, and a second deed of trust on
  real property                                                       $   300,000    $   600,000

FLANDERS COPRPORATION
AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
-------------------------------------------------------------------------------


Note 6.  Pledged Assets and Long-Term Debt (Continued)

                                                                          1995           1994
                                                                     -------------- --------------

10.125 percent note payable to insurance company,
  due in monthly payments of $13,775, including interest
  through July 2004, collateralized by a first deed of trust on real property and a second security interest in machinery
  and equipment.                                                      $   938,576    $ 1,005,139

9.99 percent fixed rate capital lease obligation, due in monthly payments of $7,435, including interest through July 30,
  2000, collateralized by equipment with a carrying value
  of $397,205                                                             327,016           -

Various contracts payable including uncollateralized obligations;
  interest rates from 7.0 percent to 10 percent and 6.75 percent to
  10.0 percent at December 31, 1995 and December 30, 1994,
  respectively, collateralized by certain equipment; due in monthly and quarterly payments of approximately $2,500 and $2,665, respectively, including interest, at December 31, 1995 and monthly and quarterly payments of approximately $2,500 and
  $3,600, respectively including interest at December 30, 1994
  expiring December 1997 to October 2002.                                 195,173        286,773
                                                                     -------------- --------------
                                                                        1,760,765      1,891,192
Less current maturities                                                   454,181        389,724
                                                                     -------------- --------------
                                                                      $ 1,306,584    $ 1,502,188
                                                                     ============== ==============

In connection with the revolving (See Note 5) and certain term loan agreements the Company has agreed to certain restrictive covenants which includes among other things the lenders approval to pay dividends with both the bank and the insurance company. The Company was in violation of certain covenants with its lenders as of December 31, 1995; however, these violations have been waived by the lenders through January 1, 1997.

Aggregate maturities required on long-term debt as of December 31, 1995 are due in future years as follows:



            Fiscal Years Ending
                  1996                      $   454,181
                  1997                          168,364
                  1998                          192,778
                  1999                          209,890
                  2000                          191,009
              Later years                       544,543
                                           -------------
                                            $ 1,760,765
                                           =============

FLANDERS COPRPORATION
AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
-------------------------------------------------------------------------------


Note 6.  Pledged Assets and Long-Term Debt (Continued)

The following is a schedule of the future minimum lease payments under the capital lease together with the present value of the net minimum lease payment as of December 31, 1995:


            Fiscal Years Ending
                  1996                      $    89,217
                  1997                           89,217
                  1998                           89,217
                  1999                           89,217
                  2000                           52,043
                                           -------------
           Total minimum lease payments         408,911
     Less amounts representing interest          81,895
                                           -------------
                                            $   327,016
                                           =============

Note 7.  Accounts Payable

Accounts payable consists of the following at December 31, 1995 and December 30, 1994:


                                                                  1995           1994
                                                             -------------- --------------

Accounts payable, trade                                       $ 2,940,716    $ 3,329,770
Commissions payable                                               460,092        324,271
Customer deposits                                                  24,214        110,980
Income taxes payable (Note 10)                                    481,157           -
Deferred taxes (Note 10)                                           77,961          4,000
                                                             -------------- --------------
                                                              $ 3,984,140    $ 3,769,021
                                                             ============== ==============


Note 8. Accrued Expenses

Accrued expenses consists of the following at December 31, 1995 and December 30, 1994:


                                                                  1995           1994
                                                             -------------- --------------

Payroll (Note 11)                                             $   277,911    $   201,705
Managements fees (Note 13)                                         50,000           -
Sales and use taxes                                                92,940        109,008
Interest                                                           31,884         65,972
Insurance Claim (Note 19)                                            -           150,000
Other                                                             232,747        155,207
                                                             -------------- --------------
                                                              $   685,482    $   676,892
                                                             ============== ==============

FLANDERS COPRPORATION
AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
-------------------------------------------------------------------------------


Note 9.  Stockholders' Equity

On December 29, 1995, the Company completed a private placement offering dated December 11, 1995 of 1,100,000 shares of the Company's common stock at $2.50 per share to accredited investors. The net proceeds to the Company after commissions and expenses from the offering totaling $319,897 amounted to $2,430,103.

The President and Vice President/Chief Financial Officer of the Company have options to purchase 3,321,021 and 2,214,014, respectively, of the Company's common stock from two stockholders of the Company at an option price of $2.50 per share. The options expire November 29, 1997.

Note 10.  Income Tax Matters

The components of income tax expense in the total and for the deferred portion for the years ended December 31, 1995, December 30, 1994 and December 31, 1993 are as follows:

                                                   1995           1994           1993
                                              -------------- -------------- --------------

Current:
  Federal                                      $   419,492    $   106,402    $    74,627
  State                                            105,090           -              -
                                              -------------- -------------- --------------
                                                   524,582        106,405         74,627
                                              -------------- -------------- --------------
Deferred:
  Federal                                          130,000         40,000        (67,000)
  State                                             30,000         30,000          7,000
                                              -------------- -------------- --------------
                                                   160,000         70,000        (60,000)
                                              -------------- -------------- --------------
                                               $   684,582    $   176,402    $    14,627
                                              ============== ============== ==============

Components of deferred tax expense (credit):
  Loss carryforwards                           $      -       $    89,912    $     8,963
  Accounts receivable                              (33,546)        10,982         16,753
  Inventory                                         53,719        (20,869)        32,310
  Accrued expenses                                 126,054        (65,038)      (105,430)
  Other                                             13,773         55,013        (12,596)
                                              -------------- -------------- --------------
                                                   160,000         70,000        (60,000)
                                              ============== ============== ==============

FLANDERS COPRPORATION
AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
-------------------------------------------------------------------------------


Note 10.    Income Tax Matters (Continued)

The income tax provision differs from the amount of income tax determined by applying the U.S. federal income tax rate of 34% to pretax income for the years ended December 31, 1995, December 30, 1994 and December 31, 1993 due to the following:


                                                    1995           1994           1993
                                               -------------- -------------- --------------

Computed "expected" tax expense                 $   622,280    $    58,126    $     8,545
Increase (decrease) in income taxes
  resulting from:
   Nondeductible expenses                            50,980         37,102         15,529
   State income taxes net of federal tax
   benefit                                           89,159         19,818          3,170
   Change in valuation allowance                    (32,490)       (23,680)        (7,300)
   Benefit of income taxed at lower rates              -            (7,309)        (4,056)
   Tax credits                                      (45,347)       (10,590)        (1,261)
                                               -------------- -------------- --------------
                                                $   684,582    $   176,402    $    14,627
                                               ============== ============== ==============


Net deferred tax assets consist of the following components as of December 31, 1995 and December 30, 1994:

                                                   1995           1994
                                              -------------- --------------

Deferred tax assets:
  Accounts receivable allowance                $    46,150    $    12,604
  Inventory allowances                             107,786        161,505
  Accrued expenses                                    -           126,054
  AMT credit carryforwards                            -            26,347
                                               -------------- --------------
                                                   133,936        326,510
  Less valuation allowance                          15,975         48,465
                                               -------------- --------------
                                                   137,961        278,045
Deferred tax liabilities:
  Property and equipment                            77,961         58,045
                                               -------------- --------------
                                               $    60,000    $   220,000
                                               ============== ==============


The components giving rise to the net deferred tax assets described above have been included in the accompanying consolidated balance sheets at December 31, 1995 and December 30, 1994 as follows:


                                                    1995           1994
                                               -------------- --------------

Current assets                                  $   137,961    $   224,000
Noncurrent liabilities                              (77,961)        (4,000)
                                               -------------- --------------
                                                $    60,000    $   220,000
                                               ============== ==============

FLANDERS COPRPORATION
AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
-------------------------------------------------------------------------------


Note 10.    Income Tax Matters (Continued)

The Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes," which required a change from the deferred method to the liability method of accounting for income taxes. The Company adopted SFAS No, 109 as of the beginning of the year ended December 31, 1993. The cumulative effect on prior years of this change in accounting principle increased the net income by $306,800 and is reported separately in the consolidated statement of operations for the year ended December 31, 1993.

Note 11.  Employment Agreements and Discretionary Bonuses

The Company has employment agreements with its President and Vice President/Chief Financial Officer which have expiration dates of December 31, 2000. In addition to a base salary, the agreements provide for a termination payment ranging from one hundred to two hundred and fifty percent of their base compensation in the event the officers' employment is terminated under various circumstances.

The Company pays discretionary cash bonuses to its employees. The amount of these cash bonuses included in cost of goods sold and operating expenses totaled $50,000, $30,000 and $100,000 for the years ended December 31, 1995, December 30, 1994 and December 31, 1993, respectively. During the year ended December 30, 1994, the Company issued 28,543 shares of common stock with a value of $12,500 to employees of the Company and charged to operating expesnes with credits to common stock for $28 and paid-in capital for $12,472. During the year ended December 31, 1993, the Company issued 57,086 shares of common stock with a value of $25,000 to employees of the Company and charged to operating expenses with credits to common stock for $57 and paid-in capital for $24,943.

Note 12.  Employee Benefit Plans

The Company has a salary deferral 401(k) Plan, which allows employees to defer up to the lesser of 20 percent of their salary of such amount as determined by the U.S. Secretary of the Treasury with the Company contributing an amount determined by its Board of Directors each year. The Company contributed $17,671 and $32,551 to the plan for years ended December 31, 1995 and December 30, 1994, respectively. There were no Company contributions in 1993.

The Company employee benefit program also includes health, accident, dental and life insurance and disability benefits. The Company has elected to self-insure the health and accident insurance at an individual maximum of $1 million each. The Company also maintains a stop loss policy which covers 100 percent of liability from $50,000 to $100,000. The insurance plans are provided for on a shared basis. The employers portion of claims charged to operations for the years ended December 31, 1995, December 30, 1994 and December 31, 1993 totaled approximately $314,000, $251,000 and $190,000, respectively.

FLANDERS COPRPORATION
AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
-------------------------------------------------------------------------------


Note 13.  Related Party Transactions and Balances

Three of the officers and directors of the Company have entered into an Indemnity Agreements with FFI whereby the officers and directors will collectively deposit $1,500,000 into an escrow fund to indemnify FFI for the payment of any claims, judgments, and expenses arising from the lawsuits against FFI by Hartford Casualty Insurance Co. ("Hartford") and St. Paul Fire and Marine Insurance Co. ("St. Paul"), and potential environmental issues. The indemnification is limited to $1,500,000 and in no event will any of the individuals named be required to contribute more than $500,000 each. FFI, Hartford and St. Paul entered into an arbitration agreement whereby all issues were abritrated to a final bidding conclusion. A decision from the arbitrator was rendered December 23, 1995 upholding the claims of both St. Paul and Harford, in the total sum of $525,000. The indemnification of FFI's liability by certain officers and directors has been recorded as a contribution to capital.

ABB Partnership, as landlord, and Airpure, as tenant, entered into a Lease Agreement, dated July 31, 1995. ABB Partnership is controlled by the president of FFI. The lease, which is a month to month lease of $6,250 per month, was entered into on terms believed by Airpure to be fair and reasonable and generally reflective of market conditions. The expese under this lease for 1995 amounted to $6,250.

Transactions with Flanders Equity Corporation, a company affiliated through common ownership, are as follows:

                                                   1995           1994           1993
                                              -------------- -------------- --------------

Management fees expense                        $   532,000    $   420,000    $   524,008
Rental expense                                        -              -            16,800



Liabilities at December 31, 1995, December 30, 1994 and December 31, 1993 include amounts owed to Flanders Equity as follows:


                                                   1995           1994           1993
                                              -------------- -------------- --------------

Accrued managements fees (Note 8)              $    50,000    $      -       $   150,000



Note 14.  Lease Commitments and Total Rental Expense

Certain equipment is leased under agreements expiring between 1996 and 2000.

The following is a schedule of the total rental commitments under these leases as of December 30, 1994:


            1995                      $   42,179
            1996                          42,179
            1997                          36.657
            1998                          26,101
            1999                          18,837
                                     ------------
                                      $  165,953
                                     ============

The total rental expense charged to operations totaled $147,787, $207,618 and $225,511 for the years ended December 31, 1995, December 30, 1994 and December 31, 1993, respectively.

FLANDERS COPRPORATION
AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
-------------------------------------------------------------------------------


Note 15.  Disclosures About Fair Value of Financial Instruments

The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

Cash equivalents: The carrying amount approximates fair value because of the short maturity of those instruments.

Notes payable and long-term debt: Based on the borrowing rates currently available to the company for bank loans with similar maturities and similar collateral requirements, the fair value of notes payable and long-term debt approximates the carrying amounts.

Note 16.  Stock Options and Warrants

The following table summarize the activity related to the Company's stock options and warrants for the years ended December 31, 1993, December 30, 1994 and December 31, 1995:

                                                                  Price
                                                Stock           per Share
                                                         -----------------------
                                   Warrants    Options     Warrants     Options
                                  ---------  ----------  ------------ -----------

Outstanding at January 1, 1993,
  December 31, 1993 and
  December 30, 1994                    -           -

     Granted                        61,280   2,500,000      $ 2.50      $ 1.00

     Exercised                         -           -

     Canceled or expired               -           -
                                  ---------  ----------
Outstanding at December 31, 1995    61,280   2,500,000      $ 2.50      $ 1.00
                                  =========  ==========
Exercisable at December 31, 1995    61,280   2,500,000
                                  =========  ==========

The warrants and options expire June 11, 1996 and November 15, 2000, respectively.

Note 17.  Earnings Per Common Share and Common Equivalent Share

The computation of earnings per common share and common share equivalent share is based upon the weighted average number of common shares outstanding during the period. Earnings per common share and common equivalent share include the effect of the stock options and warrants mentioned in Note 16 as if the options and warrants had been exercised at the date the options and warrants were granted. The number of common shares outstanding was increased by the number of shares issuable under the stock options and warrants and this theoretical increase in the number of common shares was reduced by the number of common shares which are assumed to have been repurchased with the applicable portion of the proceeds from the exercise of the options and warrants.

FLANDERS COPRPORATION
AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
-------------------------------------------------------------------------------


Note 18.  Merger

Effective December 29, 1995, Elite Acquisitions, Inc. ("Elite"), predecessor to Flanders Corporation (See Note 20), acquired all of the outstanding common stock of Flanders Filters, Inc. ("FFI"). For accounting purposes, the acquisition has been treated as a recapitalization of FFI, with FFI as the acquirer (reverse acquisition).

Elite was a public shell company incorporated in the state of Nevada in 1986 which prior to a December 11, 1995 private placement offering had no meaningful operations or assets and minimal liabilities. Elite and FFI entered into a stock purchase agreement on December 15, 1995 conditioned upon the satisfaction of certain conditions including 1) a successful private placement offering dated December 11, 1995 of 1,100,000 shares of Elite stock at $2.50 per share, 2) execution of a $1,500,000 Indemnification Agreement by certain stockholders of FFI and Elite concerning certain litigation and environmental matters (See Note
13), 3) execution of certain stock option agreements with stockholders of Elite and FFI, and 4) a 255 to 1 reverse stock split of Elite's 66,045,000 shares along with the issuance of 75,000 shares of recapitalized Elite stock to FFI's Vice President of Finance/Chief Financial Officer whereby Elite had 334,000 shares of outstanding common stock prior to the December 11, 1995 private placement offering. All conditions of the stock purchase agreement were met and the reverse acquisition was effected December 29, 1995 whereby Elite issued 10,000,000 shares of its stock to the stockholders of FFI in exchange for all of their outstanding Class A and Class B common stock.

The Stockholders' equity of FFI prior to the merger is retroactively restated (a recapitalization) for the equivalent number of shares received in the merger after giving effect to any difference in par value of Elite's and FFI's stock with an offset to paid-in capital. Retained earnings of FFI is carried forward after the acquisition. Operations prior to the merger are those of FFI. Earnings per share for periods prior to the merger are restated to reflect the number of equivalent shares received by FFI shareholders.

Note 19. Litigation

In 1994, FFI settled a product liability claim for $225,000 which amount was reflected in the December 31, 1993 consolidated financial statements. FFI was then sued by its former insurance carriers (Hartford and St. Paul) for $525,000 which represents the amount of the claim paid by them.

In 1995, FFI entered into an arbitration agreement whereby all issues were arbitrated to a final binding conclusion. A decision from the arbitrator was rendered December 23, 1995 upholding the reimbursement claims of both St. Paul and Hartford, in the total sum of $525,000. An accrual of $150,000 was made at December 31, 1994. The additional $375,000 has been charged to expense in 1995. FFI has been indemnified from this obligation by certain officers and directors through an Indemnification Agreement dated December 15, 1995, (See Note 13).

FLANDERS COPRPORATION
AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
-------------------------------------------------------------------------------

Note 20.    Subsequent Events

Merger and Acquisitions:

On January 22, 1996, Elite Acquisitions, Inc. stockholders approved a reincorporation merger with Flanders Corporation, a newly formed wholly-owned company, whereby Elite Acquisitions, Inc. would merge with Flanders Corporation in a share for share stock exchange with Flanders Corporation being the surviving company. The Merger Agreement and Articles of Merger were effective as of January 29, 1996. As a result of the merger, the financial statements of Elite Acquisitions, Inc. have been presented as those of Flanders Corporation and the authorized capitalization of Flanders Corporation consisting of 50,000,000 shares of common stock at a par value of .001 and 10,000,000 shares of preferred stock, with no par value, has been presented as the capital structure of the company.

On May 31, 1996, the company acquired all the outstanding stock of Charcoal Services Corporation, a competing carbon filter and containment manufacturer, as well as the land and building on which Charcoal Service Corporation operates that is owned by the stockholders of Charcoal Service Corporation. The purchase price was approximately $4,435,000, and up to 100,000 shares of the Company's common stock if certain performance criteria are met. The acquisition was funded by private placement memorandums dated April 11, 1996 and May 13, 1996 which were completed on June 3, 1996.

On June 15, 1996, the Company acquired all the outstanding stock of Air Seal Filter Housings, Inc. as well as the land and building on which Air Seal filter Housings, Inc. operates that is owned by the stockholders of Air Seal Filter Housings, Inc. The purchase price was approximately $2,150,000 and up to 150,000 shares of the Company's common stock if certain performance criteria are met. The acquisition was funded by private placement memorandums dated April 11, 1996 and May 13, 1996 which were completed on June 3, 1996.

On September 24, 1996, the company acquired all the outstanding stock of Precisionaire, Inc., a leading manufacture of precision air filters, containment systems and filtration equipment, as well as a tract of land and a building on which Precisionaire, Inc. operates that is owned effectively by the majority stockholders of Precisionaire, Inc. The purchase price was approximately $27,300,000 with a post closing valuation allowance of up to 786,885 shares of the Company's common stock, which are held in escrow, to be released only if certain performance criteria are met. The acquisition of Precisionaire, Inc. was funded by a private placement of the Company's common stock and convertible debt, closed on October 16, 1996, a credit facility provided by NationsBank consisting of (1) a revolving credit facility in the maximum principal amount of $25,000,000 and (2) a term loan facility in the maximum principal amount of $6,500,000, and the assumption of approximately $2,200,000 of debt associated with a mortgage on the purchased land and building.

FLANDERS COPRPORATION
AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
-------------------------------------------------------------------------------

Note 20. Subsequent Events (Continued)

Stock Offerings:

On January 24, 1996, the Company completed a private placement offering dated January 10, 1996 of 500,000 shares of the Company's common stock at $2.50 per share to accredited investors. The net proceeds to the Company after commissions and expenses from the offering totaling $147,251 amounted to $1,102,749. Subsequent to year end, the Company utilized the proceeds from this offering along with the proceeds from the December 11, 1995 offering to reduce the revolving loan agreements to zero. In conjunction with the offering, the Company issued 35,000 warrants, expiring July 10, 1996, to the placement agents for the offering to purchase common stock at $2.50 per share.

On June 3, 1996, the Company completed private placement memorandums dated April 11, 1996 and May 13, 1996 of 1,537,315 shares of the Company's common stock at $5.00 per share to accredited investors. The net proceeds to the Company after commissions and expenses from the offering totaling approximately $347,000 amounted to approximately $7,340,000. The Company utilized approximately $4,435,000 and $2,150,000 of proceeds from this offering to acquire Charcoal Service Corporation and Air Seal Filter Housings, Inc. , respectively, while the remainder of the offering proceeds were utilized to reduce the revolving loan agreements.

On October 16, 1996, the Company completed a private placement of 1,333,889 shares of the Company's common stock at $9.00 per share to accredited investors. The Company plans to utilize the net proceeds to reduce the revolving loan agreements. The Company incurred commissions and expenses totaling approximately $1,382,000 in conjunction with the stock offering and the issuance of convertible debt and notes totaling $6,500,000 which are discussed below.

Stock Options:

On January 22, 1996 the Company approved a Long-term Incentive Plan and a Director Option Plan which results in reserving 2,500,000 shares of the company's common stock for issuance under these plans.

On February 12, 1996, the Company granted options to purchase 819,520 shares of the Company's common stock at an exercise price of $2.50 per share, of which, options to purchase 119,520 shares were granted to certain key employees under its Long-term Incentive Plan and options to purchase 700,000 shares were granted to consultants to the Company. On that same date, options to purchase 200,000 shares of the Company's common stock were granted to a consultant to the Company at an exercise price of $3.50 per share.

On February 22, 1996 the Company granted to its President and its Vice-President of Finance options to purchase 1,000,000 shares each of the Company's common stock at an exercise price of $2.50 per share.

FLANDERS COPRPORATION
AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
-------------------------------------------------------------------------------

Note 20. Subsequent Events (Continued)

On June 3, 1996 the Company granted to its President and its Vice-President of Finance options to purchase 1,000,000 shares of the Company's common stock at an exercise price of $7.50 per share. On the same date the Company granted options to purchase 57,000 shares of the Company's common stock at an exercise price of $7.50 per share to certain key employees under its Long-term Incentive Plan.

Financing Agreements:

On September 19, 1996, the Company entered into a loan agreement (the "Credit Facility") with NationsBank, N.A. The Credit Facility consists of (i) a revolving credit facility in the maximum amount of $25,000,000 which bears interest at a rate of prime plus 1 percent, and (ii) a term facility in the maximum principal amount of $6,500,000 which bears interest at the rate of prime plus 1.5%. The Credit Facility is secured by all of the Company's tangible and intangible property.

On October 16, 1996, the Company completed a private placement of $2,500,000 in A Series Subordinated Convertible Debentures to accredited investors and $4,000,000 from the sale of 10 percent Convertible Notes pursuant to Regulation S to certain offshore investors. The A Series Subordinated Convertible Debentures are convertible prior to December 31, 1996 into a total of 277,778 shares of the Company's common stock based on a conversion rate of $9 per share. The 10 percent Convertible Notes are convertible at any time commencing forty-one (41) days after issuance into shares of Common Stock at a conversion price equal to the lower of (i) eighty-two percent (82%) of the average closing bid price for the seven (7) trading days immediately preceding the conversion date, or (ii) $9.00: provided, however, that in no event shall the conversion price be less than $5.00; provided further, that in no event shall the holder of the 10% Convertible Notes be entitled to convert any portion of such notes if such action would result in beneficial ownership by a holder and its affiliates of more than 4.9% of the outstanding shares of Common Stock of the Company. If the average closing bid price of the Company's Common stock over any continuous seven day trading period is less than $7.38 per share, the Company may redeem the Convertible Notes at a price equal to 115% of the outstanding principal amount of the notes.

In conjunction with the issuance of A Series Subordinated Convertible Debentures the Company issued 25,000 warrants, expiring September 9, 1996, to the debenture holders to purchase common stock at $9.625 per share.

                            McGLADREY & PULLEN, LLP
                 Certified Public Accountants and Consultants


           INDEPENDENT AUDITOR'S REPORT ON THE SUPPLEMENTAL SCHEDULE


To the Board of Directors
Flanders Corporation
Washington, North Carolina

Our audits were made for the purpose of forming an opinion on the basic consolidated financial statements taken as a whole. The consolidated Supplemental Schedule II is presented for purposes of complying with the Securities and Exchange Commission's rules and is not a part of the basic consolidated financial statements. This schedule has been subjected to the auditing procedures applied in our audits of the basic consolidated financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic consolidated financial statements taken as a whole.



                                       /s/ McGladrey & Pullen, LLP

New Bern, North Carolina
February 8, 1996


                                        FLANDERS CORPORATION AND SUBSIDIARY
                                                    SCHEDULE II
                                         VALUATION AND QUALIFYING ACCOUNTS
                  For the Years Ended December 31, 1995, December 30, 1994 and December 31, 1993

                                                                      Additions
                                                              ---------------------------
                                                 Balance at    Charged to     Charged to                    Balance
                                                 Beginning      Cost and         Other                       at End
      Description                                of Period       Expense       Accounts     Deductions     of Period
---------------------------------------------   ------------  ------------  -------------  ------------   -----------

For the year ended Dec. 31, 1995
  Allowance for doubtful accounts                $  40,000      $ 121,799    $      -       $ (13,799)<F1> $ 148,000
  Allowance for inventory value                    105,000        (45,000)          -             -           60,000
  Valuation allowance for deferred tax assets       48,465            -             -         (32,490)<F2>    15,975
                                                -----------    -----------  ------------   -----------     ----------
     Total                                       $ 193,465      $  76,799    $      -       $ (46,289)     $ 223,975
                                                ===========    ===========  ============   ===========     ==========

For the year ended Dec. 30, 1994
  Allowance for doubtful accounts                $  65,500      $ (17,344)   $      -       $  (8,156)(1)  $  40,000
  Allowance for inventory value                    174,134        (69,134)          -             -          105,000
  Valuation allowance for deferred tax assets       72,145            -             -         (23,680)(2)     48,465
                                                -----------    -----------  ------------   -----------     ----------
     Total                                       $ 311,799      $ (86,478)   $      -       $ (31,836)     $ 193,463
                                                ===========    ===========  ============   ===========     ==========
For the year ended Dec. 31, 1993
  Allowance for doubtful accounts                $ 112,021      $ 262,025    $      -       $(308,546)(1)  $  65,500
  Allowance for inventory value                    268,106        (93,972)          -             -          174,134
  Valuation allowance for deferred tax assets       79,445            -             -          (7,300)(2)     72,145
                                                -----------    -----------  ------------   -----------     ----------
     Total                                       $ 459,572      $ 168,053    $      -       $(315,846)     $ 311,779
                                                ===========    ===========  ============   ===========     ==========
------------------------------------------

<F1>
    Uncollected receivables written-off, net of recoveries.
<F2>
    Reduction in valuation allowance.

            FINANCIAL STATEMENTS
            AS OF DECEMBER 31, 1995 AND 1994
            AND FOR EACH OF THE THREE YEARS ENDED DECEMBER 31,1995 TOGETHER WITH REPORT OF INDEPENDENT
            CERTIFIED PUBLIC ACCOUNTANTS

              REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



To the Stockholders of
Precisionaire, Inc.:

We have audited the accompanying balance sheets of Precisionaire, Inc. (a Florida corporation) as of December 31, 1995 and 1994, and the related statements of income and retained earnings, and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Precisionaire, Inc. as of December 31, 1995 and 1994, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1995 in conformity with generally accepted accounting principles.




                                        /s/ Arthur Andersen LLP

Tampa, Florida,
March 8, 1996

                              PRECISIONAIRE, INC.

                 BALANCE SHEETS -- DECEMBER 31, 1995 AND 1994


    ASSETS                                              1995            1994
   --------                                        --------------  --------------

CURRENT ASSETS:
  Cash                                              $    468,085    $    219,239
  Certificate of deposit (Note 5)                        276,168         272,305
  Trade accounts and notes receivable, less
    allowances of approximately $333,500
    and $458,600 for doubtful accounts, returns
    and credits at December 31, 1995 and 1994,
    respectively (Note 4)                              5,624,399       5,193,305
  Inventories (Note 4)                                 4,115,158       3,661,201
  Deferred tax asset (Note 3)                            535,000         435,119
  Prepaid expenses and other current assets               13,500         191,080
                                                   --------------  --------------
Total current assets                                  11,032,310       9,972,249

EQUIPMENT AND FURNISHINGS, net (Notes 2 and 4)         5,536,799       5,658,049

OTHER ASSETS (Notes 4 and 5)                             915,901         849,410
                                                   --------------  --------------
                                                    $ 17,485,010    $ 16,479,708
                                                   ==============  ==============

    LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
  Accounts payable                                  $  4,549,695    $  6,161,576
  Accrued expenses and other liabilities               2,114,618       1,515,899
  Current maturities of long-term debt (Note 4)        1,283,593       2,277,461
                                                   --------------  --------------
            Total current liabilities                  7,947,906       9,954,936

LONG-TERM DEBT, less current maturities (Note 4)       2,317,264       1,029,800

DEFERRED TAX LIABILITY (Note 3)                          310,000         247,243

COMMITMENTS AND CONTINGENCIES (Note 5)

STOCKHOLDERS' EQUITY:
  Class A common stock, voting, $.10 par value,
    10,000 shares authorized, 3,767 shares issued
    and outstanding                                          377             377
  Class B common stock, non-voting, $.10 par
    value, 90,000 shares authorized, 33,834
    shares issued and outstanding                          3,383           3,383
  Additional paid-in capital                             276,420         276,420
  Retained earnings                                    6,629,660       4,967,549
            Total stockholders' equity                 6,909,840       5,247,729
                                                   --------------  --------------
                                                    $ 17,485,010    $ 16,479,708
                                                   ==============  ==============


     The accompanying notes are an integral part of these balance sheets.

                              PRECISIONAIRE, INC.

                  STATEMENTS OF INCOME AND RETAINED EARNINGS

             FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

                                                        1995            1994            1993
                                                   --------------  --------------  --------------
NET SALES                                           $ 61,809,501    $ 54,289,237    $ 50,747,523
COST OF SALES                                         47,202,625      42,149,288      39,583,348
                                                   --------------  --------------  --------------
        Gross profit                                  14,606,876      12,139,949      11,164,175

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES          11,497,186      10,897,308       9,683,643
                                                   --------------  --------------  --------------
        Operating income                               3,109,690       1,242,641       1,480,532

INTEREST EXPENSE                                        (391,400)       (255,841)       (251,828)
OTHER, net                                               132,321         101,353         195,380
                                                   --------------  --------------  --------------
INCOME BEFORE TAXES                                    2,850,611       1,088,153       1,424,084

INCOME TAX PROVISION (Note 3)                          1,170,803         439,702         521,736
                                                   --------------  --------------  --------------
NET INCOME                                             1,679,808         648,451         902,348

DIVIDENDS DECLARED                                        17,697            -               -

RETAINED  EARNINGS, BEGINNING OF YEAR                  4,967,549       4,319,098       3,416,750
                                                   --------------  --------------  --------------
RETAINED EARNINGS, END OF YEAR                      $  6,629,660    $  4,967,549    $  4,319,098
                                                   ==============  ==============  ==============

NET INCOME PER SHARE                                $      44.67    $      17.25    $      24.00
                                                   ==============  ==============  ==============


       The accompanying notes are an integral part of these statements.

                              PRECISIONAIRE, INC.

                           STATEMENTS OF CASH FLOWS

             FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

                                                        1995            1994            1993
                                                   --------------  --------------  --------------

CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income                                        $  1,679,808    $    648,451    $    902,348
  Adjustments to reconcile net income to net cash
    provided by operating activities-
      Depreciation and amortization                    1,097,670       1,031,039         896,572
      Loss on sale of equipment and furnishings           21,479          96,859           6,745
      Deferred income taxes                              (37,124)        (42,685)        (59,664)
      (Increase) decrease in assets-
        Trade accounts and notes receivable, net        (431,094)         84,518         272,186
        Inventories                                     (453,957)       (274,388)       (532,504)
        Prepaid expenses and other current assets        177,580         (67,165)        (99,916)
        Other assets                                     (66,491)        (50,032)        (34,709)
      (Decrease) increase in liabilities-
        Accounts payable                              (1,611,881)        358,221         928,908
        Accrued expenses and other liabilities           592,986        (227,612)        418,283
                                                   --------------  --------------  --------------
                Net cash provided by
                operating activities                     968,976       1,557,206       2,698,249

CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures                                  (985,757)     (2,023,230)     (1,641,383)
  Increase in certificate of deposit                      (3,863)        (10,473)       (108,399)
  Proceeds from sale of equipment and furnishings         24,668          24,914          35,035
                                                   --------------  --------------  --------------
                Net cash used in
                investing activities                    (964,952)     (2,008,789)     (1,714,747)

CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from issuance of long-term debt             1,649,081         738,825         856,219
  Principal payments on long-term debt                  (892,295)       (693,054)     (1,127,069)
  Dividend payments                                      (11,964)           -               -
  Principal payments on related party notes                 -           (715,000)           -
  Net (payments) borrowings on line of credit           (500,000)      1,200,000        (600,000)
                                                   --------------  --------------  --------------
                Net cash provided by (used in)
                financing activities                     244,822         530,771        (870,850)
                                                   --------------  --------------  --------------

NET INCREASE IN CASH                                     248,846          79,188         112,652

CASH, beginning of year                                  219,239         140,051          27,399
                                                   --------------  --------------  --------------
CASH, end of year                                   $    468,085    $    219,239    $    140,051
                                                   ==============  ==============  ==============


       The accompanying notes are an integral part of these statements.

                              PRECISIONAIRE, INC.

                           STATEMENTS OF CASH FLOWS

             FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

                                                        1995            1994            1993
                                                   --------------  --------------  --------------

SUPPLEMENTAL DISCLOSURES OF CASH FLOW
    INFORMATION:
    Cash paid for interest                          $    385,176    $    242,543    $    256,671
    Cash paid for income taxes                      $    924,800    $    556,248    $    710,972

SUPPLEMENTAL DISCLOSURES OF NONCASH
    TRANSACTIONS:
    Dividends declared included in accrued
      expenses and other liabilities                $      5,733    $       -       $       -
    Equipment acquired by assumption of
      capital lease obligation (trade-in
      value received in 1994 for
      equipment - $50,000)                          $     36,810    $    293,952    $       -





       The accompanying notes are an integral part of these statements.

                              PRECISIONAIRE, INC.



                         NOTES TO FINANCIAL STATEMENTS

                               DECEMBER 31, 1995



1.    NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES:

Business

Precisionaire, Inc. (the Company) produces, distributes and sells air filters and related products from several manufacturing and distributing locations throughout the eastern United States. The Company's primary customers are heating, ventilation and air-conditioning wholesalers, retailers, supermarkets, mass merchandisers, filter sales and service companies, hardware wholesalers, and original equipment manufacturers.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expense during the reporting period. Actual results could differ from those estimates.

Revenue Recognition

All sales are recognized when shipments are made to customers.

Inventories

Inventories are stated at the lower of cost or market. The Company is using the last-in, first-out (LIFO) method to determine the cost of its inventories. If the first-in, first-out method had been used, inventories would have been higher by approximately $56,000 and $35,000 at December 31, 1995 and 1994, respectively.

During 1994, the Company liquidated certain LIFO inventories. The effect of this liquidation on earnings was not material.

Inventories consisted of the following at December 31:

                                                        1995            1994
                                                   --------------  --------------

    Raw materials                                   $  2,077,307    $  1,702,595
    Finished goods                                     2,037,851       1,958,606
                                                   --------------  --------------
                                                    $  4,115,158    $  3,661,201
                                                   ==============  ==============


Equipment and Furnishings

Equipment and furnishings are recorded at cost. Depreciation and amortization are calculated on a straight-line basis over the estimated useful lives of the assets. Accelerated methods are used for income tax purposes.

The estimated useful lives used in computing depreciation and amortization are as follows:

                                                        Years
                                                      ---------

    Plant machinery and transportation equipment        3 - 10
    Office and computer equipment                       3 -  5
    Leasehold improvements                              5 - 10
    Equipment under capital lease                            5


2.    EQUIPMENT AND FURNISHINGS:

The Company's equipment and furnishings consisted of the following at December
31:

                                                        1995            1994
                                                   --------------  --------------

    Plant machinery and transportation equipment    $  8,388,297    $  7,186,146
    Leasehold improvements                             2,277,468       2,256,748
    Office and computer equipment                      1,770,123       1,595,683
    Construction in progress                             433,048         952,740
    Equipment under capital lease                        330,648         293,952
                                                   --------------  --------------
                                                      13,199,584      12,285,269
    Less- Accumulated depreciation and
      amortization                                    (7,662,785)     (6,627,220)
                                                   --------------  --------------
    Equipment and furnishings, net                  $  5,536,799    $  5,658,049
                                                   ==============  ==============

3.    INCOME TAXES:

The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (SFAS 109). SFAS 109 uses the liability method where deferred taxes are determined based on the estimated future tax effects of differences between the financial statement and tax basis of assets and liabilities given the provisions of enacted tax laws and tax rates.

Income tax provision consisted of the following for the years ended December
31:

                                                        1995            1994            1993
                                                   --------------  --------------  --------------

  Current:
    Federal                                         $  1,036,927    $    401,387    $    494,250
    State                                                171,000          81,000          87,150
                                                   --------------  --------------  --------------
        Total current provision                        1,207,927         482,387         581,400
                                                   --------------  --------------  --------------

  Deferred:
    Federal                                              (33,411)        (38,416)        (53,698)
    State                                                 (3,713)         (4,269)         (5,966)
                                                   --------------  --------------  --------------
        Total deferred benefit                           (37,124)        (42,685)        (59,664)
                                                   --------------  --------------  --------------

  Total tax provision                               $  1,170,803    $    439,702    $    521,736
                                                   ==============  ==============  ==============

The Company provides deferred taxes on significant temporary differences between income determined by different accounting methods for financial reporting and income tax purposes. These differences result primarily from the use of accelerated methods of depreciation for tax purposes and the timing of the deduction of various accrual and reserve accounts for tax purposes and financial reporting purposes. Significant components of the Company's deferred tax assets and liabilities at December 31, were as follows:

                                                        1995            1994
                                                   --------------  --------------

  Current deferred tax assets:
    Reserves                                        $    163,000    $    172,000
    Accruals                                             372,000         263,119
                                                   --------------  --------------
        Total current deferred tax assets                535,000         435,119

  Noncurrent deferred tax liabilities:
    Equipment and furnishings                            310,000         247,243
                                                   --------------  --------------
    Total noncurrent deferred tax liabilities            310,000         247,243

  Net deferred tax assets                           $    225,000    $    187,876
                                                   ==============  ==============

There was no valuation allowance at December 31, 1995 and 1994. The income tax provisions differ from the amount of income tax determined by applying the U.S. statutory federal income tax rate of 34 percent to pretax income due to the following:

                                                        1995            1994            1993
                                                   --------------  --------------  --------------

    Expected tax provision                          $    969,000    $    370,000    $    484,000

    Increase (decrease) in income tax
      provision resulting from:
        Nondeductible expenses                            39,000          44,000          16,000
        State income taxes, net of federal benefit       116,000          53,000          41,000
        Other                                             46,803         (27,298)        (19,264)
                                                   --------------  --------------  --------------
Total income tax provision                          $  1,170,803    $    439,702    $    521,736
                                                   ==============  ==============  ==============


4.    LONG-TERM DEBT:

Long-term debt consisted of the following at December 31:

                                                        1995            1994
                                                   --------------  --------------

(A) Borrowings under line of credit, limited
    to the lesser of $2,500,000 or a
    percentage of qualifying receivables plus
    interest at prime plus .25% (8.75% at
    December 31, 1995) through May 1998, at
    which time all unpaid principal is due,
    secured by all accounts receivable,
    inventory and equipment, guaranteed by the
    stockholders of the Company. The line
    restricts acquisition and disposition of
    assets, restricts incurrence of additional
    indebtedness and requires maintenance of
    certain financial ratios of which the
    Company was in compliance or had obtained
    waivers for noncompliance.                      $  1,200,000    $  1,700,000


                                                        1995            1994
                                                   --------------  --------------

(B) Note payable, monthly payments of $55,556
    plus interest at prime plus .75% (9.25% at
    December 31, 1995) through May 1998, at
    which time all unpaid principal is due,
    secured by all equipment, accounts
    receivable, inventory,
    cross-collateralized with the line of
    credit and guaranteed by the stockholders
    of the Company.                                    1,591,565            -

(C) Note payable, monthly payments of $4,000
    plus interest at prime (8.5% at December
    31, 1995) through November 1996, at which
    time all unpaid principal is due, secured
    by the cash surrender value of life
    insurance (see Note 5).                              331,953         379,953

(D) Note payable, monthly payments of $10,278
    plus interest at prime plus .75% (9.25% at
    December 31, 1995) through November 1997,
    at which time all unpaid principal is due,
    secured by inventory and accounts
    receivable, cross- collateralized with the
    line of credit, guaranteed by the
    stockholders of the Company.                         236,389         367,244

(E) Note payable, monthly payments of $6,084
    plus interest at prime plus .625% (9.125%
    at December 31, 1995) through November
    1996, at which time all unpaid principal
    is due, secured by computer equipment.                66,892         139,900

(F) Notes payable, monthly payments totaling
    $10,704 plus interest at prime plus 1.25%
    (9.75% at December 31, 1995) through May
    1995, at which time all unpaid principal
    was consolidated into (A), above.                       -            200,600

(G) Note payable, monthly payments of $5,268
    plus interest at prime plus 1.25% (9.75%
    at December 31, 1995) through May 1995, at
    which time all unpaid principal was
    consolidated into (A), above.                           -            142,230



                                                        1995            1994
                                                   --------------  --------------

(H) Note payable, monthly payments of $2,834
    and $2,094 plus interest at prime plus 1%
    (9.5% at December 31, 1995) through May
    1995, at which time all unpaid principal
    was consolidated into (A), above.                        -           146,787

(I)   Note payable, monthly payments of $413
    plus interest at prime plus 1% (9.5% at
    December 31, 1995) through December 1995,
    at which time the principal was paid,
    secured by copy machines.                                -             6,192

(J) Capital lease obligation, monthly
    payments of $1,122, including imputed
    interest at 5.9%, through April 1998.                 27,865            -

(K) Capital lease obligation, monthly
    payments of $7,473, including imputed
    interest at 6.5%, through September 1997.            146,193         224,355
                                                   --------------  --------------
                                                       3,600,857       3,307,261
    Less- Current maturities                          (1,283,593)     (2,277,461)
                                                   --------------  --------------
                                                    $  2,317,264    $  1,029,800
                                                   ==============  ==============


Principal payments due on long-term debt are as follows:

                                                       Amount
                                                   --------------

    1997                                            $    855,555
    1998                                               1,461,709
                                                   --------------
                                                    $  2,317,264
                                                   ==============


5.    COMMITMENTS AND CONTINGENCIES:

Operating Leases

The Company leases certain buildings and equipment under noncancellable operating leases and leases substantially all of its real property located in Florida, Pennsylvania and Texas from key officers or stockholders. Total rent payments for these related party leases totaled approximately $894,000, $888,000 and $839,000 for the years ended December 31, 1995, 1994, and 1993, respectively. The Company and stockholders have guaranteed the lease payments under terms of the related party leases. These related party leases, which have expiration dates ranging from February 1995 to January 2005, are, in the opinion of the Company, at terms not less favorable than could have been obtained if the properties were leased from unrelated parties.

The future minimum payments under these noncancellable operating leases are as follows:


      Year Ending                                     Related          Other
      December 31,                                    Parties         Parties
      ------------                                 --------------  --------------

         1996                                       $    964,987    $    251,597
         1997                                            887,576         129,597
         1998                                            720,444          34,521
         1999                                            644,934           8,000
         2000                                            633,684            -
       Thereafter                                      2,645,220            -
                                                   --------------  --------------
                                                    $  6,496,845    $    423,715
                                                   ==============  ==============

Total rent expense for all operating leases was approximately $1,210,000, $1,132,000 and $1,019,000 for the years ended December 31, 1995, 1994 and 1993, respectively.

Guaranty

The Company leases land and facilities in Florida from a related party. The related party financed the purchase of the land and facilities with proceeds from the sale of an industrial development revenue bond (the Bond). The
Company and the stockholders have unconditionally guaranteed the repayment of the Bond. Additionally, the Company has agreed to lease the land and facilities through January 2005.

Letter of Credit

The Company had available $575,000 in a letter of credit to guarantee payment of insurance claims. The letter of credit is partially collateralized by the certificate of deposit and cross-collateralized with the line of credit. As of December 31, 1995, no amount was outstanding under the letter of credit.

Employee Health Insurance Conversion

During 1995, the Company's health insurance carrier converted from a mutual insurance company to a stock insurance company. In connection with this change, the Company received approximately 17,000 shares of stock in the new stock insurance company. Management intends to convert the stock to the benefit of the employees.




Stock Repurchase Agreement

The Company has a stock restriction and repurchase agreement with the holders of voting and nonvoting common stock which provides that the Company has a right of first refusal if a stockholder desires to sell shares and requires the Company to purchase the stock of a stockholder who dies, is totally disabled or ceases to be an employee of the Company, as long as the Company is legally able to do so. The purchase price shall be paid in cash, insurance proceeds or by a promissory note. The purchase price is to be equal to one and one-half times the book value per share.

The Company owns and is the beneficiary of term and whole life insurance policies on the lives of certain key officers. As of December 31, 1995, the total face value of these policies was approximately $8,100,000, and the cash surrender value (included in other assets) was approximately $828,000. Of these policies, approximately $1,600,000 of the term policies is unconditionally assigned to the bank. The cash surrender value of the whole life policy is collateral for the $331,953 note payable (see Note 4). Benefit proceeds from the life insurance are to be distributed to the banks as assigned and then used to redeem the Company stock in accordance with the stock repurchase agreement as approved by the Board of Directors.

6.    EMPLOYEE BENEFIT PLANS:

Profit Sharing Plan

The Company maintains a contributory profit sharing plan covering all eligible employees. The Company's contribution to the plan is discretionary and is determined by the Board of Directors each year. The Company accrued $100,000 at December 31, 1995, to be contributed to the plan during 1996, and the Company elected not to contribute to the plan for 1994. The Company contributed $100,000 to the plan in 1993.

401(k) Savings Plan

In July 1995, the Company started a 401(k) savings plan covering substantially all employees. Employer contributions totaled approximately $33,000 for the year ended December 31, 1995, and are included in selling, general and administrative expenses in the accompanying statements of income. The employee contribution included a maximum of 12 percent of plan compensation per employee. The 401(k) employer matching contribution was 25 percent for the first 4 percent of the employee's contribution up to $9,240 per employee per year. Employees are eligible to participate in the plan on the January 1 or July 1 after the first year of employment, completion of at least 1,000 hours of service and attaining 21 years of age.




                             FLANDERS CORPORATION
                   Unaudited Pro Forma Financial Information


The Unaudited Pro Forma Consolidated Balance Sheet as of June 30, 1996 and the
Unaudited Pro Forma Consolidated Statements of Income for the six months ended
June 30, 1996 and the year ended December 31, 1995 for Flanders Corporation are set forth below.

The Unaudited Pro Forma Consolidated Balance Sheet has been prepared as if the
September Offering and the Precisionaire Acquisition had occurred on June 30,
1996.

The Unaudited Pro Forma Consolidated Statements of Income have been prepared assuming that the Precisionaire Acquisition had occurred on the first day of the periods presented therein. These Unaudited Pro Forma Consolidated Statements of
Income do not purport to represent the operations of the Company had the Acquisition, in fact, occurred at the beginning of the respected periods, or to project the results of operations for any future period.



                             FLANDERS CORPORATION
           UNAUDITED PRO-FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                                 June 30, 1996

                                                                                            Precisionaire          Combined
ASSETS                                       The Company    Precisionaire       PPO #4       Acquisition          Pro Forma
------------------------------------------  --------------  --------------  --------------  --------------      --------------
Current Assets
  Cash and cash equivalents                  $    406,018    $     19,244    $ 17,122,605    $ (7,565,750)<F1>   $  9,982,116
  Receivables:
    Trade                                      12,703,523       8,758,563            -               -             21,462,086
    Other                                         532,912          83,790            -               -                616,702
  Inventories                                   5,248,974       5,898,610            -               -             11,147,584
  Deferred income taxes                           157,285         871,000            -               -              1,028,285
  Other current assets                            344,596         311,653            -               -                656,249
                                            --------------  --------------  --------------  --------------      --------------
        Total current assets                   19,393,308      15,942,860      17,122,605      (7,565,750)         44,893,022

Intangible Assets                               1,825,965            -               -          8,892,043 <F2>     10,718,006
Other assets                                       23,116       1,390,111            -               -              1,413,227
Property, Plant and Equipment, net              8,789,593       5,401,550            -         11,608,292 <F3>     25,799,432
                                            --------------  --------------  --------------  --------------      --------------
                                             $ 30,031,982    $ 22,734,521    $ 17,122,605    $ 12,934,585        $ 82,823,687
                                            ==============  ==============  ==============  ==============      ==============

LIABILITIES AND STOCKHOLDERS' EQUITY
------------------------------------------
Current liabilities
  Notes payable                              $  2,757,369    $       -       $       -       $       -           $  2,757,369
  Current maturities of long-term debt            259,026       1,281,732            -               -              1,540,758
  Accounts payable                              5,182,040       7,980,350            -               -             13,162,390
  Accrued expenses                              1,732,881       2,536,595            -               -              4,269,476
                                            --------------  --------------  --------------  --------------      --------------
        Total current liabilities               9,931,316      11,798,677            -               -             21,729,993

Long-Term Debt, less current maturities         1,465,254       2,417,004            -         20,623,425          24,505,683
Deferred income taxes                             503,934         546,000            -               -              1,049,934
Commitments                                          -               -               -               -                   -
                                            --------------  --------------  --------------  --------------      --------------
        Total liabilities                      11,900,504      14,761,681            -         20,623,425          47,285,610

Stockholders' Equity
  Capital stock                                    13,533           3,760           1,334          (3,760)             14,867
  Paid-in capital                              11,991,664         276,420      17,121,271        (276,420)         29,112,935
  Unrealized gain/(loss) on investments              -            284,000            -               -                284,000
  Retained earnings                             6,126,281       7,408,660            -         (7,408,660)          6,126,281
                                            --------------  --------------  --------------  --------------      --------------
        Total Stockholders' Equity             18,131,478       7,972,840      17,122,605      (7,688,840)         35,538,083
                                            --------------  --------------  --------------  --------------      --------------

                                             $ 30,031,982    $ 22,734,521    $ 17,122,605    $ 12,934,585        $ 82,823,693
                                            ==============  ==============  ==============  ==============      ==============

<F1>
    To reflect cash paid for Precisionaire, net of money raised in the September Offering.
<F2>
    To reflect good will from purchase of PrecisionAire
<F3>
    To reflect write-up of fixed assets to market value and buildings and land acquired with PrecisionAire.

                             FLANDERS CORPORATION
        UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                           Six Months Ended 6/30/96

                                                               Historical
                                       ----------------------------------------------------------
                                                                                                     Purchase
                                         Flanders          CSC          AirSeal     Precisionaire   Adjustments         Pro Forma
                                       -------------  -------------  -------------  -------------  -------------      -------------

Net sales                              $ 24,603,283   $  2,196,604   $  1,869,036   $ 32,705,927   $       -          $ 61,374,850
Cost of goods sold                       18,657,185      1,537,623      1,532,774     25,414,924           -            47,142,506
                                       -------------  -------------  -------------  -------------  -------------      -------------
          Gross profit                    5,946,098        658,981        336,262      7,291,003           -            14,232,344

General and administrative expenses       4,162,089        477,660        327,860      6,155,125        430,000 <F1>    10,876,219
                                                                                                       (650,000)<F2>
                                                                                                         54,000 <F3>
                                                                                                        (32,000)<F4>
                                                                                                        (33,515)<F5>
                                                                                                          5,000 <F6>
                                                                                                        (20,000)<F7>
                                       -------------  -------------  -------------  -------------  -------------      -------------
Operating income                          1,784,009        181,321          8,402      1,135,878        246,515          3,356,125
                                       -------------  -------------  -------------  -------------  -------------      -------------

Nonoperating income (expense):
    Interest income                          17,282          2,988           -              -              -                20,270
    Other income                            303,847         76,416           -           245,372           -               625,635
    Interest (expense)                     (138,235)        (8,418)        (1,456)      (133,309)      (883,912)<F8>    (1,165,330)
                                       -------------  -------------  -------------  -------------  -------------      -------------
                                            182,894         70,986         (1,456)       112,063       (883,912)          (519,425)
                                       -------------  -------------  -------------  -------------  -------------      -------------

          Income before income taxes      1,966,903        252,307          6,946      1,247,941       (637,397)         2,836,700

Income taxes                                747,423         96,000          2,600        414,099       (242,211)         1,017,911
                                       -------------  -------------  -------------  -------------  -------------      -------------

          Net income                   $  1,219,480   $    156,307   $      4,346   $    833,842    $  (395,186)      $  1,818,789
                                       =============  =============  =============  =============  =============      =============

Earnings per weighted average
    common and common equivalent
    share outstanding                  $       0.08                                                                   $       0.11
                                       =============                                                                  =============

Weighted average common and
    common equivalent shares
    outstanding                          15,921,741                                                   1,333,889         17,255,630
                                       =============                                                ============      =============

<F1>
    To reflect amortization of good will and depreciation of write-up to market value of plant and equipment from Precisionaire purchase.
<F2>
    To reflect removal of remuneration paid to current owners of Precisionaire.
<F3>
    To reflect amortization of good will and depreciation of write-up to market value of plant and equipment from AirSeal purchase.
<F4>
    To reflect removal of remuneration paid to prior owners of AirSeal
<F5>
    To reflect removal of leases paid on buildings included in purchase of AirSeal.
<F6>
    To reflect amortization of good will and depreciation of write-up to market value of plant and equipment from CSC purchase.
<F7>
    To reflect removal of leases paid on buildings included in purchase of CSC.
<F8>
    To reflect increase in interest expense from financing of Acquisitions, net of cash received in September Offerings.

                             FLANDERS CORPORATION
        UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                         Year Ended December 31, 1995

                                                               Historical
                                      ----------------------------------------------------------
                                                                                                     Purchase
                                        Flanders          CSC          AirSeal     Precisionaire   Adjustments         Pro Forma
                                      -------------  -------------  -------------  -------------  -------------      --------------

Net sales                              $ 38,494,261   $  5,076,557   $  2,603,440   $  61,809,501  $      -          $ 107,983,759
Cost of goods sold                       28,953,729      3,334,545      1,554,277      47,202,625         -             81,045,176
        Gross profit                      9,540,532      1,742,012      1,049,163      14,606,876         -             26,938,583

Other operating revenue                     141,549           -              -               -            -                141,549

General and administrative expenses       7,262,668      1,659,503        812,759      11,497,186      558,070 <F1>     20,437,829
                                                                                                    (1,293,681)<F2>
                                                                                                        96,257 <F3>
                                                                                                       (63,140)<F4>
                                                                                                       (64,193)<F5>
                                                                                                        93,895 <F6>
                                                                                                      (121,495)<F7>

                                      -------------  -------------  -------------  -------------  -------------      --------------
Operating income                         2,419,413         82,509        236,404      3,109,690        794,287           6,642,303
                                      -------------  -------------  -------------  -------------  -------------      --------------

Nonoperating income (expense):
    Interest income                           -            28,859           -              -              -                 28,859
    Other income                            43,852         67,358          2,382        132,321           -                245,913
    Interest (expense)                    (633,029)        (7,970)          -          (391,400)    (1,383,947)<F8>     (2,416,346)
                                      -------------  -------------  -------------  -------------  -------------      --------------
                                          (589,177)        88,247          2,382       (259,079)    (1,383,947)         (2,141,574)
                                      -------------  -------------  -------------  -------------  -------------      --------------

        Income before income taxes       1,830,236        170,756        238,786      2,850,611       (589,660)          4,500,729

Income taxes                               684,582         59,912         90,739      1,170,803       (224,071)          1,781,965
                                      -------------  -------------  -------------  -------------  -------------      --------------

        Net income                    $  1,145,654   $    110,844   $    148,047   $  1,679,808   $   (365,589)      $   2,718,764
                                      =============  =============  =============  =============  =============      ==============

Earnings per weighted average
    common and common equivalent
    share outstanding                 $       0.12                                                                   $        0.21
                                      =============                                                                  ==============

Weighted average common and
    common equivalent shares
    outstanding                          9,831,996                                                   3,371,204          13,203,200
                                      =============                                               =============      ==============

<F1>
    To reflect amortization of good will and depreciation of write-up to market value of plant and equipment from Precisionaire acquisition.
<F2>
    To reflect removal of remuneration paid to current owners of Precisionaire of $1,293,681.
<F3>
    To reflect amortization of good will and depreciation of write-up to market value of plant and equipment from AirSeal acquisition.
<F4>
    To reflect removal of remuneration paid to prior owners of AirSeal.
<F5>
    To reflect removal of leases paid on buildings included in purchase of AirSeal.
<F6>
    To reflect amortization of good will and depreciation of write-up to market value of plant and equipment from CSC acquisition.
<F7>
    To reflect removal of leases paid on buildings included in purchase of CSC.
<F8>
    To reflect increase in interest expense from financing of Acquisitions, net of money received in Private Offerings.

No dealer, salesman or other person has
been authorized to give any information
or to make any representations other
than those contained in this Prospectus,
and, if given or made, such information
or representations must not be relied
upon as having been authorized by the
Company. Neither the delivery of this
Prospectus nor any sale made hereunder
shall under any circumstances create an               1,600,000
implication that there has been no             Shares of Common Stock
change in the affairs of the Company
since the date hereof. This Prospectus          FLANDERS CORPORATION
does not constitute an offer or
solicitation by anyone in any
jurisdiction in which such offer or
solicitation is not authorized or in
which the person making such offer or
solicitation is not qualified to do so
or to anyone to whom it is unlawful to
make such offer or solicitation. Neither delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create an implication that there has been no change in the affairs of the Company since the date hereof.


          TABLE OF CONTENTS

                                   PAGE
                                   ----

PROSPECTUS SUMMARY.................  3
THE COMPANY........................  3
THE OFFERING.......................  4
SUMMARY CONSOLIDATED FINANCIAL
  DATA.............................  5
RISK FACTORS.......................  7
USE OF PROCEEDS.................... 11
DILUTION........................... 12
MARKET INFORMATION................. 13
PRICE RANGE OF COMMON STOCK........ 13
DIVIDEND POLICY.................... 13
CAPITALIZATION..................... 14
SELECTED CONSOLIDATED FINANCIAL
  DATA............................. 15                PROSPECTUS
UNAUDITED PRO-FORMA FINANCIAL
  INFORMATION...................... 16     GILFORD SECURITIES, INCORPORATED
PRO-FORMA CONSOLIDATED STATEMENT
  OF OPERATIONS.................... 18
MANAGEMENT'S DISCUSSION AND
  ANALYSIS OF FINANCIAL CONDITION
  AND RESULTS OF OPERATIONS........ 19
SUMMARY COMBINED PRO-FORMA
  RESULTS OF OPERATIONS............ 22
BUSINESS........................... 25
MANAGEMENT......................... 34
PRINCIPAL SHAREHOLDERS............. 40
SELLING SHAREHOLDERS............... 41
CERTAIN RELATIONSHIPS AND RELATED
    PARTY TRANSACTIONS............. 42
DESCRIPTION OF CAPITAL STOCK....... 43
ANTI-TAKEOVER EFFECTS OF THE
  COMPANY'S ARTICLES AND BYLAWS.... 44
SHARES ELIGIBLE FOR FUTURE SALE.... 46
UNDERWRITING AND PLAN OF
  DISTRIBUTION..................... 46
EXPERTS............................ 47
LEGAL MATTERS...................... 48
ADDITIONAL INFORMATION............. 48
FINANCIAL STATEMENTS............... 48            _____________, 1996

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.  Other Expenses of Issuance and Distribution


Securities and Exchange Commission initial registration fee      $  17,000 <F1>
Legal fees and expenses                                            200,000 <F1>
NASD filing fee                                                     10,000 <F1>
Nasdaq additional listing fee                                       10,000 <F1>
Accounting fees and expenses                                       100,000 <F1>
Transfer agent fees                                                  5,000 <F1>
Printing and engraving expenses                                     25,000 <F1>
Miscellaneous                                                      133,000 <F1>
                                                                 --------------
        Total                                                      500,000

<F1>
    Estimated


Item 14.  Indemnification of Directors and Officers

    The law of North Carolina permits extensive indemnification of present and former directors, officers, employees or agents of a North Carolina company, whether or not authority for such indemnification is contained in the indemnifying company's articles of incorporation or bylaws. Specific authority for indemnification of present and former directors and officers, under certain circumstances, is contained in Section 12 of the Company's Bylaws. Under North Carolina law, for a company to provide indemnification, the company must find that the director, officer, employee or agent conducted himself in good faith and in a manner he reasonably believed, in the case of conduct in his official capacity with the company, was in the best interests of the company and, in all other cases, was at least not opposed to the company's best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Statutory indemnification is permissive, except in the event of a successful defense, in which case, unless limited by the Articles of Incorporation, when a director, officer, employee or agent must be indemnified against reasonable expenses incurred by him in connection therewith. Indemnification is permitted with respect to expenses, judgments, fines, and amounts paid in settlement by such persons.

    The Company's Bylaws provide that the Company may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the Company), by reason of the fact that he is or was a director, officer, employee, fiduciary or agent of the Company or is or was serving at the request of the Company as a director, officer, employee, fiduciary or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding if he acted in good faith and in a manner he reasonably believed to be in the best interests of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

    The Company's Bylaws also provide that a corporation may indemnify any director or officer of the Company who was or is a party or is threatened to be made a party to any proceeding by or in the right of the Company to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee, or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee, fiduciary or agent of another corporation or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action if he acted in good faith and in a manner he reasonably believed to be in the best interests of the Company. No indemnification shall be made in respect of any claim or matter as to which such person has been adjudged to be liable for negligence or misconduct in the performance of his duty to the Company unless and only to the extent that the court in which the action is brought determines that in view of all circumstances such person is fairly and reasonably entitled to indemnification for expenses which the court deems proper.

    The Company's Bylaws also provide that an authorized representative of the Company who neither was or is a director or officer of the Company may, to the extent that he is successful on the merits and defense of any action, be indemnified against expenses (including attorneys' fees) actually and reasonably incurred in connection therewith. A determination of whether indemnification is proper shall be made by the Board of Directors by a majority vote of a quorum consisting of disinterested directors or, if such a quorum is not obtainable or even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or by the shareholders. The Company may advance expenses (including attorneys' fees) upon receipt of an undertaking by or on behalf of an authorized representative to repay such amount unless it is determined that he is entitled to be indemnified.

Item 15.  Recent Sales of Unregistered Securities

    Since December 28, 1995, the Registrant has sold the following unregistered securities:

    1. On December 29, 1995, the Company completed a private offering under Regulation D of 1,100,000 shares of stock at $2.50 per share to accredited investors. Net proceeds to the Company after commissions and expenses from the offering were $2,430,601. Commissions totaling $153,200 were paid to ACAP Financial and H.D. Brouse & Co. In addition, ACAP Financial and H.D. Brouse & Co. were granted a total of 61,280 stock warrants at $2.50/share which expire in July, 1996. The warrants were exercised in full.

    2. On January 24, 1996, the Company completed a private offering under Regulation D of 500,000 shares of its common stock to accredited investors at $2.50 per share. The Company received $1,082,319 in net proceeds from the offering. In connection with this offering, the Company paid $87,500 in commissions to ACAP Financial and granted to ACAP Financial 35,000 stock warrants at $2.50 per share, which expire in July 24, 1996. The warrants were exercised in full.

    3. On June 3, 1996, the Company completed a private offering under Regulation D of 1,537,315 shares of its common stock to accredited investors at $5.00 per share. The Company received $7,339,573 in net proceeds from the offering. In connection with this offering, the Company paid $188,560 in commissions to ACAP Financial and granted 37,712 stock warrants at $5.00 per share, which expire in December, 1996.

    4. In September 1996, the Registrant sold 855,445 shares of the Registrant's Common Stock to certain accredited investors under Regulation D of the Securities Act of 1933. The aggregate purchase price for such shares was $7,699,005.

    5. On September 18, 1996, the Registrant issued $2,500,000 aggregate principal amount of Series A Convertible Subordinated Debentures pursuant to Regulation D of the Securities Act of 1933 to certain unrelated investors. As part of this transaction, the investors also acquired warrants to purchase 100 shares of the Registrant's Common Stock for each $10,000 of Debentures acquired. The warrants will be exercisable at a price equal to the fair market value of the Registrant's Common Stock on the date of issuance. Net proceeds to the Company were $2,500,000.

    6. On September 19, 1996, the Registrant issued an aggregate $4,000,000 principal amount 10% convertible notes pursuant to Regulation S of the Securities Act of 1933 to certain unrelated offshore investors. Such notes are convertible at any time commencing forty-one (41) days after issuance into shares of the Registrant's Common Stock at a conversion price equal to the lower of (i) eighty-two percent (82%) of the average closing bid price for the seven (7) trading days immediately preceding the conversion date, or (ii) $9.00; provided, that in no event shall the conversion price be less than $5.00; provided further, that in no event shall the holder of the 10% convertible notes be entitled to convert any portion of such notes if such action would result in beneficial ownership by a holder and its affiliates of more than 4.9% of the outstanding shares of Common Stock of the Company. If the average closing bid price of the Company's Common Stock over any continuous seven trading day period is less than $7.38 per share, the Company may redeem the convertible notes at a price equal to 115% of the outstanding principal amount of the notes. As part of this transaction, the investors also shall acquire, on the date of the conversion of such notes into Common Stock, the right to receive warrants equal to ten percent (10%) of the number of common shares issued at any such conversion. Net proceeds to the Company after commissions of $280,000 were $3,720,000.

    In connection with the transactions described in Items 4-6 above, the Company paid $1,801,660 in Finders fees.

Item 16.  List of Exhibits and Financial Statement Schedules

  Exhibit No.                               Description
  -----------                               -----------

    1               Underwriting Agreement (to be filed as an Exhibit)
    3.1             Articles of Incorporation of Flanders Corporation, filed
                    with the Form 8-A dated March 8, 1996, incorporated herein by reference
    3.2             Bylaws of Flanders Corporation, filed with the Form 8-K
                    dated March 8, 1996, incorporated herein by reference
    4               Registration Rights Agreement (to be filed as an Exhibit)
    5.1             Opinion of Snell & Wilmer
   10.1             Agreement and Plan of Merger between Elite Acquisitions and
                    Flanders Filters, Inc., filed with the December 31, 1995
                    Form 10-K, incorporated herein by reference
   10.2             Stock Purchase Agreement between Flanders Corporation and
                    the Shareholders of Charcoal Service Corporation, filed
                    with May 31, 1996 Form 8-K, incorporated herein by
                    reference
   10.3             Stock Purchase Agreement between Flanders Corporation and
                    the Shareholders of Air Seal Filter Housings, Inc.
   10.4             Stock Purchase Agreement between Flanders Corporation and
                    the Shareholders of Precisionaire, Inc., filed with the
                    Form 8-K dated September 23, 1996, incorporated herein by
                    reference
   10.5             Employment Agreement between Elite Acquisitions, Inc.,
                    Flanders Filters, Inc., and Steven K. Clark, filed with the
                    Form 10-K dated December 31, 1995, incorporated herein by
                    reference
   10.6             Stock Option Agreement from Elite Acquisitions, Inc. to
                    Steven K. Clark, filed with the Form 10-K dated December
                    31, 1995, incorporated herein by reference
   10.7             Employment Agreement between Elite Acquisitions, Inc.,
                    Flanders Filters, Inc. and Robert R. Amerson, filed with
                    the Form 10-K dated December 31, 1995, incorporated herein by reference
   10.8             Stock Option Agreement between Elite Acquisitions, Inc. and
                    Robert R. Amerson, filed with the Form 10-K dated December
                    31, 1995, incorporated herein by reference
   10.9             Stock Option Agreement from Elite Acquisitions, Inc. to
                    Thomas T. Allan, filed with the Form 10-K dated December
                    31, 1995, incorporated herein by reference
   10.10            Stock Option Agreement between Elite Acquisitions, Inc. and
                    William M. Claytor, filed with the Form 10-K dated December
                    31, 1995, incorporated herein by reference
   10.11            Employment Agreement between Flanders Corporation,
                    Precisionaire, Inc. and Gustavo Hernandez
   10.12            Indemnification Agreement between Flanders Corporation,
                    Steven K. Clark, Robert Amerson and Thomas Allan, filed
                    with the December 31, 1995 Form 10-K, incorporated herein
                    by reference
   10.13            Amendment to Employment Agreement between Elite
                    Acquisitions, Inc., Flanders Filters, Inc. and Steven K.
                    Clark
   10.14            Amendment to Employment Agreement between Elite
                    Acquisitions, Inc., Flanders Filters, Inc. and Robert R.
                    Amerson
   16               Change in Certifying Accountant, filed with Form 8-K dated
                    January 29, 1996, incorporated herein by reference
   21.1             Subsidiaries of the registrant
   23.1             Consent of McGladrey & Pullen, LLP
   23.2             Consent of Arthur Anderson
   23.3             Consent of Snell & Wilmer (included in Opinion filed as
                    Exhibit No. 5.1)
   24               Power of Attorney


Item 17.  Undertakings

    The undersigned registrant hereby undertakes:

            (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;
(iii) to
include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change in such information in the registration statement; provided, however, that paragraph (l)(i) and (l)(ii) of this section do not apply if the registration statement is on Form S-3, Form S-8, or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

            (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    Insofar as indemnification by the Company of liabilities arising under the Act may be permitted to directors, officers, and controlling persons of the Company pursuant to the foregoing provisions or otherwise, the Company has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Act and is therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer, or controlling person of the Company in the successful defense of any action, suit, or proceeding) it is asserted by such director, officer, or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                 SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Washington, State of North Carolina, on the ____ day of October, 1996.


                            FLANDERS CORPORATION

                            BY:

                            /s/ Robert R. Amerson
                            ________________________

                            President, Chief Executive Officer

        Each person whose signature appears below on this Registration Statement hereby constitutes and appoints Robert R. Amerson and Steven K. Clark, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for him or her and in his or her name, place, and stead, in any and all capacities (until revoked in writing) to sign any and all amendments (including post-effective amendments and amendments thereto) to this Registration Statement on Form S-1 of Flanders Corporation and to so file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes, as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their or his substitute or substitutes may lawfully do or cause to be done by virtue thereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

        Signature                    Title                           Date
        ---------                    -----                           ----

/s/  Robert R. Amerson
________________________           President,                     10/21/96
________________________     Chief Executive Officer             ____________


/s/ Steven K. Clark
________________________    Chief Financial Officer and           10/21/96
________________________     Chief Accounting Officer            ____________


/s/ Thomas T. Allan
________________________            Director                      10/21/96
________________________                                         ____________


/s/ Gustavo Hernandez
________________________            Director                      10/21/96
________________________                                         ____________


/s/ William M. Claytor
________________________            Director                      10/21/96
________________________                                         ____________


/s/ William H. Clark
________________________            Director                      10/21/96
________________________                                         ____________